EXHIBIT 2.1

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

VEN BAKKEN, LLC, AS SELLER

AND

NORTHERN OIL AND GAS, INC., AS PURCHASER

April 18, 2019

i

EXHIBITS

Exhibit A	Leases
Exhibit B-1	Wells
Exhibit B-2	DSUs
Exhibit C	Form of Conveyance
Exhibit D	Seller Hedges
Exhibit E	Escrow Agreement
Exhibit F	Form of Purchaser Note
Exhibit G	Form of Novation Agreement

SCHEDULES

Schedule 1.1(a)	Purchaser Benefit Operations
Schedule 1.1(b)	Seller Operations
Schedule 1.1(c)	Specified Amount
Schedule 1.1(d)	Formation
Schedule 2.2(e)	Contracts
Schedule 2.2(f)	Surface Contracts
Schedule 2.2(g)	Surface Fee Interests
Schedule 2.3	Excluded Assets
Schedule 3.3	Allocated Values
Schedule 4.3(f)	Permitted Encumbrances
Schedule 6.4	No Conflicts
Schedule 6.7	Contested Taxes
Schedule 6.8	Compliance with Laws
Schedule 6.9	Contracts
Schedule 6.10	Payments for Hydrocarbon Production
Schedule 6.11	Governmental Authorizations
Schedule 6.12	Preference Rights and Transfer Requirements
Schedule 6.13	Payout Balances
Schedule 6.14	Outstanding Capital Commitments
Schedule 6.15	Imbalances
Schedule 6.20	Non-Consent Operations
Schedule 6.21(a)	Well Status
Schedule 6.21(b)	Disposal Wells
Schedule 6.22	Bonds and Credit Support
Schedule 7.12(b)	Capitalization Exceptions
Schedule 7.12(c)	Equity Interests
Schedule 7.12(d)	Outstanding Bonds
Schedule 7.17	Undisclosed Liabilities
Schedule 8.5(a)	Seller Operation of Business
Schedule 8.5(b)	Purchaser Operation of Business

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”), dated as of April 18, 2019, is made and entered into by and between VEN Bakken, LLC, a Delaware limited liability company (“Seller”), and Northern Oil and Gas, Inc., a Delaware corporation (“Purchaser”).

RECITALS

A.    Seller owns certain interests in the Assets as more fully described in Section 2.2 and the exhibits hereto.

B.    Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the properties and rights of Seller hereafter described, in the manner and upon the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1    Defined Terms. As used herein, (i) the following terms shall have the meaning ascribed to them below, and (ii) other terms defined in the other provisions of this Agreement shall have the meaning ascribed to them in such provisions.

“Adjusted Cash Consideration” means the Cash Consideration after calculating and applying the adjustments set forth in Section 3.2.

“Adjusted Purchase Price” has the meaning set forth in Section 3.1(a).

“AEA” has the meaning set forth in the definition of Environmental Laws.

“AFE” means authority for expenditure.

“Affiliates” with respect to any Person, means any Person that directly or indirectly controls, is controlled by or is under common control with such Person. The concept of control, controlling or controlled as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting Securities, by contract or otherwise. No Person shall be deemed an Affiliate of any Person by reason of the exercise or existence of rights, interests or remedies under this Agreement. Notwithstanding the foregoing, “Affiliates”, when used with respect to Seller, shall only include Flywheel Bakken, LLC and its Subsidiaries.

“Aggregate Indemnity Deductible” has the meaning set forth in Section 12.4(c).

“Agreed Accounting Firm” has the meaning set forth in Section 10.4(b).

“Agreement” has the meaning set forth in the preamble.

“Allocated Value” has the meaning set forth in Section 4.4(a).

“Allocation” has the meaning set forth in Section 3.3.

“Applicable Seller Representations” has the meaning set forth in Section 4.1(a).

“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use and similar Taxes based upon or measured by the acquisition, ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

“Assets” has the meaning set forth in Section 2.2.

“Assumed Hedge Counterparty” means Wells Fargo Bank, N.A.

“Assumed Hedges” means the Seller Hedges that are novated to Purchaser at the Closing in accordance with Section 8.15.

“Assumed Seller Obligations” has the meaning set forth in Section 12.3.

“Audit Firm” has the meaning set forth in Section 8.16(b).

“Business Combination” means (a) any combination, merger, consolidation, tender or exchange offer, restructuring, recapitalization or other business combination or extraordinary transaction of or involving Purchaser or any of its Subsidiaries or any other transaction whereby any Person or group acquires more than a majority of the outstanding equity Securities of Purchaser or any of its Subsidiaries, whether effectuated through one transaction or a series of related transactions or (b) the direct or indirect sale, transfer or other disposition of all or substantially all of the assets and properties of Seller and its Subsidiaries.

“Business Day” means each calendar day except Saturdays, Sundays, and federal holidays.

“Cash Consideration” has the meaning set forth in Section 3.1(a)(i).

“Casualty Loss” has the meaning set forth in Section 4.5(b).

“CERCLA” has the meaning set forth in the definition of Environmental Laws.

“Claim Notice” has the meaning set forth in Section 12.4(b).

“Closing” has the meaning set forth in Section 10.1(a).

“Closing Date” has the meaning set forth in Section 10.1(b).

“Closing Payment” has the meaning set forth in Section 10.4(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between Valorem Energy, LLC and Purchaser, dated June 21, 2018.

“Contracts” has the meaning set forth in Section 2.2(e).

“Conveyance” has the meaning set forth in Section 4.1(b).

“COPAS” has the meaning set forth in Section 2.4(b)(i).

“Cure Deadline Date” has the meaning set forth in Section 11.1(c).

“Cure Period” has the meaning set forth in Section 4.4(c).

“Customary Post-Closing Consents” has the meaning set forth in Section 4.3(g).

“Defect Deductible” has the meaning set forth in Section 4.4(l).

“Defensible Title” has the meaning set forth in Section 4.2.

“Deposit” has the meaning set forth in Section 3.1(b).

“Disputed Environmental Matters” has the meaning set forth in Section 5.3(b).

“Disputed Title Matters” has the meaning set forth in Section 4.4(k).

“DSU” means the hypothetical drilling, spacing or pooled unit in the Formation formed by combining the Leases, Fee Minerals or Units, or portions thereof, included within the lands described on Exhibit B-2 with respect to each DSU.

“Effective Time” has the meaning set forth in Section 2.4(a).

“Environmental Claim Date” has the meaning set forth in Section 5.3(a).

“Environmental Defect” means any violation of or failure to comply with any Environmental Laws or any release with respect to Seller’s ownership or operation of the Assets that presently requires Remediation under applicable Environmental Laws; provided, however, the following conditions, matters, releases and Environmental Liabilities shall be excluded from and in no event constitute an “Environmental Defect”: (a) the presence or absence of NORM, (b) plugging and abandonment obligations or liabilities, or (c) the physical condition of any surface or subsurface production equipment (including water or oil tanks, separators or other ancillary equipment) except with respect to equipment (i) that causes or has caused any environmental pollution, contamination or degradation where Remediation is presently required (or if known or confirmed, would be presently required) under Environmental Laws or (ii) the use or condition of which is a violation of Environmental Law.

“Environmental Defect Amount” has the meaning set forth in Section 5.3(a).

“Environmental Defect Notice” has the meaning set forth in Section 5.3(a).

“Environmental Laws” means, as the same may have been amended, any federal, state or local Law relating to (i) the control of any potential pollutant or protection of the environment, including air, water or land, (ii) the generation, handling, treatment, storage, disposal or transportation of Hazardous Materials or waste materials, (iii) the regulation of or exposure to Hazardous Materials, (iv) the Remediation of, or other response to Hazardous Materials on, at, or migrating from, any property, or (v) responsibility for, response to, or restoration of damages (including natural resource damages) caused by Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”); the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq. (“AEA”); and all applicable related Law, whether local, state, territorial, or national, of any Governmental Body having jurisdiction over the property in question addressing pollution or the environment and all regulations implementing the foregoing. The term “Environmental Laws” includes all judicial and administrative decisions, orders, directives, and decrees issued by a Governmental Body pursuant to the foregoing.

“Environmental Liabilities” shall mean any and all environmental response costs (including costs of Remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, reasonable attorneys’ fees, and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body to the extent arising out of any violation of, or Remedial obligation under, any Environmental Laws which are attributable to the ownership or operation of the Assets prior to the Closing or (ii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, Remediation or response costs to the extent arising out of any violation of, or any Remediation obligation under, any Environmental Laws which is attributable to the ownership or operation of the Assets prior to the Closing.

“Equipment” has the meaning set forth in Section 2.2(h).

“Escrow Account” means the account maintained by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement.

“Escrow Agent” means Wells Fargo Bank, NA, in its capacity as escrow agent under the Escrow Agreement.

“Escrow Agreement” means an Escrow Agreement dated as of the date hereof by and among Purchaser, Seller and Escrow Agent, in form and substance substantially similar to that attached hereto as Exhibit E.

“Escrow Funds” has the meaning set forth in Section 3.1(b).

“Event” has the meaning set forth in definition of Material Adverse Effect.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.3.

“Excluded Seller Obligations” has the meaning set forth in Section 12.3.

“Fee Minerals” has the meaning set forth in Section 2.2(c).

“Final Price” has the meaning set forth in Section 10.4(b).

“Final Settlement Date” has the meaning set forth in Section 10.4(b).

“Formation” has the meaning set forth on Schedule 1.1(d).

“Fundamental Representations” has the meaning set forth in Section 12.4(a).

“GAAP” means generally accepted accounting principles in effect in the United States as amended from time to time.

“Governmental Authorizations” has the meaning set forth in Section 6.11.

“Governmental Body” or “Governmental Bodies” means any federal, state, local, municipal, or other government; any governmental, regulatory or administrative agency, commission, body, arbitrator or arbitration panel or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.

“Hazardous Material” means (i) any “hazardous substance,” as defined by CERCLA, (ii) any “hazardous waste” or “solid waste,” in either case as defined by RCRA, and any analogous state statutes, and any regulations promulgated thereunder, (iii) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any applicable Environmental Laws, (iv) any radioactive material, including any naturally occurring radioactive material, and any source, special or byproduct material as defined in AEA and any amendments or authorizations thereof, (v) any regulated asbestos-containing materials in any form or condition, (vi) any regulated polychlorinated biphenyls in any form or condition, and (vii) petroleum, petroleum hydrocarbons or any fraction or byproducts thereof that have been released into the environment.

“Hedge” means any future, derivative, swap, collar, put, call, cap, option or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk or the price of commodities, including Hydrocarbons or Securities, to which Seller or the Assets are bound.

“Hedge Gains” means all net cash proceeds (including cash gains) attributable to any Assumed Hedge actually received by Seller Parent or its Affiliates (but excluding any netting or offsets a counterparty is entitled to under such Assumed Hedge from the exercise of any rights to any letters of credit, guaranties or other credit support).

“Hedge Losses” means all Losses, including premiums, settlement payments and losses, attributable to any Assumed Hedge that are paid or payable by Seller Parent or its Affiliates (other than Hedge Transfer Fees).

“Hedge Transfer Fees” means any fees, costs, expenses or charges expressly payable or required under the terms of such Assumed Hedge by Seller Parent to any Assumed Hedge Counterparty or Transferring Hedge Counterparty solely as a result of the novation of any Assumed Hedge from Seller Parent to Purchaser or from a Transferring Hedge Counterparty to Assumed Hedge Counterparty, excluding, however, any monthly Hedge Losses payable under any such Assumed Hedge regardless of whether any novation of such Assumed Hedge has occurred.

“Hydrocarbons” means oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous and liquid hydrocarbons or any combination thereof and sulphur and other minerals extracted from or produced with the foregoing.

“Imbalance” or “Imbalances” means any over-production, under-production, over-delivery, under-delivery or similar imbalance of Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production, under-production, over-delivery, under-delivery or similar imbalance arises at the wellhead, pipeline, gathering system, transportation system, processing plant or other location.

“Income Taxes” means (i) all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding Transfer Taxes and ad valorem, property, excise, severance, production, sales, use, real or personal property transfer or other similar Taxes), (ii) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to is included in clause (i) above, or (iii) withholding Taxes measured with reference to or as a substitute for any Tax included in clause (i) or (ii) above.

“Indemnified Party” has the meaning set forth in Section 12.7(a).

“Indemnifying Party” has the meaning set forth in Section 12.7(a).

“Independent Expert” has the meaning set forth in Section 5.3(b).

“Individual Environmental Threshold” has the meaning set forth in Section 5.3(c).

“Individual Indemnity Threshold” has the meaning set forth in Section 12.4(c)

“Individual Title Defect Threshold” has the meaning set forth in Section 4.4(l).

“knowledge” means (i) when used with respect to Seller, the actual knowledge without any duty of inquiry or investigation, of Justin W. Cope, Greg Boxer, Donna King, Tyler Bolton and, for purposes of Section 6.6 only, Jeremy Fitzpatrick, and (ii) when used with respect to Purchaser, the actual knowledge without any duty of inquiry or investigation, of Michael Reger, Adam Dirlam, Nick O’Grady, Brandon Elliott, and, for the purposes of Section 7.6 only, Erik J. Romslo.

“Lands” has the meaning set forth in Section 2.2(a).

“Law” or “Laws” means all statutes, laws, rules, regulations, ordinances, orders, decrees and codes of Governmental Bodies.

“Leases” has the meaning set forth in Section 2.2(a).

“Lock-Up Period” means the period commencing on the Closing Date and ending on the one-year anniversary of the Closing Date.

“Lock-Up Restrictions” has the meaning set forth in Section 8.11(a).

“Loss” or “Losses” means any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, Taxes, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other actual out of pocket expenses incurred in investigating and preparing for or in connection with any Proceeding); provided, however, notwithstanding anything stated in this Agreement to the contrary, “Loss” shall not include any damages of a party hereto that are waived pursuant to the terms of Section 13.17.

“Lowest Cost Response” means the response required or allowed under Environmental Laws that addresses and Remediates the violation of or non-compliance with any applicable Environmental Laws or release present at the lowest cost (considered as a whole taking into consideration any material negative impact such response may have on the operations of the relevant assets and any potential material additional costs or liabilities that may likely arise as a result of such response) as compared to any other response that is required or allowed under Environmental Laws.

“Material Adverse Effect” means, when used with respect to any Person, any change, inaccuracy, circumstance, effect, event, result, occurrence, condition or fact (each an “Event”) (whether or not (x) foreseeable or known as of the date of this Agreement or (y) covered by insurance) that has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) with respect to Seller, the ownership, operation or value of the Assets, taken as a whole, (ii) with respect to Purchaser, the business, results of operations, financial condition or prospects of Purchaser and its Subsidiaries, taken as a whole, or (iii) the ability of such Person to consummate the transactions contemplated hereby or otherwise perform its obligations under this Agreement or any other Transaction Document. Excluded from such Events for purposes of determining whether a “Material Adverse Effect” has occurred or could reasonably be expected to occur are (A) Events resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement, (B) Events resulting from changes in general market, economic, financial or political conditions or any outbreak of hostilities or war or terrorist events, (C) Events that affect the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally (including changes in commodity prices or general market prices in the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally), (D) any effect resulting from a change in Laws or regulatory policies, (E) matters that are cured by the Closing at no cost to Purchaser or Seller, as applicable, (F) Events resulting from compliance by such Person with the terms of this Agreement, (G) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any natural disasters and acts of terrorism (but not any such event resulting in any damage, destruction or loss of such Person’s physical properties to the extent such change or effect would otherwise constitute a Material Adverse Effect) and (H) the downgrade in rating of any indebtedness of such Person or any of its Subsidiaries (provided that this clause (H) shall not prevent an assertion that any Event that may have contributed to such downgrade constitutes or contributed to a Material Adverse Effect); provided that, except in the case of the foregoing (B) and (C), except to the extent that any such matters have a disproportionate and materially adverse effect on the assets or business of such Person relative to other businesses in the industry in which such Person operates.

“Material Contract” means, to the extent binding on Seller’s ownership of the Assets or Purchaser’s ownership thereof after Closing:

(a)    any Contract that is a Hydrocarbon purchase and sale, transportation, gathering, treating, processing, compression, marketing or similar Contract that is not terminable by Seller without penalty on ninety (90) days’ or less notice;

(b)    any Contract that can reasonably be expected to result in aggregate payments or receipts of revenue by Seller of more than Two Hundred Fifty Thousand Dollars ($250,000) net to Seller’s interest during the current or any subsequent fiscal year or more than Five Hundred Thousand Dollars ($500,000) in the aggregate net to Seller’s interest over the term of such Contract (based on the terms thereof and contracted (or if none, current) quantities where applicable);

(c)    any Contract that is an indenture, loan, credit agreement, sale-leaseback, guaranty of any obligation, bond, letter of credit, or similar financial Contract;

(d)    any Contract that constitutes a partnership agreement (including tax partnerships), joint venture agreement, area of mutual interest agreement, non-compete agreement, joint exploration agreement, joint development agreement, joint operating agreement, farmin or farmout agreement, carry agreement, net profits interest agreement, participation agreement, exchange agreement, acreage contribution agreement or similar Contract, or any Contract containing an obligatory drilling commitment, in each case where any material obligation (excluding any ongoing confidentiality, indemnity or remediation obligation) has not been completed prior to the Effective Time;

(e)    any Contract that (i) provides for a call upon, option to purchase or similar right under any agreements with respect to the Hydrocarbons from the Assets, (ii) contains “take or pay” provisions, or (iii) contains any “minimum volume commitment” or “minimum revenue commitment” or similar obligations;

(f)    any Contract that provides for an irrevocable power of attorney that will be in effect after the Closing Date;

(g)    any Contract between Seller and any Affiliate of Seller;

(h)    any Contract the primary purpose of which is a Remediation agreement or indemnification agreement (but excluding any Contract that contains non-material Remediation or indemnification provisions in the ordinary course of business that are ancillary to the principal purpose of such Contract); and

(i)    any Assumed Hedge.

“Net Revenue Interest” has the meaning set forth in Section 4.2(a).

“Non-Recourse Person” has the meaning set forth in Section 13.11(b).

“NORM” means naturally occurring radioactive material.

“Notice Period” has the meaning set forth in Section 12.7(a).

“Novation Agreements” mean, collectively, each ISDA Novation Agreement by and among the Assumed Hedge Counterparty, Seller Parent, Purchaser and, if applicable, a Transferring Hedge Counterparty pursuant to which Seller Parent shall novate the Assumed Hedges to Purchaser and Transferring Hedge Counterparties shall novate the Assumed Hedges to Assumed Hedge Counterparty. The Novation Agreement among Seller Parent, Purchaser and Assumed Hedge Counterparty pursuant to which Seller Parent shall novate the Assumed Hedges to Purchaser shall be in form and substance substantially similar to that attached hereto as Exhibit G.

“NYSE American” means the NYSE American Stock Exchange.

“Permitted Encumbrances” has the meaning set forth in Section 4.3.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body or any other entity.

“Phase I” or “Phase I Assessment” has the meaning set forth in Section 5.1.

“Phase II” or “Phase II Assessment” has the meaning set forth in Section 5.1.

“Preference Property” has the meaning set forth in Section 8.6(b).

“Preference Right” means any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with (i) the sale, assignment or other transfer of any Asset or any interest therein or portion thereof or (ii) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.

“Proceeding” or “Proceedings” has the meaning set forth in Section 6.6.

“Production Related IT Equipment” has the meaning set forth in Section 2.2(l).

“Properties” has the meaning set forth in Section 2.2(d).

“Property Costs” has the meaning set forth in Section 2.4(b)(ii).

“Purchaser” has the meaning set forth in the preamble hereto.

“Purchaser Benefit Operations” means any and all (a) operations described on Schedule 1.1(a), and (b) operations proposed by any third party for which Seller receives an AFE after the date of this Agreement and has elected to participate in accordance with the terms hereof, in each case of subparts (a) and (b), including operations conducted with respect to drilled but uncompleted Wells and regardless of whether any such operations are conducted prior to, at or after the Effective Time.

“Purchaser Common Stock” means Purchaser’s common stock, $0.001 par value per share.

“Purchaser Credit Agreement” means that certain Amended and Restated Credit Agreement, dated October 5, 2018, among Purchaser, Royal Bank of Canada, as administrative agent, and the lenders from time to time party thereto.

“Purchaser Equity Plan” means the Purchaser 2013 Equity Incentive Plan, as amended May 26, 2016, and the Purchaser 2018 Equity Incentive Plan.

“Purchaser Financial Statements” has the meaning set forth in Section 7.10.

“Purchaser Indemnified Persons” has the meaning set forth in Section 12.5.

“Purchaser Note” means the 6.0% Senior Unsecured Promissory Note due 2022, issued at Closing by Purchaser to Seller in the form attached hereto as Exhibit F.

“Purchase Price” has the meaning set forth in Section 3.1(a).

“RCRA” has the meaning set forth in the definition of Environmental Laws.

“Recognized Environmental Conditions” has the meaning set forth in Section 5.1.

“Records” has the meaning set forth in Section 2.2(j).

“Records Period” has the meaning set forth in Section 8.16(a).

“Remediate” means any remedial, removal, response, investigation, monitoring, construction, closure, disposal, testing, integrity testing, or other corrective actions required under applicable Environmental Laws or by a Governmental Body to address a violation of or non-compliance with any Environmental Law or a release, in each case taking into account permanent or non-permanent remedies or actions, including mechanisms to contain or stabilize Hazardous Substances, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls, or other appropriate restrictions on the Assets, including caps, dikes, encapsulation or lechate collection systems, when any of the foregoing non-permanent remedies are consistent with the continued safe and prudent long-term operation of the Assets. The term “Remediation” shall have its correlative meaning.

“Restricted Activities” has the meaning set forth in Section 8.11(b).

“Retained Asset” has the meaning set forth in Section 8.6(c).

“Right” means any option, warrant, convertible or exchangeable security or other right, however denominated, to subscribe for, purchase or otherwise acquire any Security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 7.10.

“Securities” means any equity interests or other security of any class, any option, warrant, convertible or exchangeable security (including any membership interest, equity unit, partnership interest, trust interest) or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency; provided, however, “Securities” expressly exclude any real property interests or interests in any Hydrocarbon leases, fee minerals, reversionary interests, non-participating royalty interests, executive rights, non-executive rights, royalties and any other similar interests in minerals, overriding royalties, reversionary interests, net profit interests, production payments, and other royalty burdens and other interests payable out of production of Hydrocarbons.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Seller” has the meaning set forth in the preamble hereto.

“Seller Credit Agreement” means that certain Credit Agreement, dated as of November 30, 2017 among Flywheel Bakken Operating, LLC, f/k/a Valorem Energy Operating, LLC, JPMorgan Chase Bank, N.A., as the administrative agent, issuing bank, and swingline lender, and the lenders from time to time party thereto, as the same may have been amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof.

“Seller Hedges” means those Hedges described on Exhibit D.

“Seller Indemnified Person” has the meaning set forth in Section 12.6.

“Seller Operations” means any and all operations described on Schedule 1.1(b) or in the AFEs listed on Schedule 1.1(b).

“Seller Parent” means Flywheel Bakken Operating, LLC, a Delaware limited liability company.

“Seller Taxes” means (i) Asset Taxes allocable to Seller pursuant to Sections 2.4(b)(iii), (iv) and (vi) (taking into account, and without duplication of, such Asset Taxes effectively borne by Seller as a result of (a) the adjustments to the Purchase Price made pursuant to Section 3.2, Section 10.4(a) or Section 10.4(b), as applicable, and (b) any payments made from one party to the other in respect of Asset Taxes pursuant to Section 2.4(b)(v)), (ii) Income Taxes imposed by any applicable Laws on Seller or any of its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (iii) Taxes attributable to the Excluded Assets or that are attributable to any asset or business of Seller that is not part of the Assets and (iv) any Taxes (other than the Taxes described in clause (i), (ii) or (iii) of this definition) relating to the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom that are attributable to any period (or portion of any Straddle Period) ending prior to the Effective Time.

“Settlement Price” means $60.00 per barrel for crude oil.

“Share Price” means the VWAP of Purchaser Common Stock on the NYSE American for the twenty (20) consecutive trading days ending on (and including) the trading day immediately prior to the date of this Agreement.

“Specified Amount” means the amount set forth on Schedule 1.1(c).

“Standstill Period” has the meaning set forth in Section 8.11(b).

“Stock Consideration” has the meaning set forth in Section 3.1(a)(ii).

“Straddle Period” means any Tax period beginning before and ending after the Effective Time.

“Subsidiary” means, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than fifty percent (50%) of the voting stock or other equity or partnership interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such legal entity, or of which the specified Person controls the management.

“Surface Contracts” has the meaning set forth in Section 2.2(f).

“Surface Fee Interests” has the meaning set forth in Section 2.2(g).

“Takeover Laws” is defined in Section 8.13.

“Taxes” means (a) all federal, state, local, and foreign taxes, levies, fees, imposts, duties, assessments and other similar governmental charges in the nature of a tax imposed by any Governmental Body, including income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, environmental (including taxes under Section 59A of the Code), goods and services, registration, capital, transfer, or withholding taxes, including any interest, penalties or additional amounts which may be imposed with respect thereto and (b) any successor or transferee liability or any liability that arises by reason of being a member of a consolidated, combined or unitary group, in each case, in respect of any items described in clause (a) above.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Termination Date” has the meaning set forth in Section 11.1(b)(i).

“Third Party Claim” has the meaning set forth in Section 12.7(a).

“Title Benefit” has the meaning set forth in Section 4.2(c).

“Title Benefit Amount” has the meaning set forth in Section 4.4(j).

“Title Benefit Notice” has the meaning set forth in Section 4.4(b).

“Title Claim Date” has the meaning set forth in Section 4.4(a).

“Title Defect” has the meaning set forth in Section 4.2(c).

“Title Defect Amount” has the meaning set forth in Section 4.4(d)(i).

“Title Defect Notice” has the meaning set forth in Section 4.4(a).

“Title Defect Property” has the meaning set forth in Section 4.4(a).

“Title Expert” has the meaning set forth in Section 4.4(k).

“Total Allocated Value” means $310,000,000.

“Transaction Documents” means (a) this Agreement, (b) the Conveyances, (c) the Purchaser Note, (d) the Escrow Agreement, (e) the Confidentiality Agreement and (f) each other agreement, document, certificate or other instrument that is contemplated to be executed by and between the parties hereto (or their Affiliates) pursuant to or in connection with any of the foregoing.

“Transfer Requirement” means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Asset or any interest therein; provided, however, that “Transfer Requirement” shall not include any consent of, notice to, filing with, or other action by any Governmental Body in connection with the sale or conveyance of oil and/or gas leases or interests therein or Surface Contracts or interests therein, in each case, if (a) they are not required prior to the assignment of such oil and/or gas leases, Surface Contracts or interests or (b) they are customarily obtained by reasonably prudent purchasers subsequent to the sale or conveyance (including consents from state agencies).

“Transfer Taxes” has the meaning set forth in Section 13.3.

“Transferring Hedge Counterparty” means each Person listed in the “Counterparty” column of Exhibit D who is a counterparty to Seller Parent with respect to an Assumed Hedge, other than the Assumed Hedge Counterparty.

“Treasury Regulations” means the final or temporary regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.

“Units” has the meaning set forth in Section 2.2(d).

“VWAP” means for the Purchaser Common Stock, the volume weighted average trade price per share of Purchaser Common Stock on the NYSE American (calculated to the nearest one-hundredth of a cent) as reported by Bloomberg L.P., or any successor thereto, through its “Volume Weighted Average Price” function.

“Wells” has the meaning set forth in Section 2.2(b).

“Working Interest” means, with respect to any Well or DSU set forth on Exhibit B-1 or Exhibit B-2, as applicable, the interest that is burdened with the obligation to bear and pay costs and expenses associated with exploration, drilling, maintenance, development, operations and abandonment on or in connection with such Well or DSU, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests, or other burdens upon, measured by or payable out of production (but excluding Taxes).

ARTICLE 2

PURCHASE AND SALE

Section 2.1    Purchase and Sale. At the Closing, and upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, transfer and convey its interests in the Assets to Purchaser and Purchaser agrees to purchase, accept and pay for the interest of Seller in the Assets and to assume the Assumed Seller Obligations.

Section 2.2    Assets. As used herein, the term “Assets” means, subject to the terms and conditions of this Agreement, all of the right, title, interest and estate of Seller in and to the following, but excluding, in each case, the Excluded Assets:

(a)    All of the oil and gas leases; subleases and other leaseholds; interests in fee; carried interests; reversionary interests; net profits interests; royalty interests; overriding royalty interests; forced pooled interests; farmout rights; options; mineral interests and other properties and interests; in each case, located (in whole or in part) in the counties of Bowman, Dunn, McKenzie, Mountrail, and Williams, North Dakota, and Harding, South Dakota, including those described on Exhibit A, together with all rights, privileges, benefits and powers conferred upon the holder of said interests with respect to the use and occupation of the lands covered thereby (collectively, the “Leases”), together with each and every kind and character of right, title, claim, interest and estate that Seller has in and to the lands covered by the Leases and the interests currently pooled, unitized, communitized or consolidated therewith (the “Lands”);

(b)    All oil, gas, water, observation, injection, CO2 and disposal wells located on the Lands, whether producing, shut-in, or temporarily abandoned, including the interests in the wells shown on Exhibit B-1 attached hereto (collectively, the “Wells”);

(c)    All fee mineral interests relating to or located on the Lands (such interest, the “Fee Minerals”);

(d)    All leasehold interests of Seller in or to any currently existing pools or units which include any Lands or all or a part of any Leases or include any Wells or DSUs, including those pools or units related to the Lands or Leases and associated with the Wells and DSUs shown on Exhibit B-1 or Exhibit B-2 (the “Units”; the Units, together with the Leases, Fee Minerals, Lands, and Wells, being hereinafter referred to as the “Properties”), and including all leasehold interests of Seller in production of Hydrocarbons from any such Units, whether such Unit production of Hydrocarbons comes from Wells or DSUs located on or off of a Lease, and all tenements, hereditaments and appurtenances belonging to the Leases and Units;

(e)    All contracts, agreements and instruments by which the Properties and other Assets are bound or subject or that relate to or are otherwise applicable to the Properties and other Assets, and that will be binding on Purchaser after the Closing, including all pooling and unitization agreements, production payment agreements, area of mutual interest agreements, surface use agreements, joint development agreements, joint venture agreements, farmin and farmout agreements, acreage contribution agreements, crude oil, condensate, natural gas, or other Hydrocarbon purchase and sale, gathering, transportation, and marketing agreements, operating agreements, balancing agreements, processing agreements, Hydrocarbon balancing agreements,

Hydrocarbon storage agreements, facilities or equipment leases, production handling agreements, and other contracts, agreements and instruments to which Seller is a party or in which Seller otherwise holds an interest or by which the Assets are bound to the extent applicable to the Properties or the production of Hydrocarbons produced in association therewith or therefrom, including those identified on Schedule 2.2(e) (collectively “Contracts”), but excluding any contracts, agreements and instruments to the extent transfer would result in a violation of applicable Law or the payment of any fee (unless Purchaser agrees in writing to pay such fee) or is restricted by any Transfer Requirement that is not waived by Purchaser or satisfied pursuant to Section 8.6 and provided that “Contracts” shall not include (i) the instruments constituting the Leases or chain of title thereto, (ii) master service agreements and (iii) contracts to the extent relating to the Excluded Assets;

(f)    All easements (including subsurface easements), permits, licenses, servitudes, rights-of-way, surface leases and other surface rights (collectively “Surface Contracts”) appurtenant to, or used or held for use in connection with the Properties and other Assets, whether part of the premises covered by the Leases or Units or otherwise, including those identified on Schedule 2.2(f), but excluding any permits and other rights to the extent transfer would result in a violation of applicable Law or the payment of any fee (unless Purchaser agrees in writing to pay such fee) or is restricted by any Transfer Requirement that is not waived by Purchaser or satisfied pursuant to Section 8.6;

(g)    All surface fee interests described on Schedule 2.2(g) (the “Surface Fee Interests”);

(h)    All equipment, materials, supplies, machinery, fixtures and other tangible personal property and improvements located on the Properties and used or held for use for the production, gathering, treatment, processing, storage, sale, disposal and other handling of Hydrocarbons attributable thereto, including any well pads, well heads, tanks, tank batteries, boilers, buildings, fixtures, casing, tubing, spare parts and inventory, injection facilities, saltwater disposal facilities, compression facilities, pumping units and engines, flow lines, pipelines, gathering systems, gas and oil treating facilities, machinery, power lines, telephone lines, roads, evaporation pits, and other appurtenances, improvements, and facilities related thereto (collectively, the “Equipment”);

(i)    All Hydrocarbons produced from or attributable to the Leases, Lands, Fee Minerals, Wells and DSUs from and after the Effective Time, together with and subject to Imbalances associated with the Properties;

(j)    Originals (if available and subject to Section 2.5, and otherwise copies) and copies in digital form (if available) of all files, records, and data directly attributable to the Assets, whether tangible or intangible, whether physically or electronically stored, including copies of all land and lease files, Asset Tax records, accounting and production records (including invoices, work-tickets, material transfers, revenue remittances, check details, journal entries, ledgers, and sub-ledgers), equipment, inventory, division orders, surface damage and other related agreements, and title records (including abstracts of title, title opinions, ownership reports, and title curative documents), engineering records, production and processing records, operation records, technical records, surveys, maps and drawings and other related files (the “Records”);

(k)    To the extent transferable, and subject to payment by Purchaser of all third party transfer and license fees, all seismic data, information, records, gravity maps, gravity meter surveys, seismic surveys, well logs, and other similar geological or geophysical surveys or data covering any portion of the Leases or Lands, including any processed or reprocessed data, in each case only to the extent such data is transferable without the payment of any fee or additional consideration to a third Person;

(l)    All information technology assets, including desktop computers, laptop computers, servers, networking equipment and any associated peripherals and other computer hardware, computer software, all radio and telephone equipment, SCADA and measurement technology, and other production related mobility devices (such as SCADA controllers), well communication devices, and any other information technology systems and licenses associated with the foregoing, in each case only to the extent such assets are (i) used solely in connection with the Properties, (ii) assignable (with consent, if applicable, but without the payment of any fee unless Purchaser agrees in writing to pay such fee), and (iii) located on the Properties (collectively, the “Production Related IT Equipment”);

(m)    All trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables attributable to the (i) Assets with respect to any period of time from and after the Effective Time, and (ii) Purchaser Benefit Operations with respect to any period of time before, at or after the Effective Time;

(n)    All Hydrocarbons in storage or existing in stock tanks, pipelines or plants (including inventory) produced from or credited to the Properties as of the Effective Time;

(o)    The Assumed Hedges; and

(p)    All claims and causes of action (including warranty and similar claims, indemnity claims, and defenses) of Seller whether arising before, on or after the Effective Time, but only to the extent such claims and causes of action relate to any of the Assumed Seller Obligations or the Purchaser Benefit Operations.

Section 2.3    Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the transaction contemplated hereby (collectively, the “Excluded Assets”):

(a)    except to the extent necessary to satisfy the obligations of Seller under Section 8.1, (i) all corporate, personnel, financial, income and franchise tax and legal records of Seller that relate to the business of Seller generally (whether or not relating to the Assets), (ii) all books, records and files that relate to Excluded Assets, (iii) any records retained by Seller pursuant to Section 2.2(j) and any seismic surveys or data retained by Seller pursuant to Section 2.2(k), (iv) any books, records, data, files, logs, maps, evaluations, outputs, and accounting records to the extent disclosure or transfer would result in a violation of applicable Law or is restricted by any Transfer Requirement that is not satisfied pursuant to Section 8.6, (v) computer or communications software or intellectual property (including tapes, codes, data and program documentation and all tangible manifestations and technical information relating thereto), (vi) attorney-client privileged communications and work product of legal counsel of Seller or its Affiliates (other than title opinions), (vii) all data of Seller that cannot be disclosed to Purchaser as a result of confidentiality arrangements under agreements with third parties (provided that Seller has used its commercially reasonable efforts to obtain waivers of such restrictions, which shall expressly not require the payment of any monies other than any monies that Purchaser has agreed to pay), (viii) records, documents and correspondence relating to the marketing, negotiation, and consummation of the sale of the Assets, (ix) copies of any other records, including the Records, retained by Seller pursuant to Section 2.5, and (x) Seller’s interpretations of any geophysical or other seismic and related technical data and information relating to the Assets, including Seller’s reserve reports;

(b)    all rights to any refund related to the Excluded Seller Obligations (other than Seller Taxes) and any and all claims of Seller for refunds of or credits attributable to, (i) Asset Taxes allocable to Seller pursuant to Sections 2.4(b)(iii), (iv) and (vi), (ii) Income Taxes imposed by any applicable Laws on Seller or any of its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (iii) Taxes attributable to the Excluded Assets, and (iv) any other Taxes relating to the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom that are attributable to any period (or portion of any Straddle Period) ending prior to the Effective Time;

(c)    Seller’s area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Seller’s business generally;

(d)    all trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, pre-paid expenses and deposits, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time, but excluding any of the forgoing attributable to the Purchaser Benefit Operations;

(e)    all rights, titles, claims and interests of Seller or any Affiliates of Seller to or under (i) any policy or agreement of insurance or any insurance proceeds, except to the extent provided in Section 4.5, and (ii) any bond or bond proceeds;

(f)    any patent, patent application, logo, service mark, copyright, trade name or trademark of or associated with Seller or any Affiliate of Seller or any business of Seller or of any Affiliate of Seller;

(g)    all Retained Assets not conveyed to Purchaser pursuant to Section 8.6 and any Property excluded pursuant to Section 4.4(d)(iii);

(h)    all personal property of Seller or any Affiliates of Seller that is not expressly included within the definition of “Assets”, including all personal computers and associated peripherals, cell phones and all radio and telephone equipment (except Production Related IT Equipment);

(i)    any offices, office leases and any personal property located in or on such offices or office leases;

(j)    all proceeds of Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time (except proceeds from such Hydrocarbons for which the Cash Consideration is adjusted under Section 2.4);

(k)    all audit rights and claims for reimbursements from third parties for any and all Property Costs, overhead or joint account reimbursements and revenues associated with all joint interest audits and other audits of any (i) Excluded Assets or (ii) Property Costs under any Contracts or under Law covering periods prior to the Effective Time or for which Seller is, in whole or in part, entitled to receive under Section 2.4, but excluding any such audit rights or claims for reimbursements with respect to Purchaser Benefit Operations;

(l)    except to the extent related to any Seller Assumed Obligations or Purchaser Benefit Operation, Seller’s right with respect to all claims and causes of action of Seller arising under or with respect to any Contract that are attributable to any period of time prior to the Effective Time (including claims for adjustments or refunds);

(m)    all Hedges other than the Assumed Hedges;

(n)    the monies held by Seller for which the Purchase Price was adjusted pursuant to Section 3.2(q); and

(o)    all right, title and interest to the properties and assets set forth on Schedule 2.3.

Section 2.4    Effective Time; Proration of Costs and Revenues.

(a)    Subject to Section 2.5, possession of the Assets shall be transferred from Seller to Purchaser at the Closing, but certain financial benefits and burdens of the Assets shall be transferred and assumed effective as of 12:01 A.M., local time, where the respective Assets are located, on July 1, 2019 (the “Effective Time”), as described below.

(b)    Subject to the provisions hereof, and subject to the occurrence of Closing, except to the extent the Purchase Price is adjusted under Section 3.2 with respect thereto, Purchaser shall be entitled to all Hydrocarbon production from or attributable to the Assets at and after the Effective Time (and all products and proceeds attributable thereto), to all Hedge Gains earned at and after the Effective Time, to all other income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Time, and to all Hydrocarbon production from or attributable to the Purchaser Benefit Operations (and all products and proceeds attributable thereto) regardless of when such Hydrocarbons are or were produced, and Purchaser shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred at and after the Effective Time (but excluding all capital expenditures with respect to the Seller Operations incurred at or after the Effective Time), all Property Costs with respect to the Purchaser Benefit Operations regardless of whether incurred prior to, at or after the Effective Time, and all Hedge Losses incurred at and after the Effective Time. Subject to the provisions hereof and except to the extent attributable to Purchaser Benefit Operations, Seller shall be entitled to all Hydrocarbon production from or attributable to the Assets prior to the Effective Time (and all products and proceeds attributable thereto), to all Hedge Gains earned prior to the Effective Time, and to all other income, proceeds, receipts and credits earned with respect to the

Assets prior to the Effective Time, and Seller shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred by Seller prior to the Effective Time (except for any Property Costs with respect to the Purchaser Benefit Operations), all Hedge Losses incurred prior to the Effective Time, all Property Costs with respect to the Seller Operations incurred prior to the Effective Time, and all capital expenditures with respect to the Seller Operations incurred at or after the Effective Time.

(i)    As used in this Agreement, the terms “earned” and “incurred” shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society (“COPAS”) standards, as applicable. For purposes of this Section 2.4, determination of whether Property Costs are attributable to the period before or after the Effective Time shall be based on when services are rendered, when the goods are delivered, or when the work is performed.

(ii)    As used in this Agreement, the term “Property Costs” means all operating costs attributable to the ownership and operation of the Assets and capital expenditures incurred in the ownership and operation of the Assets and, where applicable, in accordance with the relevant operating or unit agreement or pooling order, if any, and overhead costs charged to the Assets under the relevant operating or unit agreement or pooling order, if any, and regardless of whether charged by an Affiliate of Seller or by a third party, but excluding damages attributable to (A) personal injury or death, property damage, torts, breach of contract, or violation of any Law, (B) obligations relating to the abandonment or plugging of Wells, dismantling or decommissioning facilities, closing pits and restoring the surface around such Wells, facilities and pits, (C) Environmental Liabilities, (D) obligations with respect to Imbalances, (E) obligations to pay royalties or other interest owners revenues or proceeds relating to the Assets but held in suspense, (F) any curative actions with respect to any actual or claimed Title Defect or Environmental Defect or Seller’s breach of this Agreement, and (G) claims for indemnification or reimbursement from any third party with respect to costs of the types described in the preceding clauses (A) through (F), whether such claims are made pursuant to contract or otherwise. Notwithstanding anything in this Agreement to the contrary, the term “Property Costs” shall not include any Asset Taxes, Income Taxes or Transfer Taxes.

(iii)    Seller shall be allocated and bear all Asset Taxes attributable to (A) any Tax period ending prior to the Effective Time and (B) the portion of any Straddle Period ending immediately prior to the Effective Time, and Purchaser shall be allocated and bear all Asset Taxes attributable to (x) any Tax period beginning at or after the Effective Time and (y) the portion of any Straddle Period beginning at the Effective Time.

(iv)    For purposes of determining the allocations described in Section 2.4(b)(iii), (A) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (C), below) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (B) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (A) or (C)), shall be allocated to the period in which the transaction giving rise to such Asset

Taxes occurred, and (C) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand.

(v)    To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 3.2, Section 10.4(a) or Section 10.4(b), as applicable, the parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a party) is ultimately determined to be different than the amount (if any) that was taken into account in the final settlement of the Adjusted Purchase Price, timely payments will be made from one party to the other to the extent necessary to cause each party to bear the amount of such Asset Tax that is allocable to such party under Sections 2.4(b)(iii), (iv) and (vi).

(vi)    Notwithstanding anything in Section 2.4(b)(iii) to the contrary, if Purchaser becomes entitled to any amounts earned from the sale of Hydrocarbons, which amounts are (A) attributable to Purchaser Benefit Operations or (B) received after the date that is twenty-four (24) months after Closing pursuant to Section 12.1, Purchaser shall be allocated and bear all Asset Taxes attributable to the production of such Hydrocarbons or the receipt of proceeds therefrom regardless of whether such Hydrocarbons were produced prior to, at or after the Effective Time.

Section 2.5    Delivery and Maintenance of Records. Seller shall deliver the Records to Purchaser within ten (10) Business Days following Closing and, upon request of Purchaser, provide Purchaser with access thereto, during Seller’s normal business hours, from and after Closing prior to delivery. Purchaser shall be entitled to all original Records (if available), and Seller shall be entitled to keep copies of all Records; provided, however, that (i) Seller shall not sell or otherwise allow third parties to review, copy or otherwise use any Records retained by Seller except as required by Law, or permitted in connection with a transfer pursuant to Section 13.8 and (ii) Seller shall retain all original Asset Tax Records and shall provide Purchaser with copies thereof. Purchaser shall preserve the Records for a period of ten (10) years following the Closing and will allow Seller and its representatives, consultants and advisors reasonable access, during normal business hours and upon reasonable notice, to the Records for any legitimate business reason of Seller, including in order for Seller to comply with a Tax or other legally required reporting obligation or Tax or legal dispute. Any such access shall be at the sole cost and expense of Seller. Unless otherwise consented to in writing by Seller, for a period of ten (10) years following the Closing Date, Purchaser shall not and shall cause its Affiliates, its permitted transferees, designees and assigns hereunder not to destroy, alter or otherwise dispose of the Records, or any portions thereof, without first giving at least thirty (30) days’ prior written notice to Seller and offering to surrender to Seller such records or such portions thereof.

ARTICLE 3

PURCHASE PRICE

Section 3.1    Purchase Price; Deposit.

(a)    Initial Consideration. The purchase price for the Assets shall be consideration in an amount equal to $310,000,000 (the “Purchase Price”, as adjusted as provided in Section 3.2 below (as adjusted, the “Adjusted Purchase Price”)), which will consist of:

(i)    $165,000,000 in cash or other immediately available funds (the “Cash Consideration”), as adjusted as provided in Section 3.2;

(ii)    5,602,147 shares of Purchaser Common Stock (the “Stock Consideration”); provided, however, (i) if, at any time on or after the date of this Agreement and prior to the Closing, any Business Combination or other transaction is consummated pursuant to which Purchaser Common Stock is converted to cash or other Securities or the sale of all or substantially all of the assets and properties of Purchaser is consummated, then in lieu of delivery of the Stock Consideration at Closing, the Cash Consideration shall be increased by an amount equal to $15,000,000, adjusted downward as provided in Section 3.2; and (ii) if, at any time on or after the date of this Agreement and prior to the Closing, Purchaser makes (A) any Purchaser Common Stock dividend or distribution, (B) subdivision or split of any Purchaser Common Stock, (C) combination or reclassification of Purchaser Common Stock into a smaller number of shares of Purchaser Common Stock or (D) issuance of any Securities by reclassification of Purchaser Common Stock (other than in connection with a Business Combination), then the Share Price and the number of shares of Purchaser Common Stock to be issued to Seller pursuant to this Agreement shall be proportionately adjusted. An adjustment made pursuant to the foregoing shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, split, combination, or reclassification; and

(iii)    the Purchaser Note, with a principal amount equal to $130,000,000, as (A) adjusted downward as provided in Section 3.2, and (B) to the extent the Closing Date occurs after July 1, 2019, increased by the amount of all interest that would have accrued under the Purchaser Note from July 1, 2019 until the Closing Date; provided, however, if, at any time on or after the date of this Agreement and prior to the Closing, any Business Combination or other transaction is consummated pursuant to which Purchaser Common Stock is converted to cash or other Securities or the sale of all or substantially all of the assets and properties of Purchaser is consummated, then in lieu of delivery of the Purchaser Note at Closing the Cash Consideration shall be increased by an amount equal to (I) $135,850,000 plus (II) the aggregate amount of all required interest payments that would have been due on the Purchaser Note through January 1, 2021 (assuming the Purchaser Note had been issued), adjusted downward as provided in Section 3.2.

(b)    Deposit. A deposit equal to $31,000,000 (the “Deposit”; and together with any accrued interest thereon, the “Escrow Funds”) shall be paid by Purchaser within two (2)

Business Days after execution of this Agreement, by wire transfer in immediately available funds, to the Escrow Agent to be held in the Escrow Account. At Closing, the Escrow Funds shall be disbursed by the Escrow Agent to Seller and shall reduce the Adjusted Cash Consideration to be paid by Purchaser at Closing. Subject to the terms of Section 11.2, the Escrow Funds shall be non-refundable and, in the event the transaction contemplated hereby is not consummated in accordance with the terms hereof, the Escrow Funds shall be paid to Seller. If for any reason this Agreement is terminated in accordance with Section 11.1, then the Escrow Funds shall be disbursed or retained as provided in Section 11.2.

Section 3.2    Adjustments to Purchase Price. The Purchase Price for the Assets shall be adjusted in the manner specified below (without duplication), with all such amounts (other than Asset Taxes, which shall be determined in accordance with Sections 2.4(b)(iii), (iv) and (vi)) being determined in accordance with GAAP and COPAS standards, as applicable, in order to reach the Adjusted Purchase Price:

(a)    Reduced by the aggregate amount of the following proceeds received by Seller after (and including) the Effective Time: (i) proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of production and gathering, processing and transportation costs) produced from or attributable to the Properties after (and including) the Effective Time, and (ii) other proceeds earned with respect to the Assets after (and including) the Effective Time;

(b)    Reduced by the aggregate amount of the following proceeds, if any, received by Seller: (i) proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of production and gathering, processing and transportation costs) produced from or attributable to the Purchaser Benefit Operations, and (ii) other proceeds earned with respect to the Purchaser Benefit Operations;

(c)    Increased by the aggregate amount of the following proceeds received by Purchaser except with respect to Purchaser Benefit Operations: (i) proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of production and gathering, processing and transportation costs) produced from or attributable to the Properties during the period prior to the Effective Time, and (ii) other proceeds earned with respect to the Assets attributable to the period prior to the Effective Time;

(d)    Reduced by the aggregate amount, if any, provided in Section 8.6 with respect to Preference Rights and Retained Assets;

(e)    (i) If the parties make the election under Section 4.4(d)(i) with respect to a Title Defect, subject to the Individual Title Defect Threshold and Defect Deductible, reduced by the Title Defect Amount with respect to such Title Defect if the Title Defect Amount has been determined prior to Closing and (ii) increased by the aggregate amount, if any, of all Title Benefit Amounts with respect to each Title Benefit for which the Title Benefit Amount has been determined prior to Closing;

(f)    Increased by the amount of all Property Costs attributable to the ownership and operation of the Assets which are incurred after the Effective Time and paid by

Seller (irrespective of whether paid before or after the Effective Time), except, in each case (i) any Property Costs and other such costs already deducted in the determination of proceeds in Section 3.2(a), (ii) any Property Costs or other costs attributable to any Purchaser Benefit Operations, (iii) any capital expenditures attributable to any Seller Operation after the Effective Time, and (iv) any Asset Taxes, Income Taxes and Transfer Taxes;

(g)    Increased by the amount of all Property Costs and other costs attributable to any Purchaser Benefit Operations which are incurred prior to the Effective Time and paid by Seller (irrespective of whether paid before or after the Effective Time), except, in each case (i) any Property Costs and other such costs already deducted in the determination of proceeds in Section 3.2(b), and (ii) any Asset Taxes, Income Taxes and Transfer Taxes;

(h)    Reduced by the aggregate amount, if any, provided in Section 4.4(d)(iii) for any Properties subject to Seller’s cure pursuant to Section 4.4(d)(iii) and reduced by the aggregate amount, if any, provided in Section 5.3 for Environmental Defects;

(i)    Adjusted for Asset Taxes as follows:

(i)    increased by the amount of all Asset Taxes allocated to Purchaser in accordance with Sections 2.4(b)(iii), (iv) and (vi) but paid or otherwise economically borne by Seller (excluding, for the avoidance of doubt, any Asset Taxes that were withheld or deducted from the gross amount paid or payable to Seller in connection with a transaction to which Section 3.2(a) or Section 3.2(b) applies, and therefore were taken into account in determining the “proceeds received” by Seller for purposes of applying Section 3.2(a) or Section 3.2(b) with respect to such transaction); and

(ii)    decreased by the amount of all Asset Taxes allocated to Seller in accordance with Sections 2.4(b)(iii), (iv) and (vi) but paid or otherwise economically borne by Purchaser (excluding, for the avoidance of doubt, any Asset Taxes that were withheld or deducted from the gross amount paid or payable to Purchaser in connection with a transaction to which Section 3.2(c) applies, and therefore were taken into account in determining the “proceeds received” by Purchaser for purposes of applying Section 3.2(c) with respect to such transaction);

(j)    Increased or reduced as specifically provided for elsewhere in this Agreement or as mutually agreed upon in writing prior to Closing by Seller and Purchaser;

(k)    Increased by the amount of any Imbalances resulting from net underproduction by Seller (but excluding any Imbalances attributable to any Purchaser Benefit Operations) on the basis of the applicable Settlement Price;

(l)    Reduced by the amount of any Imbalances resulting from net overproduction by Seller (but excluding any Imbalances attributable to any Purchaser Benefit Operations) on the basis of the applicable Settlement Price;

(m)    Increased by the aggregate amount equal to Seller’s share of all Hydrocarbons in storage or existing in stock tanks, pipelines or plants (including inventory) produced from or credited to the Properties as of the Effective Time based upon the quantities in stock tanks, pipelines or plants (including inventory) as of the Effective Time as measured by and reflected in the applicable gauge sheets, or if the applicable gauge sheets are not available (after requesting from the applicable operator), other documented evidence, multiplied by the applicable Settlement Price;

(n)    Increased by an amount equal to all Hedge Losses paid by, or netted against any other receivables of, Seller Parent or its Affiliates, to the extent attributable to periods after the Effective Time;

(o)    Reduced by an amount equal to all Hedge Gains received by Seller Parent or its Affiliates, to the extent attributable to periods after the Effective Time;

(p)    Reduced by the amount of any (i) Property Costs attributable to the ownership and operation of the Assets prior to the Effective Time (except for any Property Costs with respect to the Purchaser Benefit Operations), (ii) Property Costs or other costs (other than Asset Taxes, Income Taxes and Transfer Taxes) attributable to any Seller Operations prior to the Effective Time, or (iii) capital expenditures attributable to any Seller Operations at or after the Effective Time, in each case, that are paid by Purchaser; and

(q)    Reduced by an amount equal to all proceeds from sales of Hydrocarbons relating to the Assets and payable to owners of Working Interests, royalties, overriding royalties and other similar interests (in each case) that are held by Seller or its Affiliates in suspense as of the Closing Date.

Notwithstanding anything contained in this Agreement to the contrary but subject to the exclusions set forth in this paragraph, in determining the Closing Payment, if the aggregate amount of all adjustments pursuant to this Section 3.2 (calculated by netting all upward adjustments against all downward adjustments under this Section 3.2, but excluding all direct adjustments to the principal amount of the Purchaser Note pursuant to Section 4.4(d)(iii), 4.4(k), 5.3(b) or 8.6(c)) is (x) positive, then the Cash Consideration included in the Closing Payment shall be increased by such positive amount, or (y) negative, then the principal amount of the Purchaser Note shall be reduced by the absolute value of such negative amount. All adjustments pursuant to this Section 3.2 shall be treated as adjustments to the Purchase Price for U.S. federal Income Tax purposes.

Section 3.3    Allocation of Purchase Price. The Allocated Values assigned to the Wells, DSUs and Assumed Hedges are set forth in Schedule 3.3. Purchaser and Seller shall use commercially reasonable efforts to agree to an allocation of the Purchase Price and any other items properly treated as consideration for U.S. federal income tax purposes among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and, to the extent allowed under applicable federal income tax Law, in a manner consistent with the Allocated Values, within thirty (30) days after the Final Settlement Date (the “Allocation”). If Seller and Purchaser reach an agreement with respect to the Allocation, (a) Purchaser and Seller shall use commercially reasonable efforts to update the Allocation in accordance with Section 1060 of the Code following any adjustment to the Purchase Price pursuant to this Agreement, and (b) Purchaser and Seller shall, and shall cause their respective Affiliates to, report consistently with the Allocation, as adjusted, on all Tax Returns, including Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), and none of

Seller or Purchaser shall take any position on any Tax Return that is inconsistent with the Allocation, as adjusted, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or foreign Law); provided, however, that neither party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation.

ARTICLE 4

TITLE MATTERS

Section 4.1    Seller’s Title.

(a)    Except for the special warranty of Defensible Title as contemplated by Section 4.1(b) and without limiting Purchaser’s rights with respect to Seller’s breach of its representations and warranties in Sections 6.6, 6.12, 6.19 and 6.20 (the “Applicable Seller Representations”), SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO SELLER’S TITLE TO ANY OF THE ASSETS AND PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT PURCHASER’S SOLE REMEDY FOR ANY DEFECT OF TITLE, INCLUDING ANY TITLE DEFECT, WITH RESPECT TO ANY OF THE ASSETS SHALL BE PURSUANT TO THE PROCEDURES SET FORTH IN THIS ARTICLE 4.

(b)    The Conveyance shall contain a special warranty of Defensible Title to the Assets by Seller unto Purchaser against every Person whomsoever lawfully claiming by, through and under Seller and its Affiliates, but not otherwise, subject, however, to the Permitted Encumbrances. Except for the limited special warranty referenced in the preceding sentence, no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets shall be contained in the assignment and conveyance documents substantially in the form attached hereto as Exhibit C to be delivered by Seller to Purchaser at Closing (the “Conveyance”).

(c)    Notwithstanding anything herein provided to the contrary, if a Title Defect under this Article 4 results from any matter which could also result in the breach of any representation or warranty of Seller set forth in Article 6 (other than any Applicable Seller Representation, which shall not be limited under this clause (c)), then Purchaser shall only be entitled to assert such matter as a Title Defect to the extent permitted by this Article 4, and shall be precluded from also asserting such matter as the basis of the breach of any representation or warranty.

Section 4.2    Definitions of Title Matters. As used in this Agreement, the term “Defensible Title” means that title of Seller with respect to the Wells and DSUs set forth on Exhibit B-1 and Exhibit B-2 that, as of the Title Claim Date and the Closing Date, and subject to the Permitted Encumbrances, is deducible of record (whether in the applicable county records or the records of any other Governmental Body issuing any Leases) or, where not deducible of record is evidenced and/or established by any applicable unrecorded assignments, contracts or instruments, including any applicable joint operating agreements, pooling agreements, unitization agreements, authorizations for expenditures, joint interest billings and/or non-consent elections:

(a)    entitles Seller to receive an interest (expressed as a percentage or decimal fraction) of the Hydrocarbons produced, saved and marketed from any Wells and DSUs set forth on Exhibit B-1 or Exhibit B-2 limited to the applicable Formation of such Well or DSU (after satisfaction of all royalties, overriding royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons) (a “Net Revenue Interest”), of not less than the Net Revenue Interest shown in Exhibit B-1 or Exhibit B-2 for such Well or DSU, except (solely to the extent that such actions do not cause a breach of Seller’s covenants under Section 8.5) for (i) decreases in connection with those operations in which Seller may from and after the Effective Time become a non-consenting co-owner or non-consenting party, (ii) decreases resulting from the establishment or amendment from and after the Effective Time of pools or units, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries and/or (iv) as stated in Exhibit B-1 or Exhibit B-2;

(b)    obligates Seller to bear not more than the Working Interest in any Wells or DSUs set forth on Exhibit B-1 or Exhibit B-2 limited to the applicable Formation of such Well or DSU not greater than the Working Interest shown in Exhibit B-1 or Exhibit B-2 for such Well or DSU, except (i) as stated in Exhibit B-1 or Exhibit B-2, (ii) for increases resulting from contribution requirements arising from and after the Effective Time with respect to non-consenting or defaulting co-owners under applicable operating agreements or pooling orders and/or (iii) for increases that are accompanied by at least a proportionate increase in Seller’s Net Revenue Interest; and

(c)    with respect to the applicable Formation, is free and clear of liens, encumbrances, obligations, security interests, irregularities, pledges, or other defects, in each case other than the Permitted Encumbrances.

As used in this Agreement, the term “Title Defect” means any lien, charge, encumbrance, obligation (including contract obligation), defect (including those contemplated by clause (c) above), or other matter (including without limitation a discrepancy in Net Revenue Interest or Working Interest) that causes Seller not to have Defensible Title in and to the Wells and DSUs set forth on Exhibit B-1 and Exhibit B-2. Notwithstanding the foregoing, the following shall not be considered Title Defects, provided that Seller’s revenues related to any Well are not currently being held in suspense related to any such matters:

(i)    defects arising out of lack of corporate or similar entity authorization unless Purchaser provides affirmative written evidence that the action was not authorized and results in another Person’s superior claim of title;

(ii)    defects based on failure to record Leases issued by any local, Indian, state or federal Governmental Body, or any assignments of such Leases, in the real property, conveyance or other records of the county in which such Property is located, provided that failures to record any such Leases or any assignments of interests in such Leases in the applicable public record may be defects if the failure to so record cannot be cured by filing the same after the Effective Time in the applicable public record;

(iii)    defects based on a gap in Seller’s chain of title in the federal, state or county records as to Leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain which documents shall be included in a Title Defect Notice and such gap is not the result of the failure of any applicable Governmental Body to approve any assignment into Purchaser or any of its predecessor in interest (but only to the extent any such assignment has been delivered and submitted to such Governmental Body and such Governmental Body has not affirmatively rejected any such assignment in writing);

(iv)    defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Purchaser provides affirmative evidence that such failure or omission has resulted in another Person’s superior claim of title;

(v)    defects that have been cured by applicable Laws of limitation or prescription;

(vi)    defects or depth severances that pertain to any formation or common source of supply other than the Formation applicable to the subject Well or DSU;

(vii)    immaterial defects or irregularities resulting from or related to probate proceedings, which defects or irregularities have been outstanding for ten (10) years or more;

(viii)    defects arising from prior oil and gas leases relating to lands covered by any Leases that are not released of record and that have expired on the face of the terms of such instrument, unless Purchaser provides affirmative written evidence that such failure or omission results in another Person’s superior claim of title;

(ix)    any maintenance of uniform interest provision under any joint operating agreement (including any past violations of such provisions);

(x)    defects based solely on (A) lack of information, including lack of information in Seller’s files, the lack of third party records or the unavailability of information from any Governmental Body, (B) references to a document(s) if such document(s) is not in Seller’s files or (C) any Tax assessment, Tax payment or similar records or the absence of such activities or records;

(xi)    defects arising out of lack of survey or lack of metes and bounds descriptions, unless a survey or metes and bounds description is expressly required by Law;

(xii)    defects arising from any change in applicable Law after the date hereof;

(xiii)    defects arising from any prior oil and gas lease relating to the lands covered by a Lease not being surrendered of record, unless Purchaser provides affirmative evidence that the primary term thereof has not expired or a third party is conducting operations on, asserting ownership of, or has a claim of superior title to, the Assets;

(xiv)    defects that affect only which royalty owner has the right to receive royalty payments rather than the amount or the proper payment of such royalty payment;

(xv)    any lien, mortgage, security interest, pledge, charge or other encumbrance or of loss of title resulting from, (i) Seller’s conduct of business as required by the terms of this Agreement (other than, and specifically excluding, Section 8.5(a)(i)), (ii) Seller’s conduct of business as directed, or consented to, by Purchaser under this Agreement, or (iii) omissions or failures to act of Seller where such omissions or failures to act (A) are required under this Agreement, (B) occurred at the direction of Purchaser, or (C) occurred due to Purchaser’s failure to consent to any activity;

(xvi)    any defects or irregularities resulting from liens, production payments or mortgages, including failure to record releases of such, that have expired on their own terms, unless the same results in another Person’s actual and superior claim of title to the relevant Lease or Well, or the enforcement of which are barred by applicable statutes of limitation;

(xvii)    the absence of any lease amendment or consent by any royalty, overriding royalty or mineral interest holder authorizing the pooling of any leasehold interest, royalty, overriding royalty or mineral interest if any such leasehold interest owner, royalty or overriding royalty owner or mineral interest owner is not required to ratify such Unit (because, in each case, such interest can be pooled or unitized without such owner’s consent);

(xviii)    defects arising from any Lease having a provision that restricts or prohibits pooling, unless Purchaser provides affirmative evidence that such provision has been violated with respect to the Wells; and

(xix)    such other defects or irregularities in the title to the Assets that would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties in the region where the Assets are located.

As used in this Agreement, the term “Title Benefit” means any right, circumstance or condition that operates to increase the Net Revenue Interest of Seller in any Well or DSU set forth on Exhibit B-1 or Exhibit B-2 (limited to the applicable Formation of such Well or DSU), without causing a greater than proportionate increase in Seller’s Working Interest above that shown in Exhibit B-1 or Exhibit B-2.

Section 4.3    Definition of Permitted Encumbrances. As used herein, the term “Permitted Encumbrances” means any or all of the following:

(a)    Royalties and any overriding royalties, reversionary interests, net profit interests, production payments, carried interests, and other burdens, to the extent that any such burden does not (i) reduce Seller’s Net Revenue Interest with respect to any Well or DSU set forth in Exhibit B-1 or Exhibit B-2 below that shown in Exhibit B-1 or Exhibit B-2 or (ii) increase Seller’s Working Interest with respect to any Well or DSU set forth in Exhibit B-1 or Exhibit B-2 above that shown in Exhibit B-1 or Exhibit B-2 without at least a proportionate increase in the Net Revenue Interest;

(b)    All Leases, all Contracts listed in Schedule 2.2(e) and all Surface Contracts listed in Schedule 2.2(f), to the extent that they do not, individually or in the aggregate, (i) reduce Seller’s Net Revenue Interest with respect to any Well or DSU set forth in Exhibit B-1 or Exhibit B-2 below that shown in Exhibit B-1 or Exhibit B-2 or (ii) increase Seller’s Working Interest with respect to any Well or DSU set forth in Exhibit B-1 or Exhibit B-2 above that shown in Exhibit B-1 or Exhibit B-2 without at least a proportionate increase in the Net Revenue Interest;

(c)    Preference Rights applicable to this or any future transaction; provided, that such Preference Rights are subject in all respects to Section 8.6 of this Agreement;

(d)    Transfer Requirements applicable to this or any future transaction; provided, that such Transfer Requirements are subject in all respects to Section 8.6 of this Agreement;

(e)    Liens for current Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions (all such Taxes being contested in good faith are set forth on Schedule 6.7);

(f)    Any (i) undetermined or inchoate liens or charges constituting or securing the payment of expenses which were incurred in the ordinary course of business incidental to maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing oil, gas or other hydrocarbons therefrom or therein and that will be paid by Seller in the ordinary course of business or, if delinquent, that are being contested in good faith (all such liens or charges being contested in good faith are set forth on Schedule 4.3(f)), (ii) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ or other similar liens, security interests or charges for liquidated amounts arising in the ordinary course of business to construction, maintenance, development, production or operation of the Assets or the production or processing of oil, gas or other hydrocarbons therefrom, that are not delinquent (including any amounts being withheld as provided by Law) and that will be paid by Seller in the ordinary course of business or, if delinquent, that are being contested in good faith (all such liens or charges being contested in good faith are set forth on Schedule 4.3(f)), and (iii) mortgages encumbering the oil, gas and mineral estate of any lessor unless a complaint of foreclosure has been duly filed or any similar action taken by the mortgagee thereunder and in such case such mortgage has not been subordinated to the Lease applicable to such Asset;

(g)    All rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the sale or conveyance of the Assets or interests therein pursuant to this or to any future transaction if they are not required or customarily obtained prior to the sale or conveyance (the “Customary Post-Closing Consents”);

(h)    Rights of notice or reassignment (or granting an opportunity to receive a reassignment) of a leasehold interest to the holders of such reassignment rights prior to surrendering or releasing such leasehold interest, in each case, unless triggered prior to the Closing Date;

(i)    Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, to the extent that they do not (x) reduce Seller’s Net Revenue Interest with respect to any Well or DSU set forth in Exhibit B-1 or Exhibit B-2 below that shown in Exhibit B-1 or Exhibit B-2, (y) increase Seller’s Working Interest with respect to any Well or DSU set forth in Exhibit B-1 or Exhibit B-2 above that shown in Exhibit B-1 or Exhibit B-2 without at least a proportionate increase in the Net Revenue Interest, or (z) detract in any material respect from the value of, or interfere in any material respect with the use, ownership or operation of, the Assets subject thereto or affected thereby (as currently used, owned and operated) and which would be considered acceptable by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties;

(j)    Calls on Hydrocarbon production under existing Contracts that are listed on Schedule 2.2(e);

(k)    All rights reserved to or vested in any Governmental Body to control or regulate any of the Assets in any manner or to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, and all obligations and duties under all applicable Laws or under any franchise, grant, license or permit issued by any such Governmental Body;

(l)    Liens granted under applicable joint operating agreements and other similar agreements or by operation of Law in respect of obligations that are not yet due;

(m)    Rights of a common owner of any interest in the Assets and such common owner as tenants in common or through common ownership to the extent that any such right does not (i) reduce Seller’s Net Revenue Interest with respect to any Well or DSU set forth in Exhibit B-1 or Exhibit B-2 below that shown in Exhibit B-1 or Exhibit B-2, (ii) increase Seller’s Working Interest with respect to any Well or DSU set forth in Exhibit B-1 or Exhibit B-2 above that shown in Exhibit B-1 or Exhibit B-2 without at least a proportionate increase in the Net Revenue Interest, or (iii) materially impair or interfere with the operation or use of the Assets (as currently used or operated);

(n)    Zoning and planning ordinances and municipal regulations;

(o)    Any encumbrance affecting the Assets that is discharged at or prior to Closing;

(p)    Any matters set forth on the face of Exhibit A, Exhibit B-1 or Exhibit B-2 or any lien securing any indebtedness under the Seller Credit Agreement;

(q)    With respect to any interest in the Assets acquired through compulsory pooling, failure of the records of any Governmental Body to reflect Seller as the owner of an Asset;

(r)    Encumbrances created under deeds of trust, mortgages and similar instruments by the allottee under a Lease issued by a Governmental Body (including the Bureau of Indian Affairs);

(s)    Defects based on or arising out of the failure of Seller to enter into, be party to, or be bound by, pooling provisions, a pooling agreement, production sharing agreement or other similar agreement with respect to any horizontal Well or DSU that crosses more than one Lease or tract, to the extent (i) such Well or DSU has been permitted by the applicable Governmental Body or (ii) the allocation of Hydrocarbons produced from such Well or DSU among such Lease or tracts based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each such Lease or leasehold tract its share of such production;

(t)    Delay or failure of any Governmental Body (including the United States Bureau of Land Management) to approve the assignment of any Lease or Well to Seller or any predecessor in title to Seller or to consent to any communitization agreement, in each case, unless such approval or consent has been expressly denied or rejected in writing by such Governmental Body;

(u)    Any defects arising solely from the failure to file an affidavit relating to the occurrence of a required contingency pursuant to N.D. Cent. Code § 47-16-40 or S.D. Codified Laws §45-7-9, as applicable;

(v)    Failure to obtain waivers of maintenance of uniform interest, restriction on zone transfer, or similar provisions in operating agreements with respect to assignments in Seller’s chain of title to the Asset to the extent no joint Working Interest owner or other third party has delivered to Seller any written notice of denial, rejection, dispute or objection as to the failure to comply with such provisions;

(w)    Defects or irregularities of title resulting from unreleased leases covering Hydrocarbons absent affirmative evidence that such instruments are in force and effect and constitute a superior claim of title with respect to the Wells or DSUs if such unreleased leases would customarily be accepted by a purchaser of and lender secured by the Assets;

(x)    Imbalances set forth on Schedule 6.15 or for which the Purchase Price is adjusted pursuant to the terms hereon; and

(y)    Such Title Defects as Purchaser may have waived pursuant to the express terms of this Agreement.

Section 4.4    Notice of Title Defect Adjustments.

(a)    To assert a claim of a Title Defect prior to Closing, Purchaser must deliver a claim notice to Seller (each a “Title Defect Notice”) on or before 60 days after the date of this

Agreement at 5:00 p.m. Central Time (the “Title Claim Date”). To be effective, each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect(s), (ii) the Wells or DSUs affected by the Title Defect (each a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) to the extent available, supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of and extent of the alleged Title Defect(s) and the amount by which the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s), and (v) the amount by which Purchaser reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations and information upon which Purchaser’s belief is based. To give Seller an opportunity to commence reviewing and curing Title Defects, Purchaser agrees to use reasonable efforts to give Seller, at the end of every two week period prior to the Title Claim Date, written notice of all alleged Title Defects discovered by or on behalf of Purchaser during the preceding two week period, which notice may be preliminary in nature and supplemented prior to the Title Claim Date; provided that the failure to provide any such preliminary notice shall not affect Purchaser’s right to assert Title Defects at any time prior to or on the Title Claim Date. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, SUBJECT TO THE SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE CONVEYANCE AND PURCHASER’S REMEDIES FOR THE BREACHES OF THE APPLICABLE SELLER REPRESENTATIONS, PURCHASER SHALL BE DEEMED TO HAVE WAIVED ITS RIGHT TO ASSERT TITLE DEFECTS OF WHICH SELLER HAS NOT BEEN GIVEN NOTICE MEETING THE REQUIREMENTS OF THIS SECTION 4.4(a) ON OR BEFORE THE TITLE CLAIM DATE. For purposes hereof, the “Allocated Value” of an Asset means the portion of the Total Allocated Value that has been allocated to a particular Well or DSU in Schedule 3.3 as prepared by Purchaser and reviewed for reasonableness by Seller. Notwithstanding anything to the contrary contained herein, Purchaser shall be entitled to waive or rescind any Title Defect asserted in a Title Defect Notice at any point in time prior to or on the Closing Date, and any such waived or rescinded Title Defects will become Permitted Encumbrances and will not be included in the calculations set forth in Section 9.1(e) or 9.2(e).

(b)    Seller shall have the right, but not the obligation, to deliver to Purchaser on or before the Title Claim Date, with respect to each Title Benefit, a notice (a “Title Benefit Notice”) including (i) a description of the Title Benefit, (ii) the Wells or DSUs affected, (iii) the Allocated Values of the Well or DSU set forth in Exhibit B-1 or Exhibit B-2 subject to such Title Benefit, and (iv) the amount by which Seller reasonably believes the Allocated Value of those Wells or DSUs is increased by the Title Benefit, and the computations and information upon which Seller’s belief is based. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, SELLER SHALL BE DEEMED TO HAVE WAIVED ITS RIGHT TO ASSERT TITLE BENEFITS OF WHICH PURCHASER HAS NOT BEEN GIVEN NOTICE ON OR BEFORE THE TITLE CLAIM DATE.

(c)    Seller shall have the right, but not the obligation, to attempt, at its sole cost and expense, to cure or remove Title Defects at any time prior to Closing (the “Cure Period”), unless the parties otherwise agree, any Title Defects of which Seller has been advised in writing by Purchaser. Any asserted Title Defects which are cured within the Cure Period or waived or deemed waived by Purchaser shall be deemed Permitted Encumbrances hereunder.

(d)    In the event that any Title Defect is not waived by Purchaser or cured on or before Closing, Purchaser and Seller shall mutually agree to have one of the following remedies apply:

(i)    subject to the Individual Title Defect Threshold and Defect Deductible, have the Purchase Price reduced by an amount (“Title Defect Amount”) agreed upon pursuant to Section 4.4(g) by Purchaser and Seller as being the value of such Title Defect, taking into consideration the Allocated Value of the Property subject to such Title Defect, the portion of the Property subject to such Title Defect and the legal effect of such Title Defect on the Property affected thereby; provided, however, that the methodology, terms and conditions of Section 4.4(g) shall control any such determination;

(ii)    Seller shall indemnify Purchaser against all liability, loss, cost and expense resulting from such Title Defect pursuant to an indemnity agreement mutually acceptable to the parties; or

(iii)    Seller shall convey of the Property that is subject to such Title Defect to Purchaser at Closing, and the principal amount of the Purchaser Note shall be reduced by an amount equal to the Title Defect Amount as set forth in the Title Defect Notice delivered by Purchaser for such Title Defect. Thereafter, Seller shall have 180 days after Closing in which to cure such Title Defect. In the event that Seller is able to cure such Title Defect by the end of this 180 day cure period, then the principal amount of the Purchaser Note as of the Effective Time shall be increased by the amount equal to the Title Defect Amount for such cured Title Defect and Seller shall be entitled to any interest accruing on such amount under the Purchaser Note from and after the Effective Time. An election pursuant to this Section 4.4(d)(iii) shall not waive Seller’s right to dispute the existence of a Title Defect or to contest the Title Defect Amount asserted with respect thereto. In the event that Seller is unable to cure the Title Defect within 180 days of the Closing, then the Parties shall select the remedy set forth in subsection (i) of this Section 4.4(d). Should Purchaser’s choice ultimately lead to application of Section 4.4(k), the Title Expert shall be selected within fifteen (15) Business Days of the end of this 180 day cure period. All other provisions of Section 4.4(k) shall apply as written.

In the event that Purchaser and Seller fail to agree upon one of the foregoing remedies with respect to a Title Defect asserted by Purchaser pursuant to Section 4.4(a) prior to Closing, then the remedy set forth in clause (iii) shall apply as the remedy for such Title Defect, and if the parties cannot agree on whether any Title Defect that has been asserted actually constitutes a Title Defect and as a result the parties cannot agree whether the conditions in Section 9.1(e) and Section 9.2(e) have been satisfied as of Closing, then the parties shall cause such dispute to be resolved prior to the Closing in accordance with Section 4.4(k) in order to determine whether such conditions have been satisfied. In the event the parties select the remedy set forth in clause (i) above, and Purchaser and Seller are unable to agree on the Title Defect Amount, the affected Assets will nevertheless be conveyed to Purchaser at Closing with a reduction in the Purchase Price for such Title Defect based upon the Title Defect Amount asserted by Purchaser, subject to Seller’s right to a subsequent adjustment in the Purchase Price for such Title Defect as may result under the provisions of Section 4.4(k), or as may otherwise be agreed to by the parties.

(e)    With respect to each Well and DSU set forth on Exhibit B-1 and Exhibit B-2 affected by Title Benefits reported under Section 4.4(b), the aggregate Title Benefit Amounts, but only for those individual Title Benefits that exceed the Individual Title Defect Threshold and then only in the event the aggregate of such Title Benefit Amounts exceeds the Defect Deductible (and only to the extent of such excess), may be used to offset the aggregate of all Title Defect Amounts, if any.

(f)    Section 4.4(d) shall be the exclusive right and remedy of Purchaser with respect to Title Defects asserted by Purchaser pursuant to Section 4.4(a). Section 4.4(e) shall be the exclusive right and remedy of Seller with respect to Title Benefits asserted by Seller pursuant to Section 4.4(b).

(g)    The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the Title Defect Property is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:

(i)    if Purchaser and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii)    if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii)    if the Title Defect results from Seller having a lesser Net Revenue Interest in such Title Defect Property than the Net Revenue Interest specified therefor in Exhibit B-1 or Exhibit B-2 and the Working Interest attributable to such Title Defect Property has been proportionately reduced, the Title Defect Amount shall be equal to the product obtained by multiplying the Allocated Value of such Title Defect Property by a fraction, the numerator of which is the reduction in the Net Revenue Interest and the denominator of which is the Net Revenue Interest specified for such Title Defect Property in Exhibit B-1 or Exhibit B-2;

(iv)    if the Title Defect results from any matter not described in subsections (i), (ii), or (iii) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Asset so affected, the portion of Seller’s interest in the Asset affected by the Title Defect, the legal effect of the Title Defect, the potential present value economic effect of the Title Defect over the life of the affected Asset, the values placed upon the Title Defect by Purchaser and Seller, the estimated capital and operational costs and expenses (or reduction or increases thereof) attributable to Seller’s Working Interest, and such other factors as are necessary to make an evaluation and determination of such value; and

(v)    notwithstanding anything to the contrary in this Article 4, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Title Defect Property.

(h)    The Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder. For example, if a lien affects more than one Title Defect Property or the curative work with respect to one Title Defect results (or is reasonably expected to result) in the curing of any other Title Defect affecting the same or another Title Defect Property, the amount necessary to discharge such lien or the cost and expense of such curative work shall be allocated among the Title Defect Properties so affected (in the ratios of the Allocated Values of such Title Defect Properties) and the amount so allocated to a Title Defect Property shall be included only once in the Title Defect Amount and shall be aggregated for purposes of determining whether the Title Defect Amount exceeds the Individual Title Defect Threshold. For the avoidance of doubt, the parties acknowledge and agree that a defect with respect to any Well or DSU shall take into account any defects related to the Leases related to such Well or DSU.

(i)    No Title Defect Amount shall be allowed on account of and to the extent that an increase in Seller’s Working Interest in a Property has the effect of proportionately increasing Seller’s Net Revenue Interest in such Property.

(j)    The “Title Benefit Amount” for any Title Benefit means, with respect to an affected Well or DSU, the amount by which the value of the affected Well or DSU is enhanced by virtue of (A) Seller having a greater Net Revenue Interest in such Well or DSU than the Net Revenue Interest specified therefor in Exhibit B-1 or Exhibit B-2, or (B) Seller having a lesser Working Interest in such Well or DSU than the Working Interest specified therefor in Exhibit B-1 or Exhibit B-2.

(i)    If Purchaser and Seller agree on the Title Benefit Amount, that agreed amount shall be the Title Benefit Amount.

(ii)    If the Title Benefit Amount results from Seller having a greater Net Revenue Interest (without a corresponding increase in Working Interest) in such Well or DSU than the Net Revenue Interest specified therefor in Exhibit B-1 or Exhibit B-2, the Title Benefit Amount shall be equal to the product obtained by multiplying the Allocated Value of such Well or DSU by a fraction, the numerator of which is the increase in the Net Revenue Interest (for which there is no corresponding increase in the Working Interest), and the denominator of which is the Net Revenue Interest specified for such Well or DSU in Exhibit B-1 or Exhibit B-2.

(iii)    In determining the amount of Title Benefit Amounts, the principles and methodology set forth in Section 4.4(g) shall generally be applied, mutatis mutandis.

(k)    Seller and Purchaser shall attempt in good faith to agree on (x) all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts, and (y) the adequacy of any curative materials provided by Seller to cure an alleged Title Defect (with any failure to agree on items (x) and (y) becoming, collectively, the “Disputed Title Matters”) prior to Closing or the end of the 180 day cure period, as applicable. If Seller and Purchaser are unable to agree by Closing, Seller will convey the affected Properties to Purchaser at Closing, and the principal amount of the Purchaser Note shall be reduced by an amount equal to the Title Defect Amount as set forth in the Title Defect Notice delivered by Purchaser for such Title Defect. If Seller and

Purchaser are unable to agree by the end of the 180 day cure period, as applicable, the Disputed Title Matters shall be exclusively and finally resolved pursuant to this Section 4.4(k). There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years’ experience in oil and gas titles involving properties in the regional area in which the Properties are located and shall not have performed professional services for either party or any of their respective Affiliates during the previous three (3) years, as selected by mutual agreement of Purchaser and Seller within fifteen (15) Business Days after the end of the Cure Period or the end of the 180 day cure period, as applicable (the “Title Expert”). The Title Expert’s determination shall be made within fifteen (15) Business Days after submission of the matters in dispute and shall be final and binding upon both parties, without right of appeal. In making his determination, the Title Expert shall be bound by the rules set forth in Section 4.4(g), Section 4.4(h), Section 4.4(i) and Section 4.4(j) and may consider such other matters as in the opinion of the Title Expert are necessary or helpful to make a proper determination. The Title Expert may allow the parties to make written submissions of their positions in the manner and to the extent the Title Expert deems appropriate, and the Title Expert may call on the parties to submit such other materials as the Title Expert deems helpful and appropriate to resolution of the dispute. Additionally, the Title Expert may consult with and engage disinterested third parties to advise the arbitrator, including without limitation petroleum engineers and other experts as necessary. In rendering his or her award, the Title Expert shall be limited to selecting either Seller’s position or Purchaser’s position on each of the Disputed Title Matters. The Title Expert, however, may not award (A) Purchaser a greater Title Defect Amount than the Title Defect Amount claimed by Purchaser in its applicable Title Defect Notice or (B) Seller a greater Title Benefit Amount than the Title Benefit Amount claimed by Seller in the applicable Title Benefit Notice. The Title Expert shall act as an expert for the limited purpose of determining the specific Disputed Title Matters submitted by either party and may not award damages, interest or penalties to any party with respect to any matter. The non-prevailing party shall pay all costs and expenses (including reasonable attorneys’ fees, the costs associated with each party presenting its case and the costs and fee of the Title Expert). Within ten (10) days after the Title Expert delivers written notice to Purchaser and Seller of his award with respect to a Disputed Title Matter, the principal amount of the Purchaser Note as of the Effective Time shall be increased by the amount (including, if the Disputed Title Matter relates to a Title Defect, such amount equal to the difference between (i) the Title Defect Amount as set forth in the Title Defect Notice delivered by Purchaser for such Title Defect and (ii) the Title Defect Amount for such Title Defect as determined by the Title Expert), if any, so awarded by the Title Expert to Seller, and Seller shall be entitled to any interest accruing on such amount under the Purchaser Note from and after the Effective Time.

(l)    Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any uncured Title Defects for which the Title Defect Amount does not exceed $25,000 (with respect to each Well on Exhibit B-1) or $75,000 (with respect to each DSU on Exhibit B-2) (as applicable, the “Individual Title Defect Threshold”); and (ii) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Seller for any Title Defect for which the Title Defect Amount exceeds the Individual Title Defect Threshold unless (A) the amount of the sum of (1) the aggregate Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (but excluding any Title Defect Amounts attributable to Title Defects cured by Seller), plus (2) the aggregate Environmental Defect Amounts of all Environmental Defects that exceed the Individual Environmental Threshold (but excluding any Environmental

Defects cured by Seller), exceeds (B) an amount equal to two percent (2%) of the Total Allocated Value (the “Defect Deductible”), after which point adjustments to the Purchase Price or other remedies shall be made or available to Purchaser, but only to the extent that the amount by which the aggregate amount of such Title Defect Amounts and Environmental Defect Amounts exceeds the Defect Deductible.

Section 4.5    Casualty or Condemnation Loss.

(a)    Notwithstanding anything herein to the contrary, from and after the date of this Agreement, if Closing occurs, Purchaser shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of Equipment due to ordinary wear and tear, in each case, with respect to the Assets, and Purchaser shall not assert such matters as Casualty Losses or Title Defects hereunder.

(b)    If, after the date of this Agreement but prior to Closing Date, any portion of the Assets is destroyed by fire or other casualty or is expropriated or taken in condemnation or under right of eminent domain (a “Casualty Loss”), subject to Purchaser’s right under this Section 4.5(b) and Purchaser’s termination right under Section 11.1(d), this Agreement shall remain in full force and effect, and Purchaser shall nevertheless be required to close the transactions contemplated hereby. In the event that the amount of the costs and expenses associated with repairing or restoring the Assets affected by such Casualty Loss exceeds Five Hundred Thousand Dollars ($500,000) net to Seller’s interest, Seller must elect by written notice to Purchaser prior to Closing either to (i) cause the Assets affected by such Casualty Loss to be repaired or restored, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), or (ii) indemnify Purchaser under an indemnification agreement mutually acceptable to the parties against any costs or expenses that Purchaser reasonably incurs to repair or restore the Assets subject to such Casualty Loss. In each case, Seller shall retain all rights to insurance and other claims against third parties with respect to the applicable Casualty Loss except to the extent the parties otherwise agree in writing; provided that, with respect to any Casualty Loss that is less than Five Hundred Thousand Dollars ($500,000) (net to Seller’s interest), Seller shall pay to Purchaser all insurance proceeds actually received by Seller with respect to such Casualty Loss. Seller shall have no other liability or responsibility to Purchaser with respect to a condemnation or Casualty Loss, EVEN IF SUCH CASUALTY LOSS SHALL HAVE RESULTED FROM OR SHALL HAVE ARISEN OUT OF THE SOLE OR CONCURRENT NEGLIGENCE, FAULT OR VIOLATION OF A LEGAL REQUIREMENT OF SELLER.

Section 4.6    Limitations on Applicability. The right of Purchaser to assert a Title Defect under this Agreement and Seller’s right to assert a Title Benefit under this Agreement shall terminate as of the Title Claim Date, provided there shall be no termination of Purchaser’s or Seller’s rights (i) under Section 4.4 with respect to any bona fide Title Defect properly reported in a Title Defect Notice or bona fide Title Benefit properly reported in a Title Benefit Notice on or before the Title Claim Date, (ii) arising under the special warranty of Defensible Title as contemplated by Section 4.1(b) or (iii) arising out of a breach of the Applicable Seller Representations.

Section 4.7    Government Approvals Respecting Assets.

(a)    Federal and State Approvals. Purchaser shall, within thirty (30) days after Closing and at Purchaser’s own expense, file for approval with the applicable Governmental Bodies all assignment documents and other state, federal and Indian transfer documents required to effectuate the transfer of the Assets. Purchaser further agrees, promptly after Closing, to take all other actions reasonably required of Purchaser by federal, state or Indian agencies having jurisdiction to obtain all requisite regulatory approvals with respect to the transactions contemplated in this Agreement, and to use its commercially reasonable efforts to obtain the approval by such federal, state or Indian agencies, as applicable, of Seller’s assignment documents requiring federal, state or Indian approval in order for Purchaser to be recognized by the federal, state or Indian agencies as the owner of the Assets. Purchaser shall provide Seller with approved copies of the assignment documents and other state, federal and Indian transfer documents, as soon as they are available.

(b)    Title Pending Governmental Approvals. Until all of the governmental approvals provided for in Section 4.7(a) have been obtained, the following shall occur with respect to the affected portion of the Assets:

(i)    Seller shall continue to hold record title to the affected Leases and other affected portion of the Assets as nominee for Purchaser;

(ii)    Purchaser shall be responsible for, and shall indemnify and hold harmless Seller from, all Assumed Seller Obligations with respect to the affected Leases and other affected portion of the Assets as if Purchaser was the record owner of such Leases and other portion of the Assets as of the Effective Time;

(iii)    Seller shall act as Purchaser’s nominee but shall be authorized to act only upon and in accordance with Purchaser’s instructions, and Seller shall have no authority, responsibility or discretion to perform any tasks or functions with respect to the affected Leases and other affected portion of the Assets other than those which are purely administrative or ministerial in nature, unless otherwise specifically requested and authorized by Purchaser in writing;

(iv)    Seller shall not be obligated to incur any expenses in Seller’s capacity as nominee for the benefit of Purchaser under this Section 4.7(b), and Purchaser agrees to pay or reimburse Seller for any such expenses promptly upon receiving notice thereof; and

(v)    For purposes of Article 12, Seller and Purchaser shall treat and deal with such affected Leases and other affected portions of the Assets as if full legal and equitable title to the same had passed from Seller to Purchaser at Closing.

ARTICLE 5

ENVIRONMENTAL MATTERS

Section 5.1    Assessment. From and after the date of execution of this Agreement until the Closing Date, Seller shall afford to Purchaser and its officers, employees, agents and authorized representatives reasonable access to the Records and shall reasonably coordinate and assist with Purchaser’s efforts to obtain permission from the third party operators of the Properties for Purchaser and Purchaser’s authorized representatives to have reasonable access to the Properties, in each case in accordance with Section 8.1. Upon reasonable notice to Seller, and subject to this Section 5.1 and Section 8.1, Purchaser shall be entitled to conduct a Phase I environmental property assessment of the Assets that satisfies the basic assessment requirements set forth under the current American Society for Testing and Material Standard Practice for Phase I environmental property assessments (Designation E1527-13) (the “Phase I Assessment” or “Phase I”, whether one or more). The Phase I Assessment and Purchaser’s other diligence activities shall be conducted at the sole cost, risk and expense of Purchaser, and shall be subject to the indemnity provisions of Section 5.4. Seller or its designee shall have the right to accompany Purchaser and Purchaser’s representatives whenever they are onsite on Assets and also to collect split test samples if any are collected. Notwithstanding anything herein to the contrary, Purchaser shall not have access to, and shall not be permitted to conduct any environmental due diligence (including all or any part of the Phase I Assessments or the Phase II Assessments) with respect to, any Assets with respect to which Seller or its Affiliates do not have the authority to grant access for such due diligence; provided, however, Seller and its Affiliates shall reasonably coordinate and assist with Purchaser in obtaining permission from any other Person to allow Purchaser and Purchaser’s representatives such access and as long as Seller and its Affiliates have reasonably coordinated and assisted, Seller shall have no liability to Purchaser for failure to obtain any such other Person’s permission. In the event that Purchaser’s Phase I Assessment identifies in good faith actual or potential “Recognized Environmental Conditions,” as such conditions are defined or described under the current ASTM International Standard Practice Designation E1527-13, then Purchaser may request Seller’s consent to conduct additional Phase II environmental property assessments, including the collection and analysis of environmental samples (collectively, the “Phase II Assessment” or “Phase II,” whether one or more). The Phase II Assessment procedures and plan concerning any additional investigation shall be submitted to Seller in a written environmental property assessment plan, and shall be reasonable based on the recognized environmental concerns identified by the Phase I Assessment. Thereafter, Seller may, in its sole discretion, approve or deny said environmental property assessment plan, in whole or in part, and Purchaser shall not have the right to conduct any activities set forth in such plan unless and until such time that Seller has approved such plan in writing; provided, that notwithstanding Seller’s rejection of said environmental property assessment plan, in whole or in part, Purchaser may still deliver an Environmental Defect Notice with respect to such Assets pursuant to Section 5.3. Any such approved environmental property assessment plan shall be performed in accordance with this Article 5 and in compliance with all Laws. Purchaser and Seller shall maintain, and shall cause their respective officers, employees, representatives, consultants and advisors to maintain, all information obtained by Purchaser pursuant to any Phase I, Phase II or other due diligence activity as strictly confidential until the Closing occurs, unless disclosure of any facts discovered through such Phase I, Phase II or other due diligence activity is required under any Laws. Purchaser shall provide Seller with a copy of the final version of all environmental reports prepared by, or on behalf of, Purchaser with respect to any Phase I, Phase II or other due diligence activity conducted on the Properties. In the event that any necessary disclosures under applicable Laws are required with respect to matters discovered by any Phase I, Phase II or other due diligence activity conducted by, for or on behalf of Purchaser, Purchaser agrees that Seller shall be the responsible party for disclosing such matters to the appropriate Governmental Bodies; provided that, if Seller fails to promptly make such disclosure and Purchaser or any of its Affiliates is legally obligated to make such disclosure, such Person shall have the right to fully comply with such legal obligation.

Section 5.2    NORM, Wastes and Other Substances. Purchaser acknowledges that the Assets have been used for the exploration, development, and production of Hydrocarbons and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Properties or associated with the Assets. Equipment and sites included in the Assets may contain Hazardous Materials, including NORM. NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on, in or under the Properties or included in the Assets may contain Hazardous Materials, including NORM. Hazardous Materials, including NORM, may have come in contact with various environmental media, including without limitation, water, soils or sediment. Special procedures may be required for the Remediation of environmental media and Hazardous Materials, including NORM, from the Assets.

Section 5.3    Environmental Defects.

(a)    If, as a result of its investigation pursuant to Section 5.1, Purchaser determines that with respect to the Assets, there exists an Environmental Defect, then on or prior to 60 days after the date of this Agreement at 5:00 p.m. Central Time (the “Environmental Claim Date”), Purchaser may notify Seller in writing of such Environmental Defect (an “Environmental Defect Notice”). EXCEPT FOR THE EXCLUDED SELLER OBLIGATIONS, FOR ALL PURPOSES OF THIS AGREEMENT, PURCHASER SHALL BE DEEMED TO HAVE WAIVED ANY ENVIRONMENTAL DEFECT WHICH PURCHASER FAILS TO ASSERT AS AN ENVIRONMENTAL DEFECT BY AN ENVIRONMENTAL DEFECT NOTICE MEETING THE REQUIREMENTS OF THIS SECTION 5.3 RECEIVED BY SELLER ON OR BEFORE THE ENVIRONMENTAL CLAIM DATE. To be effective, each such notice must set forth (i) a description of the matter constituting the alleged Environmental Defect, (ii) the Leases, Units, Wells and associated Assets affected by the Environmental Defect, (iii) the estimated present value of the costs and expenses (as of the Closing Date and discounted at a rate of seven percent (7%) based on the reasonably likely date such Remediation activities and operations are required to be conducted) of the Lowest Cost Response to eliminate the Environmental Defect in question; provided, however, that the Environmental Defect Amount shall expressly exclude (A) the costs, fees and expenses of Purchaser’s and/or its Affiliate’s employees or attorneys, (B) costs, fees and expenses for matters that are ordinary costs of doing business regardless of the presence of an Environmental Defect (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets or in connection with permit renewal/amendment activities), (C) overhead costs of Purchaser or its Affiliates, and (D) any Remediation costs, fees or expenses charged or chargeable to any other Working Interest owner or co-tenant or joint owner of the underlying Assets burdened by such Environmental Defect) (the “Environmental Defect Amount”) and the calculation thereof, and (iv) supporting documents reasonably necessary for Seller to verify the existence of the alleged Environmental Defect and the Environmental Defect Amount.

(b)    Seller shall have the right, but not the obligation, to cure any Environmental Defect before Closing or, provided that the parties shall have agreed to the general plan of Remediation with respect to such Environmental Defect and the time period by which such Remediation shall take place, after Closing. If (x) Seller disagrees with any of Purchaser’s assertions with respect to the existence of an Environmental Defect or the Environmental Defect Amount or (y) the adequacy of any cure by Seller of any asserted Environmental Defect is in dispute (with any failure to agree on items (x) and (y) becoming, collectively, the “Disputed Environmental Matters”), Purchaser and Seller will attempt to resolve the dispute prior to Closing (or after Closing if Seller attempts to cure an asserted Environmental Defect after Closing pursuant to this Section 5.3(b)). If the dispute cannot be resolved within ten (10) days of the first meeting of Purchaser and Seller, any party may submit the dispute to an environmental consultant approved in writing by Seller and Purchaser that is experienced in environmental corrective action at oil and gas properties in the relevant jurisdiction and that shall not have performed professional services for either party or any of their respective Affiliates during the previous three (3) years (the “Independent Expert”). If the parties cannot agree on whether any Environmental Defect that has been asserted actually constitutes an Environmental Defect and as a result the parties cannot agree whether the conditions in Section 9.1(e) and Section 9.2(e) have been satisfied as of Closing, then the parties shall cause such dispute to be resolved prior to the Closing in accordance with this Section 5.3(b) in order to determine whether such conditions have been satisfied. The Independent Expert may elect to conduct the dispute resolution proceeding by written submissions from Purchaser and Seller with exhibits, including interrogatories, supplemented with appearances by Purchaser and Seller, if necessary, as the Independent Expert may deem necessary. After the parties and Independent Expert have had the opportunity to review all such submissions, the Independent Expert shall call for a final, written offer of resolution from each party. The Independent Expert shall render its decision within fifteen (15) Business Days of receiving such offers by selecting either one or the other of the offers on each of the Disputed Environmental Matters; provided, however, that the Independent Expert may not award Purchaser any greater Environmental Defect Amount than the Environmental Defect Amount claimed by Purchaser in its applicable Environmental Defect Notice. In the event the parties have failed to resolve any Disputed Environmental Matter at Closing, Seller shall convey the Asset affected by the Environmental Defect to Purchaser at Closing, and at Closing, the principal amount of the Purchaser Note shall be reduced by an amount equal to the Environmental Defect Amount as set forth in the Environmental Defect Notice delivered by Purchaser for such Environmental Defect. Thereafter, the Independent Expert shall render his or her decision regarding the Environmental Defect, and the principal amount of the Purchaser Note as of the Closing Date shall be increased by the amount equal to the difference between (i) the Environmental Defect Amount as set forth in the Environmental Defect Notice delivered by Purchaser for such Environmental Defect, and (ii) the Environmental Defect Amount for such Environmental Defect as determined by the Independent Expert), if any, so awarded by the Independent Expert to Seller, and Seller shall be entitled to any interest accruing on such amount under the Purchaser Note from and after the Closing Date.

(c)    The Independent Expert may not award damages, interest or penalties to either party with respect to any matter. The decision of the Independent Expert shall be final and binding upon both parties, without right of appeal. The non-prevailing party shall pay all costs and expenses (including reasonable attorneys’ fees, the costs associated with each party presenting its case and the costs and fee of the Independent Expert). The parties shall adjust the Purchase Price to reflect the Environmental Defect Amounts, as agreed by the parties or as determined by the Independent Expert, for all uncured Environmental Defects; provided, that notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any uncured Environmental Defects for which the Environmental Defect Amount does not exceed $100,000 (the “Individual Environmental Threshold”); and (ii) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Seller for any Environmental Defect for which the Environmental Defect Amount exceeds the Individual Environmental Threshold unless (A) the amount of the sum of (1) the aggregate Environmental Defect Amounts of all such Environmental Defects that exceed the Individual Environmental Threshold (but excluding any Environmental Defects cured by Seller), plus (2) the aggregate Title Defect Amounts of all Title Defects that exceed the Individual Title Defect Threshold (but excluding any Title Defect Amounts attributable to Title Defects cured by Seller), exceeds (B) the Defect Deductible, after which point adjustments to the Purchase Price or other remedies shall be made or available to Purchaser, but only to the extent that the amount by which the aggregate amount of such Title Defect Amounts and Environmental Defect Amounts exceeds the Defect Deductible.

Section 5.4    Inspection Indemnity. PURCHASER HEREBY AGREES TO DEFEND, INDEMNIFY, RELEASE, PROTECT, SAVE AND HOLD HARMLESS THE SELLER INDEMNIFIED PERSONS FROM AND AGAINST ANY AND ALL LOSSES ARISING OUT OF, OR RELATING TO, ANY DUE DILIGENCE ACTIVITY CONDUCTED BY PURCHASER OR ITS AGENTS, WHETHER BEFORE OR AFTER THE EXECUTION OF THIS AGREEMENT, EVEN IF SUCH LOSSES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, OR THE VIOLATION OF LAW BY, ANY SELLER INDEMNIFIED PERSON, EXCEPTING ONLY LOSSES TO THE EXTENT ACTUALLY RESULTING FROM (I) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER INDEMNIFIED PERSON OR (II) ENVIRONMENTAL CONDITIONS THAT WERE (BUT ONLY TO THE EXTENT) EXISTING PRIOR TO SUCH ACTIVITIES TO THE EXTENT THE SAME WERE NOT EXACERBATED BY PURCHASER’S OR PURCHASER’S AGENTS’ ACTIVITIES. The indemnity obligation set forth in this Section 5.4 shall survive the Closing or termination of this Agreement for a period of one (1) year.

Section 5.5    Confidentiality. Purchaser acknowledges that, pursuant to its right of access to the Records or the Assets, Purchaser and/or Purchaser’s representatives may become privy to confidential and other information of Seller or its Affiliates, and Purchaser shall ensure that such confidential information (i) shall not be used for any purpose other than in connection with the transactions contemplated hereby and (ii) shall be held confidential by Purchaser and Purchaser’s representatives in accordance with the terms of the Confidentiality Agreement. Purchaser agrees to inform Purchaser’s representatives of the confidential nature of such confidential information and to be responsible for any breach of this Section 5.5 by any of Purchaser’s representatives. If Closing should occur, the foregoing confidentiality restriction on Purchaser, including the Confidentiality Agreement, shall terminate as of the Closing Date (except as to (a) such portion of the Assets that are not conveyed to Purchaser pursuant to the provisions of this Agreement, (b) the Excluded Assets and (c) information related to Seller or its Affiliates or to assets other than the Assets).

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser, as of the date of this Agreement and the Closing Date, as follows:

Section 6.1    Existence and Qualification. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business where the Assets it owns are located.

Section 6.2    Power. Seller has the power to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

Section 6.3     Authorization and Enforceability. The execution, delivery and performance of this Agreement and the Transaction Documents to which Seller is a party, and the consummation and performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and each other Transaction Document and documents required hereunder to be executed and delivered by Seller will be duly executed and delivered by Seller) and this Agreement constitutes, and each other Transaction Document and such other documents when executed and delivered by Seller will constitute, the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

Section 6.4    No Conflicts. Subject to compliance with or waiver of the Preference Rights and Transfer Requirements set forth in Schedule 6.12, the execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which it is a party, and the consummation and performance of the transactions contemplated hereby and thereby, will not (i) violate any provision of the certificate of formation or incorporation, as applicable, bylaws or limited liability company agreement or any other governing document of Seller, (ii) except as set forth in Schedule 6.4, result in any material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance on the Assets or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other financing instrument to which Seller is a party or to which the Assets are subject, (iii) violate any judgment, order, ruling, or decree applicable to Seller as a party in interest, or (iv) violate any Laws applicable to Seller or any of the Assets, except for rights to consent by, required notices to, filings with, approval or authorizations of, or other actions by any Governmental Body where the same are not required prior to the assignment of the related Asset or they are customarily obtained subsequent to the sale or conveyance thereof.

Section 6.5    Liability for Brokers’ Fees. Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby.

Section 6.6    Litigation. With respect to the Assets and Seller’s or any of its Affiliates’ ownership, operation, development, maintenance, or use of any of the Assets, (i) no proceeding, arbitration, action, suit, pending settlement, or other legal proceeding of any kind or nature before or by any Governmental Body (each, a “Proceeding,” and collectively “Proceedings”) (including any take-or-pay claims) to which Seller or any of its Affiliates is a party and which relates to the Assets is pending or, to Seller’s knowledge, threatened against Seller or any of its Affiliates; (ii) to Seller’s knowledge, no Proceeding or investigation to which Seller is not a party which relates to the Assets is pending or threatened; and (iii) there are no pending written claims to enjoin or prohibit the execution and delivery of this Agreement or the Transaction Documents to which Seller is a party or the consummation of the transactions contemplated hereby or thereby by Seller.

Section 6.7    Taxes and Assessments.

(a)    With respect to all Asset Taxes, (i) all Tax Returns required to be filed by Seller with respect to any Asset Taxes have been timely filed with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed; (ii) such Tax Returns are true and correct in all material respects; and (iii) all material Asset Taxes required to be paid by Seller that are or have become due have been timely paid in full, and Seller is not delinquent in the payment of any Asset Taxes.

(b)    Except as disclosed on Schedule 6.7, there are not currently in effect any extensions or waivers of any statute of limitations of any jurisdiction regarding the assessment or collection of any Asset Tax required to be paid by Seller. There are no Proceedings pending against Seller by any Governmental Body relating to any Asset Taxes. There are no Tax liens on any of the Assets except for liens for Taxes not yet due and payable.

(c)    No Asset is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 6.7 and Section 6.18 are the only representations and warranties of Seller in this Agreement with respect to Tax matters.

Section 6.8    Compliance with Laws. Except as disclosed on Schedule 6.8, to Seller’s knowledge, the Assets are, and the ownership, operation, development, maintenance, and use of any of the Assets are, in material compliance with the provisions and requirements of all Laws of all Governmental Bodies having jurisdiction with respect to the Assets, or the ownership, operation, development, maintenance, or use of any of the Assets. Except as disclosed on Schedule 6.8, Seller has not received any written notice that the Assets are not in compliance with any Environmental Laws. Notwithstanding any provision to the contrary in this Agreement, the representations and warranties contained in Sections 6.6, 6.11 and this Section 6.8 are the sole and exclusive representations and warranties of Seller pertaining or relating to matters arising under or with respect to Environmental Laws, Hazardous Materials or Environmental Liabilities. This Section 6.8 does not include any matters with respect to Taxes, such matters being addressed exclusively in Section 6.7 and Section 6.18.

Section 6.9    Contracts. As of the date of this Agreement, Schedules 2.2(e) and 2.2(f) list all Material Contracts (other than the Leases or the Assumed Hedges) related to the Assets, which may not be terminated on less than 30 days’ notice without penalty or detriment. Seller is in material compliance and, to Seller’s knowledge, all counterparties are in material compliance, with all Material Contracts. Prior to the date of this Agreement, other than the Material Contracts described on Schedule 6.9 (provided that Seller shall use commercially reasonable efforts to cause true and complete copies of such Material Contracts to be delivered to Buyer prior to Closing), Seller has delivered to Buyer true and complete copies of each Material Contract.

Section 6.10    Payments for Hydrocarbon Production. Except as set forth on Schedule 6.10, to Seller’s knowledge, all rentals, royalties, excess royalty, overriding royalty interests, Hydrocarbon production payments, and other payments due and payable to overriding royalty interest holders and other interest owners under or with respect to the Assets and the Hydrocarbons produced therefrom or attributable thereto, have been paid, or if not paid, are being contested in good faith.

Section 6.11    Governmental Authorizations. Except as disclosed on Schedule 6.11, to Seller’s knowledge, each operator of the Assets has obtained and is maintaining all material federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor (the “Governmental Authorizations”) that are presently necessary or required for the ownership and/or operation of the Assets as currently owned and operated (including Governmental Authorizations required by Environmental Law). Except as disclosed in Schedule 6.11, no written notices of material violation have been received by Seller, and to Seller’s knowledge, no Proceedings are pending or threatened in writing that might result in any material modification, revocation, termination or suspension of any such Governmental Authorizations.

Section 6.12    Preference Rights and Transfer Requirements. None of the other Assets, or any portion thereof, is subject to any Preference Right or Transfer Requirement which may be applicable to the transactions contemplated by this Agreement, except for Preference Rights and Transfer Requirements as are set forth on Schedule 6.12.

Section 6.13    Payout Balances. To Seller’s knowledge, as of the date of this Agreement, Schedule 6.13 contains a complete and accurate list of the status as of date(s) set forth in such Schedule, of any “payout” balance for the Wells listed on Exhibit B-1 that are subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

Section 6.14    Outstanding Capital Commitments. As of the date hereof, there are no outstanding AFEs or other commitments to make capital expenditures which are binding on the Assets and which Seller reasonably anticipates will individually require expenditures by the owner of the Assets after the Effective Time in excess of $50,000 (net to Seller’s interest in the Assets) other than those shown on Schedule 6.14.

Section 6.15    Imbalances. To Seller’s knowledge, Schedule 6.15 accurately sets forth all of Seller’s material Imbalances arising with respect to the Assets as of the date set forth in such Schedule.

Section 6.16    Condemnation. There is no actual or, to Seller’s knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets by any Governmental Body by reason of condemnation or the threat of condemnation.

Section 6.17    Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending against, or, to Seller’s knowledge, being contemplated by or threatened against Seller or its Affiliates.

Section 6.18    Foreign Person. Seller (or, if Seller is classified as an entity disregarded as separate from another Person, such Person) is not a “foreign person” within the meaning of Section 1445 of the Code.

Section 6.19    Leases. Seller has not received any written notice from any lessor (including copies of any such notices provided to Seller by third party operators) under any of the Leases seeking to terminate, cancel or rescind any Lease, and Seller has not received any written notice from any lessor under any of the Leases (including copies of any such notices provided to Seller by third party operators) alleging any unresolved default under any Lease.

Section 6.20    Non-Consent Operations. Except as set for on Schedule 6.20, no operations are being conducted or have been conducted on the Assets with respect to which Seller has elected to be a nonconsenting party under the applicable operating agreement during the period of Seller’s ownership of the Assets and with respect to which Seller’s rights have not yet reverted to Seller.

Section 6.21    Wells Status. Except as set forth on Schedule 6.21(a), to Seller’s knowledge and for the period of Seller’s ownership of the Assets, there are no Wells located on the Lands that: (a) Seller is currently obligated (directly or indirectly as a Working Interest owner) by law or contract to plug and abandon; (b) Seller will be obligated (directly or indirectly) by law or contract to plug or abandon with the lapse of time or notice or both because the Well is presently not currently capable of producing in commercial quantities; or (c) have been plugged and abandoned but have not been plugged in accordance with all applicable requirements of each regulatory authority having jurisdiction over the Assets. To Seller’s knowledge, Schedule 6.21(b) sets forth each Well that is a salt water disposal well.

Section 6.22    Bonds and Credit Support. Except as set forth on Schedule 6.22, no bonds, letters of credit or other similar credit support instruments are maintained by Seller or any Affiliate of Seller with any Person with respect to Seller’s ownership of the Assets.

Section 6.23    Operatorship. Neither Seller nor any of its Affiliates is designated as operator of any of the Wells under applicable Laws or is designated as the operator under any joint operating agreement described on Schedule 2.2(e).

Section 6.24    Investor Status. Seller, at the time that it committed to enter into this Agreement, qualified as, and now is an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act. Without limiting the force and effect of the representations and warranties of any party to a Transaction Document, Seller (i) has such knowledge, skills and experience in business, financial and investment matters that it is capable of evaluating the merits and risks of an investment in the Stock Consideration and the Purchaser Note and the risks of entering into the Transaction Documents, (ii) is able to bear the economic risk of the transactions contemplated thereby, (iii) has conducted its own investigation of the Purchaser and the Transaction Documents, (iv) confirms it has had access to information as it deemed necessary to make its decision to acquire the Stock Consideration and the Purchaser Note, and (v) confirms it has been offered the opportunity to ask questions of the Purchaser and receive answers thereto, as it deemed necessary in connection with the decision to acquire the Stock Consideration and the Purchaser Note. Seller further represents that it is not acquiring the Stock Consideration or the Purchaser Note as a nominee or agent or otherwise for any other person and was not formed for the purpose of acquiring shares of Purchaser Common Stock or the Purchaser Note.

Section 6.25    Independent Evaluation of Investment. Seller has relied solely on the representations and warranties set forth in this Agreement and the Purchaser Note and is not relying on any other communication (written or oral) of Purchaser or any of its Affiliates, as investment or tax advice or as a recommendation to acquire the Stock Consideration or the Purchaser Note.

Section 6.26    No Review. Seller understands that no federal or state agency has passed upon the merits of an investment in the Stock Consideration or the Purchaser Note or made any finding or determination concerning the fairness or advisability of such an investment.

Section 6.27    Restrictions on Transfer or Sale of Securities.

(a)    Seller is acquiring the Stock Consideration and the Purchaser Note solely for Seller’s own account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of Purchaser’s Securities in violation of the Securities Act.

Seller understands that neither the Stock Consideration nor the Purchaser Note has been registered under the Securities Act or any state Securities Laws by reason of specific exemptions under the provisions thereof that depend in part upon the investment intent of Seller and of the other representations made by Seller in this Agreement. Seller understands that Purchaser is relying upon the representations and covenants in this Agreement (and any supplemental information) for the purposes of determining whether this transaction meets the requirements for such exemptions.

(b)    Seller understands that the Stock Consideration and the Purchaser Note will constitute “restricted securities” under applicable federal Securities Laws and that the Securities Act, and the rules of the SEC provide in substance that Seller may dispose of the Stock Consideration and the Purchaser Note only pursuant to an effective registration under the Securities Act or an exemption therefrom.

(c)    Seller agrees: (i) that Seller will not sell, assign, pledge, give, transfer, grant a participation in or otherwise dispose of the Stock Consideration or the Purchaser Note or any interest therein, or make any offer or attempt to do any of the foregoing (for purposes of this clause (c), a “transfer”), except pursuant to a registration of the Stock Consideration or the Purchaser Note under the Securities Act and all applicable state Securities Laws, or in a transaction that is exempt from such registration provisions (and, in the case of the Purchaser Note, only as long as such transfer is pursuant to and in accordance with the terms and conditions of transfer as set forth in the Purchaser Note), (ii) that the certificates (or electronic equivalent) representing the Stock Consideration and the Purchaser Note will initially bear a legend making reference to the foregoing restrictions, and (iii) that Purchaser and its Affiliates will not be required to give effect to any purported transfer of such Stock Consideration or the Purchaser Note except in compliance with the foregoing restrictions.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller, as of the date of this Agreement and the Closing Date, as follows:

Section 7.1    Existence and Qualification. Purchaser is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware; and Purchaser is duly qualified to do business as a foreign corporation in every jurisdiction in which it is required to qualify in order to conduct its business, except where the failure to so qualify would not have a Material Adverse Effect on Purchaser; and Purchaser is or will be as of Closing duly qualified to do business as a foreign corporation in the respective jurisdictions where the Assets are located.

Section 7.2    Power. Purchaser has the power to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

Section 7.3    Authorization and Enforceability. The execution, delivery and performance of this Agreement and the Transaction Documents to which Purchaser is a party,

and the consummation and performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Purchaser, including any required approval of the holders of any class of its Securities. This Agreement has been duly and validly executed and delivered by Purchaser (and all Transaction Documents and any other documents required hereunder to be executed and delivered by Purchaser will be duly executed and delivered by Purchaser) and this Agreement constitutes, and the Transaction Documents and any such other documents when executed and delivered by Purchaser will constitute, the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

Section 7.4    No Conflicts. The execution, delivery and performance by Purchaser of this Agreement and the Transaction Documents to which it is a party, and consummation and performance of the transactions contemplated hereby and thereby, will not (i) violate any provision of the certificate of incorporation, bylaws, or any other governing document of Purchaser, (ii) breach, result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, other financing instrument, license or agreement to which Purchaser is a party or to which any of its assets or properties are subject, (iii) violate any judgment, order, ruling, or regulation applicable to Purchaser, (iv) violate any Law applicable to Purchaser or any of its assets, or (v) require any filing with, notification of or consent, approval or authorization of any Governmental Body or authority, other than those that have been or will be made prior to Closing.

Section 7.5    Liability for Brokers’ Fees. Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any other Transaction Document or transactions contemplated hereby or thereby.

Section 7.6    Litigation. There are no Proceedings pending, or to Purchaser’s knowledge, threatened in writing before any Governmental Body against Purchaser or any Affiliate of Purchaser that seek to enjoin or prohibit the execution and delivery of this Agreement or the Transaction Documents to which Purchaser is a party or the consummation of the transactions contemplated hereby or thereby by Purchaser, or that are reasonably likely to impair materially Purchaser’s ability to perform its obligations under this Agreement or the Transaction Documents.

Section 7.7    Investment Company. Purchaser is not now, and immediately after the issuance and sale of the Purchaser Common Stock comprising the Stock Consideration will not be, required to register as an “investment company” or a company “controlled by” an entity required to register as an “investment company” within the meaning of the Investment Company Act of 1940.

Section 7.8    Independent Evaluation. Purchaser further represents and acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as Seller, and that it has retained and taken advice concerning the Assets and transactions contemplated by this Agreement and the other Transaction Documents from advisors and consultants which are knowledgeable about the oil and gas business, and that it is aware of the risks inherent in the oil and gas business. Purchaser represents that it has or will have access to the Assets, the officers and employees of Seller, and the books, records and files made available by Seller relating to the Assets, and in making the decision to enter into this Agreement and the other Transaction Documents to which it is party and consummate the transactions contemplated hereby and thereby, Purchaser has relied solely on the basis of its own independent evaluation and due diligence investigation of the Assets, and its own independent evaluation of the business, economic, legal, tax, or other consequences of these transactions including its own estimate and appraisal of the extent and value of the oil, natural gas, and other reserves attributable to the Properties.

Section 7.9    Issuance of Stock Consideration. The shares of Purchaser Common Stock constituting the Stock Consideration have been duly authorized and, when issued, delivered and paid for in the manner set forth in this Agreement, will be validly issued, fully paid and nonassessable, will have the rights, preferences and privileges specified in Purchaser’s governing documents, will be free and clear of all liens, other than restrictions on transfer pursuant to applicable Securities Laws or arising under Section 8.11(a) of this Agreement, and will not be issued in violation of any Rights. There are no preemptive rights, rights of first refusal or similar rights associated with issuance of the shares of Purchaser Common Stock constituting the Stock Consideration.

Section 7.10    SEC Documents. Purchaser has timely filed all required reports, schedules, forms, certifications, prospectuses, and registration and other statements (including exhibits and other information incorporated therein) with the SEC since January 1, 2016 (collectively, the “SEC Documents”). As of their respective effective dates and as of their respective SEC filing dates, the SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (“Purchaser Financial Statements”), (i) complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such SEC Documents, (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and (iii) complied as to form in all material respects with the applicable accounting requirements of the Securities Act, the Exchange Act and the published rules and regulations of the SEC with respect thereto. There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to any SEC Document. To the knowledge of Purchaser, no enforcement action, inquiry or investigation has been initiated against Purchaser relating to disclosures contained in or omitted from any SEC Document. The Purchaser Financial Statements (x) fairly present the consolidated financial position, results of operations, stockholders’ equity and cash flows, as the case may be, of the entity or entities to which they relate as of the dates or for the periods to which such financial statements relate and (y) were prepared in accordance with GAAP and Regulation S-X consistently applied during the periods involved, except, in each case, as may be noted therein, subject to normal year-end audit adjustments which are not material in the aggregate in the case of unaudited statements. Purchaser makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, as required pursuant to Section 13(b)(2) under the Exchange Act. Purchaser has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE American. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Purchaser in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since the date of the most recent balance sheet of the Purchaser audited by the Purchaser’s auditor, the Purchaser, based on an annual evaluation of disclosure controls and procedures or otherwise, is not aware of (a) any significant deficiency in the design or operation of internal controls over financial reporting, (b) any material weakness in internal controls over financial reporting of Purchaser or (c) any fraud involving Purchaser and its Subsidiaries that involves management or other employees who have a significant role in Purchaser’s internal controls over financial reporting.

Section 7.11    Securities Laws. The Assets are being acquired solely for Purchaser’s own account for the purpose of investment and not with a view to resale, distribution or granting a participation therein in violation of the Securities Act. Purchaser is familiar with the Assets and it is a knowledgeable, experienced and sophisticated investor in the oil and gas business. Purchaser understands and accepts the risks and absence of liquidity inherent in ownership of the Assets.

Section 7.12    Capitalization. As of the date of this Agreement (with respect to each of the following subsections of this Section 7.12):

(a)    The authorized capital stock of Purchaser consists of (i) 675,000,000 shares of Purchaser Common Stock, and (ii) 5,000,000 shares of preferred stock, par value $0.001. As of the date of this Agreement, there are 379,634,843 shares of Purchaser Common Stock, and no shares of preferred stock, outstanding.

(b)    Except as set forth in Schedule 7.12(b) or as expressly disclosed in the SEC Documents filed with the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SEC Documents and excluding any information contained in any part of any such report, schedule, form, statement or other document in any section entitled “Risk Factors” or set forth in any “Forward Looking Statements” disclaimer):

(i)    there are (A) no outstanding preemptive or other Rights with respect to the Securities of Purchaser, (B) no subscriptions, calls, contracts, options, warrants, rights of first offer, rights of first refusal, tag along rights, drag along rights or other Securities convertible into or exchangeable or exercisable for shares of Purchaser Common Stock or other Securities of Purchaser, or other rights or contracts of any kind or character relating to or entitling any Person to purchase or otherwise acquire any Securities of Purchaser or requiring Purchaser to issue, transfer, convey, assign, redeem or otherwise acquire or sell any Securities, and (C) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Purchaser.

(ii)    there are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any Securities of Purchaser; and

(iii)    Purchaser is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to Purchaser Common Stock or any other Securities of Purchaser and no Securities of Purchaser are reserved for issuance.

(c)    Except as set forth in Schedule 7.12(c), Purchaser does not own any capital stock or other equity interests of any Person.

(d)    Except as set forth in Schedule 7.12(d) or as expressly disclosed in the SEC Documents filed with the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SEC Documents and excluding any information contained in any part of any such report, schedule, form, statement or other document in any section entitled “Risk Factors” or set forth in any “Forward Looking Statements” disclaimer), Purchaser does not have any outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for Securities having the right to vote) with the holders of Securities of Purchaser on any matter pursuant to such outstanding bonds, debentures, notes or other obligations.

Section 7.13    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending against, or, to the knowledge of Purchaser, being contemplated by, or threatened against Purchaser.

Section 7.14    Purchaser Note. Each of the representations and warranties of Purchaser contained in Section 3 of the Purchaser Note is true and correct.

Section 7.15    Offering. Assuming the accuracy of the representations and warranties of Seller contained in this Agreement, the sale and issuance of the Purchaser Common Stock pursuant to this Agreement are exempt from the registration requirements of the Securities Act.

Section 7.16    Funds Available. Purchaser has, and will have available to it at the Closing, (a) sources of capital sufficient to (i) fund the Deposit on the date of this Agreement and (ii) pay the Cash Consideration on the Closing Date to or on behalf of the Seller and (b) authorized shares of Purchaser Common Stock sufficient to pay the Cash Consideration and the Stock Consideration.

Section 7.17    No Undisclosed Liabilities. Except as set forth in Schedule 7.17, there are no liabilities of Purchaser of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities reserved, reflected or otherwise disclosed on the consolidated balance sheet of Purchaser dated as of December 31, 2018 (including the notes thereto) contained in Purchaser’s Annual Report on Form 10-K for the year ended December 31, 2018, (ii) liabilities incurred in the ordinary course of business subsequent to December 31, 2018, (iii) liabilities not required to be presented on the face of an unaudited interim balance sheet prepared in accordance with GAAP or in the notes thereto, and (iv) liabilities which are not and would not reasonably be likely to be, individually or in the aggregate, material to the Purchaser.

Section 7.18    Listing Exchange. The Purchaser Common Stock is registered under Section 12(b) of the Exchange Act and is listed on the NYSE American, and Purchaser has not received any notice of delisting. The issuance of the Purchaser Common Stock pursuant to this Agreement does not contravene any NYSE American rules and regulations.

Section 7.19    Takeover Laws. The transactions contemplated by this Agreement and the Transaction Documents are not subject to any applicable anti-takeover provisions related to business combinations in the Delaware General Corporation Law, or any other similar Takeover Laws or any similar provision in Purchaser’s governing documents.

Section 7.20    Compliance with Law. (a) Purchaser holds all material Governmental Authorizations necessary for the ownership and operation of the assets of Purchaser as currently conducted, except where the failure to possess such Governmental Authorizations would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser, (b) except as expressly disclosed in the SEC Documents filed with the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SEC Documents and excluding any information contained in any part of any such report, schedule, form, statement or other document in any section entitled “Risk Factors” or set forth in any “Forward Looking Statements” disclaimer), Purchaser is in compliance in all respects with all applicable Laws, except as would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser and (c) Purchaser has not received written notice that it is under investigation by any Governmental Body for potential non-compliance with any Law, except as would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser.

Section 7.21    Absence of Certain Changes or Events. Except as expressly disclosed in the SEC Documents filed with the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SEC Documents and excluding any information contained in any part of any such report, schedule, form, statement or other document in any section entitled “Risk Factors” or set forth in any “Forward Looking Statements” disclaimer), (a) since December 31, 2018, there has not been any Event that, individually or in the aggregate, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser and (b) Purchaser has conducted its business in the ordinary course of business in all material respects.

ARTICLE 8

COVENANTS OF THE PARTIES

Section 8.1    Access. From the date of this Agreement until the Closing, Seller shall cooperate with Purchaser and provide Purchaser and its representatives, consultants and advisors, access to the Records and Seller’s personnel knowledgeable about the Assets, and shall reasonably cooperate and assist with Purchaser in obtaining permission from the third party operators of the Properties for Purchaser and its representatives, consultants and advisors to have reasonable access to the other Assets, but in each case only to the extent that Seller may do so without violating any obligations to any third party or any Laws and to the extent that Seller has authority to grant such access or so cooperate or assist without breaching any restriction legally or contractually binding on Seller. Purchaser shall conduct all such inspections and other information gathering described above only (i) (x) during regular business hours and (y) during any weekends and after hours requested by Purchaser that can be reasonably accommodated by Seller, and (ii) in a manner which will not unduly interfere with Seller’s operation of its business or ownership of the Assets. PURCHASER SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD THE SELLER INDEMNIFIED PERSONS HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS AND LOSSES ATTRIBUTABLE TO PERSONAL INJURY, DEATH OR PHYSICAL PROPERTY DAMAGE CAUSED DIRECTLY OR INDIRECTLY BY THE NEGLIGENT ACTS OR OMISSIONS OF EITHER PURCHASER, THE PURCHASER’S RESPECTIVE AFFILIATES, OR ANY PERSON ACTING ON EITHER PURCHASER’S OR ITS AFFILIATE’S BEHALF IN CONNECTION WITH ANY DUE DILIGENCE CONDUCTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT; PROVIDED, HOWEVER, NOTHING HEREIN SHALL IMPOSE UPON THE PURCHASER ANY LIABILITY WITH RESPECT TO LIABILITIES OR LOSSES THAT ARISE FROM THE DISCOVERY OR DETECTION OF CONDITIONS OR EVENTS THAT EXISTED OR OCCURRED PRIOR TO THE CONDUCT OF PURCHASER’S DUE DILIGENCE. Purchaser shall comply fully with all rules, regulations, policies and instructions issued by Seller and provided to Purchaser in writing regarding Purchaser’s actions while upon, entering or leaving any property.

Section 8.2    Government Reviews. Seller and Purchaser shall in a timely manner (i) make all required filings, if any, with and prepare applications to and conduct negotiations with, each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate in connection with the consummation of the transactions contemplated hereby and (ii) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each party shall cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations.

Section 8.3    Letters-in-Lieu; Assignments.

(a)    Seller will execute on the Closing Date letters in lieu of division and transfer orders relating to the Assets, on forms prepared by Seller and reasonably satisfactory to Purchaser, to reflect the transactions contemplated hereby.

(b)    Seller will prepare and execute, and Purchaser will execute, on the Closing Date, all assignments necessary to convey to Purchaser all federal and state Leases in the form as prescribed by the applicable Governmental Body and otherwise acceptable to Purchaser and Seller.

Section 8.4    Public Announcements. Seller and Purchaser shall jointly prepare an initial press release with respect to the transactions contemplated hereby and shall consult with each other and provide each other with the opportunity to review and comment upon such initial press release, which press release shall be mutually agreed upon by Seller and Purchaser prior to its publication. Except as set forth in this Section 8.4, until the Closing, neither Seller nor Purchaser shall make any press release or other public announcement regarding the existence of this Agreement or the other Transaction Documents, the contents hereof or thereof or the transactions contemplated hereby or thereby without the prior written consent of the other party. From and after the Closing, each of Seller and Purchaser shall be obligated to hold all specific terms and provisions of this Agreement strictly confidential; provided, however, that the foregoing shall not restrict (i) a press release and related disclosures by Seller or Purchaser announcing the transactions contemplated by this Agreement and the Transaction Documents reasonably approved by both Seller and Purchaser, (ii) disclosures by Purchaser or Seller which are required by applicable Securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates, provided that such disclosures shall be made only to the extent required thereunder, (iii) disclosures by Seller to Kayne Anderson Capital Advisors, L.P. and its affiliated funds and their respective limited partners or other owners who shall be required to keep such information confidential, (iv) Purchaser or Seller from recording the Conveyance and any federal or state assignments delivered at Closing or from complying with any disclosure requirements of Governmental Body that are applicable to the transfer of the Assets from Seller to Purchaser, or (v) Seller from making disclosures in connection with complying with Preference Rights and Transfer Requirements applicable to the transactions contemplated by this Agreement or the other Transaction Documents.

Section 8.5    Operation of Business.

(a)    Seller Operation of Business. Except as set forth on Schedule 8.5(a) or for the operations covered by the AFEs and other capital commitments described in Schedule 6.14, until the Closing, Seller (i) will use commercially reasonable efforts to cause its ownership of the Assets, and the business thereof, to be performed consistent with past practices and reasonably prudent practices, (ii) will not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, commit to any operation, or series of related operations thereon, reasonably anticipated to require future capital expenditures by Purchaser as owner of the Assets in excess of $150,000, or make any capital expenditures in respect of the Assets in excess of $150,000, or terminate, materially amend, execute or extend any Material Contracts affecting the Assets, (iii) will maintain insurance coverage on the Assets presently furnished by nonaffiliated third parties in the amounts and of the types presently in force, (iv) will use commercially reasonable efforts to maintain in full force and effect all Leases, (v) will maintain all material governmental permits and approvals affecting Seller’s ownership of the Assets, (vi) will not transfer, farmout, sell, hypothecate, encumber or otherwise dispose of any Assets, except for sales and dispositions of Hydrocarbon production in the ordinary course of business consistent with past practices, (vii) will not enter into any settlement or agreement with respect to Asset Taxes with any Governmental Body, or make or change any election with respect to Asset Taxes, (viii) will not commit to violate any of the foregoing, and (ix) will provide Buyer copies of AFEs with respect to the Assets promptly after receipt by Seller or its Affiliates. Except as provided in the immediately following paragraph, Purchaser’s approval of any action restricted by this Section 8.5(a) shall be considered granted within ten (10) days of (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s written notice) Purchaser’s receipt of Seller’s written notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary in writing during that period. In the event of an emergency, Seller may take such action as a prudent operator would take and shall notify Purchaser of such action promptly thereafter.

With respect to each AFE forwarded by Seller pursuant to Section 8.5(a)(ix), Purchaser agrees that it will (x) timely respond to any written request for consent pursuant to this Section 8.5(a) in respect of any such AFE or proposal, and (y) consent to any such written request for approval of any AFE or similar request that Purchaser reasonably considers to be economically appropriate or is necessary to continue any Asset in force and effect beyond Closing. With respect to each AFE forwarded by Seller pursuant to Section 8.5(a)(ix), Purchaser shall make a decision as to whether or not Seller should elect to participate in the applicable operation covered by such AFE within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s written notice, and within twenty-four (24) hours if a drilling rig is on site and the applicable agreement or third party notice requires a response within forty-eight (48) hours) after Purchaser’s receipt of such AFE from Seller. If Purchaser has provided to Seller Purchaser’s written decision within time period required under this paragraph, then Seller shall make elections at Purchaser’s direction. If Purchaser has not provided to Seller Purchaser’s written decision within time period required under this paragraph, then Seller’s decision shall control and Purchaser shall be deemed to have consented to such decision of Seller. Communication with respect to the approval and election of AFEs under this Section 8.5(a) shall be delivered to each of the following individuals, each of whom shall have full authority to grant or deny such requests for approval on behalf of Seller or Purchaser, as applicable:

If to Purchaser:

Northern Oil and Gas, Inc.

601 Carlson Parkway, Suite 990

Minnetonka, MN 55305 Attn: Adam A. Dirlam

Fax: (952) 476-9801

Email: adirlam@northernoil.com

If to Seller:

VEN Bakken, LLC

3030 NW Expressway, Suite 1100

Oklahoma City, Oklahoma 73112

Attn: Greg Boxer

Telephone: (405) 702-6865

Email: greg.boxer@flywheelenergy.com

Purchaser acknowledges that Seller may own an undivided interest in certain of the Assets, and Purchaser agrees that the acts or omissions of the other Working Interest owners who are not affiliated with Seller shall not constitute a violation of the provisions of this Section 8.5(a) nor shall any action required by a vote of Working Interest owners constitute such a violation so long as Seller has voted its interest in a manner consistent with the provisions of this Section 8.5(a).

(b)    Purchaser Operation of Business. Except as set forth on Schedule 8.5(b), until the Closing, Purchaser will not, without the prior written consent of Seller, which consent shall not be unreasonably withheld, (i) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity Securities in, Purchaser, (ii) split, combine or reclassify any capital stock of, or other equity Securities in, Purchaser, (iii) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity Securities in, Purchaser (other than repurchases of common stock in connection with the Purchaser Equity Plan), (iv) amend or propose to amend Purchaser’s organizational documents, (v) consummate, authorize, recommend, propose or announce an intention to enter into or adopt a plan of complete or partial liquidation or dissolution of Purchaser, (vi) issue any Securities of Purchaser or any of its Subsidiaries or Securities convertible into Securities of Purchaser or any of its Subsidiaries other than (A) under the Purchaser Equity Plan or (B) issuances by a wholly-owned Subsidiary of Purchaser of such Subsidiary’s Securities to Purchaser or any other wholly-owned Subsidiary of Purchaser, (vii) change in any material respect the material accounting principles, practices or methods of Purchaser or any of its Subsidiaries, except as required by the GAAP or statutory accounting requirements or similar principles in non-U.S. jurisdictions, (viii) take any action that would or would reasonably be expected to prevent or materially delay the Closing and the consummation of the transactions contemplated by this Agreement or the Transaction Documents; or (ix) agree to or commit to do any of the foregoing. Seller’s approval of any action restricted by this Section 8.5(b) shall be considered granted within ten (10) days of (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Purchaser’s written notice) Seller’s receipt of Purchaser’s written notice to Seller requesting such consent unless Seller notifies Purchaser to the contrary in writing during that period. In the event of an emergency, Purchaser may take such action as a prudent operator would take and shall notify Seller of such action promptly thereafter.

Section 8.6    Preference Rights and Transfer Requirements.

(a)    The transactions contemplated by this Agreement are expressly subject to all validly existing and applicable Preference Rights and Transfer Requirements. Within ten (10) Business Days after the date hereof, Seller shall initiate all procedures which are reasonably required to comply with or obtain the waiver of all Preference Rights and Transfer Requirements set forth in Schedule 6.12 with respect to the transactions contemplated by this Agreement (but excluding the Customary Post-Closing Consents set forth in Schedule 6.12). Seller shall use commercially reasonable efforts to obtain all applicable consents and to obtain waivers of applicable Preference Rights; provided, however, Seller shall not be obligated to pay any consideration to (or incur any cost or expense for the benefit of) the holder of any Preference Right or Transfer Requirement in order to obtain the waiver thereof or compliance therewith.

(b)    If the holder of a Preference Right elects prior to Closing to purchase the Asset subject to a Preference Right (a “Preference Property”) in accordance with the terms of such Preference Right, and Seller receives written notice of such election prior to the Closing, such Preference Property will be eliminated from the Assets and the Purchase Price shall be reduced by the Allocated Value of the Preference Property.

(c)    If any of the following occurs:

(i)    a third party brings any suit, action or other proceeding prior to the Closing seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby in connection with a claim to enforce a Preference Right;

(ii)    an Asset is subject to a Transfer Requirement that provides that transfer of such Asset without compliance with such Transfer Requirement will result in termination (or the right of termination), or other material impairment of any rights in relation to such Asset, or would cause such transfer to be void or voidable, and such Transfer Requirement is not waived, complied with or otherwise satisfied prior to the Closing Date; or

(iii)    the holder of a Preference Right does not elect to purchase such Preference Property or waive such Preference Right with respect to the transactions contemplated by this Agreement prior to the Closing Date and the time in which the Preference Right may be exercised has not expired;

then, unless otherwise agreed by Seller and Purchaser, the Asset or portion thereof affected by such Preference Right or Transfer Requirement (a “Retained Asset”) shall be held back from the Assets to be transferred and conveyed to Purchaser at Closing and the principal amount of the Purchaser Note shall be reduced by the Allocated Value of such Retained Asset pursuant to this Section 8.6(c). Any Retained Asset so held back at the initial Closing will be conveyed to Purchaser at a delayed Closing (which shall become the new Closing Date with respect to such Retained Asset), within ten (10) days following the date on which the suit, action or other proceeding, if any, referenced in clause (i) above is settled or a judgment is rendered (and no longer subject to appeal) permitting transfer of the Retained Asset to Purchaser pursuant to this Agreement or Seller complies with or obtains a waiver of or notice of election not to exercise, or otherwise satisfies, all remaining Preference Rights and Transfer Requirements with respect to such Retained Asset as contemplated by this Section 8.6(c) (or if multiple Assets are Retained Assets, on a date mutually agreed to by the parties in order to consolidate, to the extent reasonably possible, the number of Closings). At the delayed Closing, the principal amount of the Purchaser Note as of the Effective Time shall be increased by such amount by which the principal amount of the Purchaser Note was reduced on account of the holding back of such Retained Asset (as adjusted pursuant to Section 3.2 through the new Closing Date therefor) and Seller shall be entitled to interest accruing on such amount under the Purchaser Note from and after the Effective Time; provided, however, if any such Preference Rights and Transfer Requirements with respect to any Retained Asset so held back at the initial Closing are not obtained, complied with, waived or otherwise satisfied as contemplated by this Section within one hundred eighty (180) days after the initial Closing has occurred with respect to any Asset, then such Retained Asset shall be eliminated from the Assets and shall become an Excluded Asset, unless Purchaser agrees to proceed with a closing on such Retained Asset, in which case Purchaser shall be deemed to have waived any objection (and shall be obligated to indemnify Seller Indemnified Persons for all Losses) with respect to non-compliance with such Preference Rights and Transfer Requirements with respect to such Retained Asset(s).

Section 8.7    Tax Matters.

(a)    Seller shall file or cause to be filed all Tax Returns with respect to Asset Taxes that are required to be filed by Seller on or before the Closing Date and pay or cause to be paid the Asset Taxes due with respect thereto. Purchaser shall file all Tax Returns with respect to Asset Taxes that are required to be filed after the Closing Date for any Tax period that ends before or includes the Effective Time and pay the Asset Taxes due with respect thereto. If requested by Purchaser, Seller will assist Purchaser with preparation of all ad valorem and property Tax Returns required to be filed after Closing for periods ending on or before the Closing Date (including any extensions requested). With respect to such Tax Returns covering a Straddle Period, the filing party shall provide a copy of such Tax Return to the other party within fifteen (15) days prior to filing for such other party’s approval, which shall not be unreasonably withheld. The parties agree that (i) this Section 8.7(a) is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable Governmental Body, and (ii) nothing in this Section 8.7(a) shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the parties (except for any penalties, interest or additions to Tax imposed as a result of any breach by Purchaser of its obligations under this Section 8.7(a), which shall be borne by Purchaser).

(b)    Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns and any audit, litigation or other Proceeding with respect to Taxes related to the Assets. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or audit, litigation or other Proceeding and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and Seller agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Body.

(c)    Seller shall be entitled to any and all refunds of Asset Taxes allocated to Seller pursuant to Sections 2.4(b)(iii), (iv) and (vi), and Purchaser shall be entitled to any and all refunds of Asset Taxes allocated to Purchaser pursuant to Sections 2.4(b)(iii), (iv) and (vi). If a party or its Affiliate receives a refund of Asset Taxes to which the other party is entitled pursuant to this Section 8.7(c), such recipient party shall forward to the entitled party the amount of such refund within thirty (30) days after such refund is received, net of any reasonable out-of-pocket costs or expenses incurred by such recipient party in procuring such refund.

Section 8.8    Further Assurances. After the Closing, Seller and Purchaser shall, and shall cause their Affiliates, as applicable to, execute, acknowledge and deliver all such further conveyances, transfer orders, division orders, notices assumptions, releases and acquittances, and such other instruments, and shall take such further actions as may be necessary or appropriate to assure fully to Purchaser or Seller (including their successors and assigns) as the case may be, that the transactions described in this Agreement shall be completed and that all of the Assets intended to be conveyed under the terms of this Agreement are so conveyed, including such Assets that are improperly described herein or inadvertently omitted from this Agreement and/or the Conveyance (including the Exhibits attached to each) and to assure fully that Purchaser has assumed the liabilities and obligations intended to be assumed by Purchaser pursuant to this Agreement.

Section 8.9    Exclusivity.

(a)    Until the earlier to occur of the Closing Date and the termination of this Agreement in accordance with its terms, Seller shall not, and shall cause its Affiliates and each of its and their respective representatives, agents, consultants and advisors not to, directly or indirectly, (i) encourage, solicit, facilitate, have or enter into any discussions, negotiations or agreements or other instruments (whether or not binding) regarding the sale of any of the Assets with any Person (other than Purchaser and its representatives, consultants and advisors), (ii) furnish or provide any information, diligence materials or diligence follow-up responses for the purposes of evaluating a transaction relating to the Assets to any Person (other than Purchaser and its representatives, consultants and advisors) or (iii) grant new or allow continued access to any online or physical data room or diligence materials to any Person (other than Purchaser and its representatives, consultants and advisors). Seller shall, and shall cause its Affiliates and each of its and their respective representatives, consultants and advisors to, immediately cease and cause to be terminated all existing discussions or negotiations with any Persons (other than Purchaser and its representatives, consultants and advisors) with respect to, or that could lead to, the sale of any of the Assets. Seller represents and warrants that it has closed access to any data rooms (whether online or otherwise) to all Persons (other than Purchaser and its representatives, consultants and advisors).

(b)    In the event that Seller receives an offer or expression of interest from any Person (other than Purchaser and its representatives, consultants and advisors) regarding the sale of any of the Assets, Seller shall inform such interested party that it has entered into exclusivity arrangements with another party that would be violated if Seller, directly or indirectly, engages in discussions with, or provides information to, such interested party. (c) Seller acknowledges and agrees that the rights and remedies for noncompliance with this Section 8.9 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser.

Section 8.10    Legend. The certificates (or electronic equivalent) representing the Stock Consideration will initially bear a legend in substantially the following form:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE

SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.

Section 8.11    Lockup; Standstill; Rule 144 Matters.

(a)    General Lock-Up. Except as otherwise provided herein, Seller agrees that, during the Lock-Up Period, Seller will not directly or indirectly (i) offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, or otherwise dispose of, directly or indirectly, any shares of Purchaser Common Stock or any Securities convertible into, exercisable for or exchangeable for shares of Purchaser Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Purchaser Common Stock, whether or not any such transaction is to be settled by delivery of Purchaser Common Stock, other Securities, in cash or otherwise (collectively, the “Lock-Up Restrictions”). Seller also agrees and consents to the entry of stop transfer instructions with Purchaser’s transfer agent and registrar relating to the transfer of shares of Purchaser Common Stock to ensure compliance with the restrictions described above. Notwithstanding anything herein to the contrary, the Lock-Up Restrictions will not apply to (i) the entry into a customary voting or support agreement (with or without granting a proxy) in connection with a Business Combination, (ii) any transfer resulting from the consummation of a Business Combination (but excluding a direct or indirect sale, transfer or other disposition of all or substantially all of the assets and Properties of Seller and its Subsidiaries), (iii) transfers of Purchaser Common Stock to any Affiliate of Seller, Seller Parent or any Affiliate of Seller Parent, (iv) transfers of Purchaser Common Stock through a distribution to the equityholders of Seller, its Affiliates, Seller Parent or its Affiliates, or any of their respective equityholders, members, limited partners, general partners, or Affiliates, or (v) transfers of Purchaser Common Stock to any investment fund or other entity controlled or managed by any Affiliate of Seller Parent, provided that, in the case of the preceding clauses (ii)-(v), the transferee agrees to be bound in writing by the restrictions set forth herein and any such transfer shall not involve a disposition for value.

(b)    Standstill. From and after the date of execution of this Agreement until the earlier to occur of (A) the termination of the Lock-Up Period and (B) the entry into or public announcement of any Business Combination of Purchaser (the “Standstill Period”), neither Seller nor any of its Affiliates, will directly or indirectly (i) acquire, offer to acquire, or agree to acquire (whether beneficially, constructively or synthetically through any derivative, hedging or trading position or otherwise) any Purchaser Common Stock or other Securities of Purchaser (collectively, the “Restricted Activities”); provided, however, that during the Standstill Period Seller and its Affiliates shall be permitted to acquire the Stock Consideration and the Purchaser Note in connection with the transactions contemplated by this Agreement and the Transaction Documents and engage in any Restricted Activity so long as Seller’s and its Affiliates’ aggregate ownership interest in Purchaser Common Stock does not exceed 4.9% of the issued and outstanding Purchaser Common Stock, (ii) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the SEC promulgated under Section 14 of the Exchange Act) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting Securities of Purchaser, (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any Business Combination of Purchaser, (iv) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) in connection with any voting Securities of Purchaser, (v) otherwise act, alone or in concert with others, to seek to control, or influence control of, the management, board of directors or policies of Purchaser, (vi) except as may be reasonably necessary in connection with the negotiation, execution and performance of the transactions contemplated by this Agreement and the other Transaction Documents by Seller, including any reasonable due diligence investigation, make a request for any shareholder list or other books and records of Purchaser (other than books and records related to or with respect to the enforcement, defense or exercise of any rights, remedies or obligations of Seller hereunder), (vii) take any action that would reasonably be expected to cause or require Purchaser to make a public announcement regarding any actions prohibited by this paragraph, (ix) contest the validity or enforceability of this Section 8.11(b), or (x) have any discussions or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise or knowingly assist or encourage, any other persons in connection with the actions proscribed by the foregoing clauses (i) through (ix).

(c)    Current Public Information. With a view to making available to Seller and its transferees the benefits of Rule 144 and Rule 144A promulgated under the Securities Act and other rules and regulations of the SEC that may at any time permit Seller or its transferees to sell Securities of Purchaser to the public without registration, Purchaser covenants that it will (i) use its commercially reasonable efforts to file in a timely manner all SEC Documents and (ii) make available information necessary to comply with Rule 144 and Rule 144A, if available, with respect to resales of the Purchaser Common Stock comprising the Stock Consideration under the Securities Act, at all times, all to the extent required from time to time to enable Seller or its transferees to sell the Purchaser Common Stock comprising the Stock Consideration without registration under the Securities Act within the limitation of the exemptions provided by (x) Rule 144 and Rule 144A promulgated under the Securities Act, as such rules may be amended from time to time or (y) any other rules or regulations now existing or hereafter adopted by the SEC.

(d)    Company Obligations Regarding Transfers. Subject to Section 8.11(a) and Section 8.11(b) above, in connection with any sale or transfer of the Purchaser Common Stock comprising the Stock Consideration held by Seller where such Purchaser Common Stock (i) is sold pursuant to an effective registration statement under the Securities Act, (ii) is sold or transferred pursuant to Rule 144 (if Seller is not an Affiliate of Purchaser) or (iii) is eligible for sale under Rule 144, Purchaser shall promptly take any and all action necessary or reasonably requested by Seller or its transferees in order to permit or facilitate such sale or transfer, including, without limitation, at the sole expense of Purchaser, by (x) issuing such directions to any transfer agent, registrar or depositary, as applicable, as are reasonably necessary to facilitate such sale or transfer, (y) delivering such opinions to the transfer agent, registrar or depository as are requested by the same, and (z) taking or causing to be taken such other actions as are reasonably necessary (in each case on a timely basis) in order to (A) cause any legend, notation or similar designation restricting transferability of the Purchaser Common Stock comprising the Stock Consideration held by Seller or its transferees to be removed from the certificates or book entries evidencing such Purchaser Common Stock and (B) rescind any transfer restrictions. Seller agrees to provide Purchaser, its counsel or the transfer agent with the evidence reasonably requested by it to cause the removal of such legend, including, as may be appropriate, any information Purchaser reasonably deems necessary to determine that the legend, notation or similar designation is no longer required under the Securities Act or applicable state laws, including a certification that Seller is not an Affiliate of Purchaser (and a covenant to inform Purchaser if it should thereafter become an Affiliate and to consent to exchange any certificates or instruments representing the Purchaser Common Stock comprising the Stock Consideration for ones bearing an appropriate restrictive legend) and regarding the length of time such Purchaser Common Stock has been held.

Section 8.12    Listing Application. At the Closing, Purchaser shall issue the Stock Consideration in accordance with all applicable Securities Laws and the rules and policies of the NYSE American. Without limiting the generality of the foregoing, Purchaser shall complete all such filings with the NYSE American and otherwise take all such actions as may be reasonably necessary for the Stock Consideration to be approved for listing on the NYSE American from and after the time of Closing, subject to official notice of issuance.

Section 8.13    Takeover Laws. If any Takeover Laws or any anti-takeover provision or restriction on ownership in the governing documents of Purchaser is or may become applicable to the transactions contemplated hereby, Purchaser shall grant such approvals and take all such actions as are necessary or advisable so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute, regulation or provision in Purchaser’s governing documents on such transactions. As used in this Agreement, “Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations, including Section 203 of the General Corporation Law of the State of Delaware.

Section 8.14    Disclosure Schedules. From time to time up to the earlier of the Closing Date or termination of this Agreement pursuant to Article 11, Seller shall have the right to supplement or amend the schedules attached hereto that it has delivered with respect to any matter first existing or occurring following the date hereof that if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in the schedules. Any such supplement or amendment to the schedules pursuant to the preceding sentence shall have the effect of modifying the representations and warranties contained in Article 6 for the purposes of determining whether a breach of the representations or warranties for purposes of Article 12 has occurred, but shall not be given effect for the purposes of determining satisfaction of the conditions set forth in Section 9.2; provided, however, that if Closing shall occur, then all matters disclosed pursuant to any such addition, supplement or amendment at or prior to Closing shall be waived and Purchaser shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise.

Section 8.15    Assumed Hedges. Purchaser and Seller shall each use commercially reasonable efforts to take, on or prior to the Closing, all actions necessary to novate the Seller

Hedges to Purchaser pursuant to the Novation Agreements (including, with respect to Purchaser, entering into an ISDA Master Agreement with Assumed Hedge Counterparty). Seller shall bear sole responsibility for any fees associated with restructuring the Seller Hedges prior to the date of this Agreement, as well as for any and all Hedge Transfer Fees, and no adjustment shall be made to the Purchase Price for any such fees. Regardless of whether all, some or no Seller Hedges are Assumed Hedges, except for the adjustments pursuant to Section 3.2(n) or Section 3.2(o), if applicable, there shall be no adjustment made to the Purchase Price.

Section 8.16    Financial Information.

(a)    From and after the date of this Agreement until such time as Purchaser is no longer required under Regulation S-X of the Securities Act to separately include financial statements associated with the Assets in documents filed with the SEC by Purchaser pursuant to the Securities Act or the Exchange Act (it being understood that in no event shall such period extend beyond the one-year anniversary of the date of this Agreement) (the “Records Period”), Seller agrees to make available to Purchaser and its Affiliates and their agents and representatives any and all books, records, information and documents to the extent that such are attributable to the Assets and in Seller’s or its Affiliates’ possession or control and to which Seller’s and its Affiliates’ personnel have reasonable access, in each case as reasonably required by Purchaser, its Affiliates and their agents and representatives in order to prepare Purchaser Financial Statements in connection with Purchaser’s filings, if any, that are required by the SEC, under Securities Laws applicable to Purchaser, or financial statements meeting the requirements of Regulation S-X under the Securities Act, provided that such activities do not unreasonably interfere with the affairs of Seller, Seller Parent or their respective Affiliates and that Purchaser shall be solely responsible for any costs or expenses associated therewith, including, for avoidance of doubt, any such costs and expenses associated with the storage and maintenance of records for the foregoing purposes.

(b)    During the Records Period, Seller shall use its reasonable best efforts to cause its accountants, counsel, agents and other third parties to cooperate with Purchaser and its representatives in connection with the preparation by Purchaser of Purchaser Financial Statements that are required to be included in any filing by Purchaser or its affiliates with the SEC, provided that Purchaser shall be solely responsible for any costs or expenses associated therewith. If requested, Purchaser shall use its reasonable best efforts to execute and deliver to the external audit firm that audits the Purchaser Financial Statements (the “Audit Firm”) such representation letters, in form and substance customary for representation letters provided to external audit firms by management of the company whose financial statements are the subject of an audit, as may be reasonably requested by the Audit Firm, with respect to the Purchaser Financial Statements, including, as requested, representations regarding internal accounting controls and disclosure controls.

ARTICLE 9

CONDITIONS TO CLOSING

Section 9.1    Conditions of Seller to Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment on or prior to Closing of each of the following conditions, each of which may be waived by Seller:

(a)    Representations. Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties of Purchaser that are qualified by materiality, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects (other than those representations and warranties of Purchaser that are qualified by materiality, which shall be true and correct in all respects) as of such specified date;

(b)    Performance. Purchaser shall have performed and observed in all material respects all covenants and agreements to be performed or observed by Purchaser under this Agreement prior to or on the Closing Date;

(c)    Deliveries. Purchaser shall have delivered (or be ready, willing and able to immediately deliver) to Seller duly executed counterparts of the Conveyance and all other documents and certificates to be delivered by Purchaser under Section 10.3 and shall have performed (or be ready, willing and able to immediately perform) the other obligations required to be performed by it under Section 10.3;

(d)    Proceedings. No order, writ, injunction or decree shall have been entered and be in effect by any court or any Governmental Body of competent jurisdiction, and no statute, rule, regulation or other requirement shall have been promulgated or enacted by any Governmental Body and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated hereby; provided, however, the Closing shall proceed notwithstanding any Proceedings seeking to restrain, enjoin or otherwise prohibit consummation of the transactions contemplated hereby brought by holders of Preference Rights seeking to enforce such rights with respect to the Assets, and the Assets subject to such Proceedings shall be treated as a Preference Property in accordance with Section 8.6;

(e)    Price Adjustment Limitations. The sum of (i) the aggregate downward adjustment (if any) of the Purchase Price which results from the procedures set forth in Section 8.6 and Articles 4 and 5 of this Agreement and (ii) the aggregate amount of Casualty Losses that occur between the date of this Agreement and the Closing and are not covered by Seller’s insurance, does not exceed the Specified Amount; and

(f)    Listing. Purchaser will have filed, if applicable, a listing of additional shares notification with the NYSE American in connection with the sale and issuance of the Stock Consideration, and shall have received no objections thereto from the NYSE American.

(g)    Novation of Seller Hedges. All Seller Hedges shall have been novated (or been ready to be immediately novated) to Purchaser in accordance with Section 8.15.

Section 9.2    Conditions of Purchaser to Closing. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment on or prior to Closing of each of the following conditions, each of which may be waived by Purchaser:

(a)    Representations. Each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties of Seller that are qualified by materiality, which shall be true and correct in all respects) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except (i) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects (other than those representations and warranties of Seller that are qualified by materiality, which shall be true and correct in all respects) as of such specified date; and (ii) to the extent the failure of such representations or warranties to be true and correct would not, individually or in the aggregate, result in a Material Adverse Effect;

(b)    Performance. Seller shall have performed and observed in all material respects all covenants and agreements to be performed or observed by Seller under this Agreement prior to or on the Closing Date;

(c)    Deliveries. Seller shall have delivered (or be ready, willing and able to immediately deliver) to Purchaser duly executed counterparts of the Conveyances and all other documents and certificates to be delivered by Seller under Section 10.2;

(d)    Proceedings. No order, writ, injunction or decree shall have been entered and be in effect by any court or any Governmental Body of competent jurisdiction, and no statute, rule, regulation or other requirement shall have been promulgated or enacted by any Governmental Body and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated hereby; provided, however, the Closing shall proceed notwithstanding any Proceedings seeking to restrain, enjoin or otherwise prohibit consummation of the transactions contemplated hereby brought by holders of Preference Rights seeking to enforce such rights with respect to the Assets, and the Assets subject to such Proceedings shall be treated as a Preference Property in accordance with Section 8.6; and

(e)    Price Adjustment Limitations. The sum of (i) the aggregate downward adjustment (if any) of the Purchase Price which results from the procedures set forth in Section 8.6 and Articles 4 and 5 of this Agreement and (ii) the aggregate amount of Casualty Losses that occur between the date of this Agreement and the Closing and are not covered by Seller’s insurance, does not exceed the Specified Amount.

ARTICLE 10

CLOSING

Section 10.1    Time and Place of Closing.

(a)    Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article 11, and subject to the satisfaction or waiver of the conditions set forth in Article 9 (other than conditions the fulfillment of which by their nature is to occur at the completion of the transactions contemplated by this Agreement (the “Closing”)), and subject to the provisions of Section 8.6 relating to delayed Closings, the Closing shall take place at 10:00 a.m., local time, on July 1, 2019, at the offices of Vinson & Elkins, LLP, 1001 Fannin Street, Suite 2500, Houston, TX 77002-6760, unless another date, time or place (including by means of remote communication) is mutually agreed to in writing by Purchaser and Seller; provided that if the parties cannot agree whether the conditions in Section 9.1(e) and Section 9.2(e) have been satisfied as of the Closing, the Closing shall be automatically extended to a date that is five (5) Business Days following resolution thereof. If any of the conditions (other than conditions the fulfillment of which by their nature is to occur at the Closing) set forth in Article 9 are not satisfied or waived at the time the Closing is to occur pursuant to this Section 10.1(a), then the Closing shall occur on a date that is the third Business Day after the satisfaction or waiver of all such conditions.

(b) The date on which the Closing occurs is herein referred to as the “Closing Date.”

Section 10.2    Obligations of Seller at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, Seller shall deliver or cause to be delivered to Purchaser, or perform or cause to be performed, the following:

(a)    the Conveyances, in sufficient number of counterpart originals to allow recording in all appropriate jurisdictions and offices and reflecting a conveyance of the Assets owned by Seller to Purchaser, duly executed by Seller;

(b)    letters-in-lieu of transfer orders covering the Assets, duly executed by Seller;

(c)    a certificate duly executed by an authorized corporate officer of Seller, dated as of Closing, certifying on behalf of Seller that the conditions set forth in Section 9.2(a) and Section 9.2(b) have been fulfilled;

(d)    (i) releases of any and all liens burdening the Assets that secure indebtedness for borrowed money by Seller or any of its Affiliates, and (ii) authorizations to file UCC-3 termination statement releases in all applicable jurisdictions to evidence the release of all such liens;

(e)    a certificate that Seller (or, if Seller is classified as an entity disregarded as separate from another Person, that such Person) is not a foreign person within the meaning of the Code that meets the requirements set forth in Treasury Regulation Section 1.1445-2(b)(2);

(f)    a properly completed and executed IRS Form W-9 of Seller;

(g)    counterparts of joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to Seller the Escrow Funds;

(h)    counterparts of the Novation Agreement with respect to each Assumed Hedge, duly executed by Seller Parent; and

(i)    any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at Closing.

Section 10.3    Obligations of Purchaser at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver or cause to be delivered to Seller, or perform or caused to be performed, the following:

(a)    wire transfers in immediately available funds to the Persons, accounts and in such amounts as designated by Seller, in an aggregate amount equal to the Closing Payment;

(b)    evidence from Purchaser’s transfer agent of the issuance of the Stock Consideration in the name of Seller;

(c)    delivery of Purchaser Common Stock in book entry form representing the entirety of the Stock Consideration to Seller;

(d)    the Purchaser Note, duly executed by Purchaser;

(e)    the Conveyances, duly executed by Purchaser;

(f)    letters-in-lieu of transfer orders covering the Assets, duly executed by Purchaser;

(g)    a certificate by an authorized corporate officer of Purchaser, dated as of Closing, certifying on behalf of Purchaser that the conditions set forth in Section 9.1(a) and Section 9.1(b) have been fulfilled;

(h)    counterparts of joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to Seller the Escrow Funds;

(i)    counterparts of the Novation Agreement with respect to each Assumed Hedge, duly executed by Purchaser; and

(j)    any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at Closing.

Section 10.4    Closing Adjustments.

(a)    Not later than ten (10) Business Days prior to the Closing Date, Seller shall prepare in good faith and deliver to Purchaser, using actual numbers available (supported by revenue checks and joint interest billing statements) through the date such statement is prepared, a preliminary settlement statement estimating the Adjusted Purchase Price after giving effect to all adjustments listed in Section 3.2. The estimate delivered in accordance with this Section 10.4(a), less the Escrow Funds, shall constitute the dollar amounts to be paid by Purchaser to Seller at the Closing (the “Closing Payment”). Until one (1) Business Day before the Closing Date, Purchaser shall have the opportunity to review and discuss the preliminary settlement statement with Seller. The preliminary settlement statement, as agreed upon by the parties, will be used to adjust the Purchase Price at Closing; provided that if the parties do not agree upon an adjustment set forth in the preliminary settlement statement, then the amount of such adjustment used to adjust the Purchase Price at Closing shall be that amount set forth in the draft preliminary settlement statement delivered by Seller to Purchaser pursuant to this Section 10.4(a).

(b)    Without limiting the parties’ obligations set forth in Section 12.1, as soon as reasonably practicable after the Closing but not later than one hundred ninety (190) days following the Closing Date, Seller shall prepare and deliver to Purchaser a statement setting forth the final calculation of the Adjusted Purchase Price showing the calculation of each adjustment, based, to the extent possible, on actual credits, charges, receipts and other items before and after the Effective Time and taking into account all adjustments provided for in this Agreement (the “Final Price”). Seller shall, at Purchaser’s request, supply reasonable documentation available to support any credit, charge, receipt or other item (together with appropriate detail, including revenue checks and joint interest billing statements). Seller shall afford Purchaser and its representatives the opportunity to review such statement and the supporting schedules, analyses, workpapers, and other underlying records or documentation as are reasonably necessary and appropriate in Purchaser’s review of such statement. Each party shall cooperate fully and promptly with the other and their respective representatives in such examination with respect to all reasonable requests related thereto. As soon as reasonably practicable but not later than the 30th day following receipt of Seller’s statement hereunder, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes be made to such statement. Seller and Purchaser shall undertake to agree on the final statement of the Final Price no later than two hundred fifty (250) days after the Closing Date (the “Final Settlement Date”). In the event that Seller and Purchaser cannot reach agreement by the Final Settlement Date, either party may refer the remaining matters in dispute to a nationally or regionally recognized independent accounting firm as may be mutually accepted by Purchaser and Seller, for review and final determination (the “Agreed Accounting Firm”). Each party shall summarize its position with regard to the remaining matters in dispute in a written document of twenty-five (25) pages or less and submit such summaries to the Agreed Accounting Firm, together with any other documentation such party may desire to submit. Within fifteen (15) Business Days after receiving the parties’ respective submissions, the Agreed Accounting Firm shall render in writing a decision choosing Seller’s position or Purchaser’s position or a position in between those (but in no event higher or lower than the amounts proposed in the post-Closing statements exchanged between the parties, as described earlier in this subsection) based on the materials described above. The Agreed Accounting Firm may not award damages or penalties to either party. Any decision rendered by the Agreed Accounting Firm pursuant hereto shall, without limiting Section 2.4(b)(v), be final, conclusive and binding on Seller and Purchaser and will be enforceable against any of the parties in any court of competent jurisdiction. The fees of the Agreed Accounting Firm shall be borne and paid one-half by Seller and one-half by Purchaser. Seller and Purchaser shall each bear their own legal fees and other costs of presenting its case. Within ten (10) Business Days after the date on which the parties or the Agreed Accounting Firm, as applicable, finally determines the disputed matters, (x) Purchaser shall pay to Seller the amount by which the Final Price exceeds the Closing Payment or (y) the principal amount of the Purchaser Note shall be reduced by the amount by which the Closing Payment exceeds the Final Price, as applicable.

(c)    All payments made or to be made hereunder to Seller shall be by electronic transfer of immediately available funds to the bank and account specified by Seller in writing to Purchaser. All payments made or to be made hereunder to Purchaser shall be by electronic transfer of immediately available funds to a bank and account specified by Purchaser in writing to Seller.

ARTICLE 11

TERMINATION

Section 11.1    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)    by mutual written consent of Seller and Purchaser;

(b)    by Seller or by Purchaser, if:

(i)    the Closing shall not have occurred on or before July 31, 2019 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(b)(i) shall not be available (A) to Seller, if any breach of this Agreement by Seller has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date, or (B) to Purchaser, if any breach of this Agreement by Purchaser has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date; or

(ii)    there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Body shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and non-appealable;

(c)    by Seller, if (i) Purchaser shall have failed to fulfill in any material respect any of its obligations under this Agreement and such failure has not been cured within ten (10) days after written notice thereof from Seller to Purchaser; provided that any cure period shall not extend beyond July 30, 2019 (the “Cure Deadline Date”) and shall not extend the Termination Date, (ii) any of the conditions set forth in Section 9.1(d) or Section 9.1(e) is not satisfied on or before the Cure Deadline Date, (iii) if Purchaser fails to fund the Deposit in accordance with Section 3.1(b), or (iv) if the condition set forth in Section 9.1(g) is not satisfied on or before the Cure Deadline Date; or

(d)    by Purchaser, if (i) Seller shall have failed to fulfill in any material respect any of its obligations under this Agreement and such failure has not been cured within ten (10) days after written notice thereof from Purchaser to Seller; provided that any cure period shall not extend beyond the Cure Deadline Date and shall not extend the Termination Date, or (ii) any of the conditions set forth in Section 9.2(d) or Section 9.2(e) is not satisfied on or before the Cure Deadline Date.

Section 11.2    Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, this Agreement shall become void and of no further force or effect and the parties shall have no liability or obligation hereunder (except for the provisions of Section 5.4, Section 6.5, Section 7.5, Section 8.4, this Article 11, and Article 13, all of which shall continue in full force and effect). Notwithstanding the foregoing, nothing contained in this Section 11.2 shall relieve any party from liability for Losses resulting from its breach of this Agreement. If Seller terminates this Agreement (or for purposes of pursing specific performance pursuant to clause

(B) of this sentence, is entitled to terminate this Agreement) pursuant to Section 11.1(b)(i) or Section 11.1(c)(i), then Seller shall be entitled to (A) promptly receive from the Escrow Agent the Escrow Funds for the sole account and use of Seller as liquidated damages hereunder, or (B) pursue any and all remedies as may be available to Seller at law or in equity, including specific performance; provided, however, that any damages recoverable by Seller at law or equity shall be capped at an amount equal to $31,000,000 and in the case of a termination by Seller pursuant to Section 11.1(b)(i), Seller shall only be entitled to elect the remedy contemplated by clause (A) if such termination occurs as a result of a breach of this Agreement by Purchaser which breach has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date; provided, further, if Seller elects to seek specific performance of this Agreement against Purchaser under (B) above but Closing fails to occur, Seller may elect to seek damages under (B) above and terminate this Agreement. Seller and Purchaser acknowledge and agree that (x) Seller’s actual damages upon the event of such a termination are difficult to ascertain with any certainty, (y) the Escrow Funds are a fair and reasonable estimate by the parties of such aggregate actual damages of Seller and (z) such liquidated damages do not constitute a penalty. If Purchaser terminates this Agreement (or for purposes of pursing specific performance pursuant to clause (A) of this sentence, is entitled to terminate this Agreement) pursuant to Section 11.1(b)(i) or Section 11.1(d)(i), then Purchaser shall be entitled to (A) exercise any rights to specific performance of this Agreement to which Purchaser may be entitled at law or in equity or (B) terminate this Agreement and receive the entirety of the Escrow Funds for the sole account and use of Purchaser; provided, however, that in the case of a termination by Purchaser pursuant to Section 11.1(b)(i), Purchaser shall only be entitled to elect the remedy contemplated by clause (A) if such termination occurs as a result of a breach of this Agreement by Seller which breach has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date. Except as set forth above, in the event that this Agreement is terminated for any other reason, Purchaser shall be entitled to promptly receive from the Escrow Agent the entirety of the Escrow Funds for the account of Purchaser. If Seller terminates this Agreement pursuant to Section 11.1(c)(ii) because the condition set forth in Section 9.1(e) is not satisfied on or before the Cure Deadline Date and all other conditions to Seller’s obligation to consummate the transactions contemplated by this Agreement are satisfied (or waived), then Purchaser shall be entitled to recover from Seller reasonable documented out-of-pocket attorneys’ fees and other costs and expenses of Purchaser paid or payable to any third party related to the negotiation of this Agreement and the Transaction Documents and Purchaser’s title and environmental due diligence relating to the Assets, such amount not to exceed an aggregate amount equal to $300,000.00. If the Closing does not occur for any reason whatsoever, except as provided otherwise in the immediately preceding sentence, Purchaser shall not be entitled to recover any monetary damages; provided, if (1) Seller refuses to close when obligated to do so under the terms of this Agreement and (2) Purchaser elects the remedy of specific performance but such remedy is not awarded by courts of competent jurisdiction, then the Escrow Funds shall be released from the Escrow Account to Purchaser (or promptly paid by Seller to Purchaser if previously released to Seller) and Purchaser shall be entitled to recover such direct, actual monetary damages as are available at law; provided, however, that Purchaser’s recovery for such damages shall be limited to an amount equal to $31,000,000. Notwithstanding anything to the contrary in this Article 11, in the event that a party seeks and prevails in a claim for specific performance in accordance with this Section 11.2, it shall also be entitled to recover its attorneys’ fees incurred in bringing its claim for specific performance and enforcing a judgment in connection therewith. The parties hereto agree that specific performance is a remedy expressly negotiated by the parties and Seller and Purchaser agree to support the application of, and not challenge, the enforceability of specific performance as a remedy as further described in this Section 11.2 and that neither party shall be required to post a bond in order to seek specific performance. Except as set forth in this Section 11.2 (including Purchaser’s specific performance remedies contemplated hereby), once this Agreement is terminated, neither Party shall have the right of specific performance with respect to the closing of the transactions contemplated by this Agreement and Seller and its Affiliates shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of any of the Assets to any Person without any restriction under this Agreement.

ARTICLE 12

POST-CLOSING OBLIGATIONS; INDEMNIFICATION; LIMITATIONS;

DISCLAIMERS AND WAIVERS

Section 12.1    Receipts. Except as otherwise provided in this Agreement, subject to Section 12.3(viii) and Section 12.3(ix), any Hydrocarbons produced from or attributable to the Assets (and all products and proceeds attributable thereto) and any other income, proceeds, receipts and credits attributable to the Assets, including Hedge Gains, which are not reflected in the adjustments to the Purchase Price as of the Closing shall be treated as follows: (a) all Hydrocarbons produced from or attributable to the Assets (and all products and proceeds attributable thereto), all Hedge Gains with respect to the Assumed Hedges and all other income, proceeds, receipts and credits earned with respect to the Assets to which Purchaser is entitled under Section 2.4 shall be the sole property and entitlement of Purchaser, and, to the extent received by Seller, Seller shall fully disclose, account for and remit the same to Purchaser pursuant to this Section 12.1, and (b) all Hydrocarbons produced from or attributable to the Assets (and all products and proceeds attributable thereto), all Hedge Gains with respect to the Assumed Hedges and all other income, proceeds, receipts and credits earned with respect to the Assets to which Seller is entitled under Section 2.4 shall be the sole property and entitlement of Seller and, to the extent received by Purchaser, Purchaser shall fully disclose, account for and remit the same to Seller pursuant to this Section 12.1.

Within thirty (30) days after the end of each calendar month from and after the Closing (including the calendar month in which the Closing occurs) until the date that is twenty-four (24) months after the Closing, Seller and Purchaser shall (x) determine in good faith the aggregate net amount of (i) all income, proceeds, receipts and credits received by each party during such calendar month to which the other party is entitled under Section 2.4, and (ii) all Property Costs for which each party is responsible under Section 2.4 but were paid by the other party during such calendar month and (y) true-up such aggregate net amount between the parties as follows: (A) if such netting and true-up results in a net amount payable by Purchaser to Seller, then Purchaser shall pay to Seller such amount, and (B) if such netting and true-up results in a net amount payable by Seller to Purchaser, then Seller shall pay to Purchaser such amount.

Section 12.2    Expenses. Except as otherwise provided in this Agreement, subject to Section 12.3(viii) and Section 12.3(ix), any Property Costs which are not reflected in the adjustments to the Purchase Price pursuant to Section 3.2 as of the Closing shall be treated as follows: (a) all Property Costs for which Seller is responsible under Section 2.4 shall be the sole obligation of Seller and Seller shall promptly pay, or if paid by Purchaser, reimburse Purchaser for (pursuant to Section 12.1) and hold Purchaser harmless from and against same; and (b) all Property Costs for which Purchaser is responsible under Section 2.4 shall be the sole obligation of Purchaser, and Purchaser shall promptly pay, or if paid by Seller, reimburse Seller for (pursuant to Section 12.1) and hold Seller harmless from and against same. Seller is entitled to resolve all joint interest audits and other audits of Property Costs covering periods for which Seller is wholly responsible as to the applicable Assets (provided, however, that Purchaser shall have the right to participate in such audit) and Purchaser is entitled to resolve all joint interest audits and other audits of Property Costs covering periods for which Purchaser is in whole or in part responsible as to the applicable Assets; provided that Purchaser shall not agree to any adjustments to previously assessed costs for which Seller is liable or adjustments to which Seller would be entitled without the prior written consent of Seller, such consent not to be unreasonably withheld or delayed. Purchaser shall provide Seller with a copy of all applicable audit reports and written audit agreements received by Purchaser and relating to periods for which Seller is partially responsible.

Section 12.3    Assumed Seller Obligations. Subject to the indemnification by Seller under Section 12.5, on the Closing Date, Purchaser shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and liabilities of (a) Seller, known or unknown, attributable to or resulting from the use, maintenance, ownership, or operation of the Assets, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time, and (b) Seller Parent and Seller, known or unknown, attributable to or resulting from the Assumed Hedges, in each case to the extent attributable to periods on or after the Closing Date (all of said obligations and liabilities described in subparts (a) and (b) above, subject to the exclusions below, herein being referred to as the “Assumed Seller Obligations”); provided, however, that the Assumed Seller Obligations shall not include, and Purchaser shall have no obligation to assume, any obligations or liabilities of Seller to the extent related to (such excluded obligations and liabilities, the “Excluded Seller Obligations”):

(i)    the disposal or transportation from the Assets to any location that is not an Asset during Seller’s ownership of the Assets prior to Closing of any Hazardous Materials generated or used by Seller, its Affiliates or a third party operator in connection with Seller’s ownership of the Assets;

(ii)    personal injury (including death) claims attributable to Seller’s or its Affiliates’ ownership of the Assets prior to Closing;

(iii)    any Third Party Claim relating to failure to properly and timely pay, in accordance with the terms of any Lease, Contract or applicable Law, all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, back-in interests and other burdens upon, measured by or payable out of production with respect to the Assets (other than Taxes) that are due by Seller or any of its Affiliates (or any third party payor remitting amounts on behalf of Seller or its Affiliates) and attributable to Seller’s ownership of the Assets prior to the Effective Time;

(iv)    Seller Taxes;

(v)    any penalties or fines imposed by any Governmental Body and related to Seller’s ownership of the Assets to the extent relating to any pre-Closing violation of Law by Seller or any of its Affiliates in connection with the Assets;

(vi)    Seller’s gross negligence or willful misconduct (but excluding any gross negligence or willful misconduct of any third party operator) in connection with any Asset during Seller’s ownership of the Assets prior to Closing;

(vii)    attributable to or arise out of the Excluded Assets;

(viii)    for a period of 24 months after Closing, the continuing responsibility of Seller under Section 12.1 or Section 12.2;

(ix)    for a period of 24 months after Closing, Property Costs for which Seller is responsible pursuant to Section 2.4(b); or

(x)    owed to (1) Seller’s limited partners or other equity owners, (2) Seller’s employees for work performed with respect to the Assets prior to the Effective Time, (3) Seller’s Affiliates (other than Seller Parent with respect to any Assumed Hedges), and (4) Seller’s lenders (other than the Assumed Hedge Counterparties to the extent attributable to any Assumed Hedges);

provided that, (x) from and after the date that is eighteen (18) months following the Closing Date, all Losses, liabilities and obligations arising out of clauses (i) and (ii) shall no longer be Excluded Seller Obligations and shall become Assumed Seller Obligations, and (y) from and after the date that is twenty-four (24) months following the Closing Date, all Losses, liabilities and obligations arising out of clauses (iii), (v) and (vi) shall no longer be Excluded Seller Obligations and shall become Assumed Seller Obligations.

Section 12.4    Survival and Limitations; Exclusive Remedy.

(a)    The representations and warranties contained in Articles 6 and 7 (other than the Fundamental Representations and the representations and warranties contained in Section 6.7) shall terminate twelve (12) months after Closing. The representations and warranties contained in Section 6.1, Section 6.2, Section 6.3, Section 6.5, Section 7.1, Section 7.2, Section 7.3, Section 7.5, Section 7.9 and Section 7.12 (collectively, the “Fundamental Representations”) and the representations and warranties contained in Section 6.7 shall survive until the expiration of the applicable statute of limitations period. Upon the termination of a representation or warranty in accordance with the foregoing, such representation or warranty shall have no further force or effect for any purpose under this Agreement. The covenants and agreements of Seller and Purchaser to be performed on or prior to Closing shall each survive the Closing and terminate on the date twelve (12) months after the Closing Date. The covenants of Seller under Section 12.5(a)(iii) with respect to the Excluded Seller Obligations described in clauses (i), (ii), (iii), (v), (vi), (viii) and (ix) of the “Excluded Seller Obligations” definition shall survive the Closing for the period of the respective survival of the applicable Excluded Seller Obligations described in Section 12.3. The covenants and agreements of Seller and Purchaser to be performed after Closing (excluding the covenant under Section 12.5(a)(iii) with respect to the Excluded Seller Obligations described in clauses (i), (ii), (iii), (v), (vi), (viii) and (ix) of the “Excluded Seller Obligations” definition) shall survive the Closing Date and delivery and recordation of the Conveyances hereunder until such covenants and agreements have been fully performed, and if any such covenants or agreements shall be breached, until the applicable statute of limitation period in respect of such breach has elapsed.

(b)    No party hereto shall have any indemnification obligation pursuant to this Article 12 or otherwise in respect of any representation, warranty, covenant (other than the exclusivity covenants set forth in Section 8.9) or agreement unless it shall have received from the party seeking indemnification a written notice (a “Claim Notice”) of the existence of the claim for or in respect of which indemnification in respect of such representation, warranty, covenant or agreement is being sought on or before the expiration of the applicable survival period set forth in Section 12.4(a). If an Indemnified Party delivers a Claim Notice to an Indemnifying Party before the expiration of the applicable survival period set forth in Section 12.4(a), then the applicable representation, warranty, covenant or agreement shall survive until, but only for purposes of, the resolution of the matter covered by such Claim Notice. A Claim Notice shall set forth with reasonable specificity (1) the basis for such claim under this Agreement, and the facts that otherwise form the basis of such claim and (2) to the extent reasonably estimable, an estimate of the amount of such claim (which estimate shall not be conclusive of the final amount of such claim) and an explanation of the calculation of such estimate.

(c)    Seller shall not have any liability for any indemnification under Section 12.5(a)(i) (other than liabilities with respect to (x) breaches of any Fundamental Representations, (y) the breach of any of the representations and warranties contained in Section 6.7, or (z) a failure of the certificate delivered at Closing by Seller (to the extent related to the Fundamental Representations or the representations and warranties set forth in Section 6.7) to be true and correct) (i) unless the amount of the liability for an individual claim or series of claims arising out of the same or similar set of facts, for which a Claim Notice is delivered by Purchaser exceeds $100,000 (“Individual Indemnity Threshold”), and (ii) until and unless the aggregate amount of the liabilities for all claims for which Claim Notices are delivered by Purchaser exceeds one and one-half percent (1.5%) of the Total Allocated Value (the “Aggregate Indemnity Deductible”) and then to the extent such liabilities exceed the Aggregate Indemnity Deductible. For the avoidance of doubt, claims for which Claim Notices are delivered by Purchaser which do not meet the Individual Indemnity Threshold shall not be included in reaching the Aggregate Indemnity Deductible.

(d)    Except as expressly provided elsewhere in this Agreement, Seller shall not be required to indemnify Purchaser, or otherwise be liable for breaching any representations, warranties, or covenants under this Agreement, for aggregate damages in excess of (i) with respect to the Fundamental Representations, the representations set forth in Section 6.7 and indemnification by Seller pursuant to Section 12.5(a)(ii) and Section 12.5(a)(iii), one hundred percent (100%) of the Total Allocated Value, and (ii) with respect to all other representations and warranties contained in Article 6 and not included within clause (i), fifteen percent (15%) of the Total Allocated Value. For the avoidance of doubt, nothing in this Agreement shall be deemed to limit or restrict the right of the Purchaser Indemnified Persons to recover any amounts in connection with any claim or action based upon fraud.

(e)    Except (x) that each party shall be entitled to specific performance with respect to any covenants of the other party to be performed following Closing under this Agreement and to the extent not performed by the other party in accordance with their specific terms, (y) with respect to rights of Seller as an owner of the Purchaser Common Stock following Closing, and (z) with respect to rights of Seller under the Purchaser Note, upon Closing, the sole and exclusive remedy of the parties hereto with respect to the Assets shall be pursuant to the express provisions of this Agreement and any agreement delivered between the parties pursuant to this Agreement. Without limitation of the remedies described above in this Section 12.4(e), if the Closing occurs, the sole and exclusive remedy of the parties hereto for any and all (i) claims relating to any representations, warranties, covenants and agreements that are contained in this Agreement or in any certificate delivered at Closing, (ii) other claims pursuant to or in connection with this Agreement and (iii) other claims relating to the Assets and the purchase and sale thereof, shall be any right to indemnification from such claims that is expressly provided in this Agreement and any other agreement delivered between the parties pursuant to this Agreement, and through the special warranty of Defensible Title in the Conveyance, and if no such right of indemnification is expressly provided, then such claims are hereby waived to the fullest extent permitted by law. Except for the remedies described above in this Section 12.4(e), each of Purchaser and Seller, as applicable, waives, releases, remises and forever discharges, and shall cause each of the Purchaser Indemnified Persons or Seller Indemnified Persons, as applicable, to waive, release, remise and forever discharge, each of the Seller Indemnified Persons or the Purchaser Indemnified Persons, as applicable, from any and all damages, suits, legal or administrative proceedings, claims, demands, Losses, costs, obligations, liabilities, interest, charges or causes of action whatsoever, in law or in equity, known or unknown, which any of the Purchaser Indemnified Persons or Seller Indemnified Persons, as applicable, might now or subsequently may have, based on, relating to or arising out of any of the claims described in clause (i), (ii) or (iii) of this Section 12.4(e), INCLUDING RIGHTS TO CONTRIBUTION UNDER CERCLA OR ANY OTHER ENVIRONMENTAL LAW, BREACHES OF STATUTORY AND IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION, ANY RIGHTS UNDER INSURANCE POLICIES ISSUED OR UNDERWRITTEN BY ANY OF THE PURCHASER INDEMNIFIED PERSONS OR SELLER INDEMNIFIED PERSONS, AS APPLICABLE, AND ANY RIGHTS UNDER AGREEMENTS AMONG ANY SELLER INDEMNIFIED PERSONS OR PURCHASER INDEMNIFIED PERSONS, AS APPLICABLE, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE, OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON, INVITEES OR THIRD PARTIES.

(f)    For federal income tax purposes, the parties agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the Adjusted Purchase Price, unless otherwise required by applicable Laws.

(g)    Notwithstanding anything to the contrary contained herein, with respect to the payment, indemnification, defense and hold harmless obligations under this Article 12 only, for the purposes of calculating the amount of Losses incurred arising out of or relating to any breach or inaccuracy of any representation or warranty (including any bringdown of such representation or warranty in any certificate delivered pursuant to this Agreement) by Seller or

Buyer (but not for the purposes of determining whether any representation or warranty has been breached), the references to any qualifiers as to materiality, material adverse effect or other similar qualifiers set forth in such representation or warranty (including any bringdown of such representation or warranty in any certificate delivered pursuant to this Agreement) shall be disregarded.

(h)    Notwithstanding anything contained in this Agreement to the contrary, any amounts due by Seller to any Person under this Article 12 or for any breach of or under any other Transaction Document shall be, first, satisfied by reducing the aggregate principal amount payable by Purchaser under the Purchaser Note by all such amounts, and, second, after the aggregate principal amount payable by Purchaser under the Purchaser Note has been reduced to zero ($0) Dollars, in cash by electronic transfer of immediately available funds to such bank and account as may be specified by Purchaser in writing. The payment obligations by Seller under this Section 12.4(g) shall only arise to the extent such amounts have been determined by a final and non-appealable judgment or a written agreement of the parties hereto executed after the delivery of any applicable Claim Notice. No Purchaser Indemnified Person shall claim, assert or have any right to set-off, offset, withholding or any other excuse or refusal to pay any amounts due and payable under the Purchaser Note unless and until such amounts payable under this Article 12 have been finally determined.

Section 12.5    Indemnification by Seller.

(a)    Subject to the terms, conditions, and limitations of this Article 12, from and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser and its directors, officers, employees, stockholders, members, agents, consultants, advisors and other representatives (including legal counsel, accountants and financial advisors) and Affiliates and the permitted successors and assigns of this Agreement of Purchaser (collectively, the “Purchaser Indemnified Persons”) from and against any and all Losses asserted against, resulting from, imposed upon, or incurred or suffered by any Purchaser Indemnified Person to the extent resulting from, arising out of or relating to:

(i)    any breach of any representation or warranty of Seller contained in this Agreement or in any certificate furnished by or on behalf of Seller in connection with this Agreement;

(ii)    any breach or nonfulfillment of or failure to perform any covenant or agreement of Seller contained in this Agreement or in any certificate furnished by or on behalf of Seller in connection with this Agreement; and

(iii)    the Excluded Seller Obligations.

Section 12.6    Indemnification by Purchaser. Excepting matters to the extent for which Purchaser would be entitled to indemnification under Section 12.5, from and after the Closing, subject to the terms and conditions of this Article 12, Purchaser shall indemnify, defend and hold harmless Seller and its directors, officers, employees, agents, consultants, stockholders, advisors and other representatives (including legal counsel, accountants and financial advisors), and Seller’s permitted successors and assigns of this Agreement and Affiliates (collectively, the

“Seller Indemnified Persons”) from and against any and all Losses asserted against, resulting from, imposed upon, or incurred or suffered by any Seller Indemnified Person, directly or indirectly, to the extent resulting from, arising out of, or relating to:

(a)    any breach of any representation or warranty of Purchaser contained in this Agreement or in any certificate furnished by or on behalf of Purchaser to Seller in connection with this Agreement;

(b)    any breach or nonfulfillment of or failure to perform any covenant or agreement of Purchaser contained in this Agreement or any certificate furnished by or on behalf of Purchaser to Seller in connection with this Agreement;

(c)    the ownership, use or operation of the Assets after the Effective Time;

(d)    the Assumed Seller Obligations; and

(e)    Environmental Laws, Environmental Defects, Environmental Liabilities, the release of materials into the environment or protection of human health, safety, natural resources or the environment, or any other environmental condition of the Assets, whether arising prior to, on or after the Effective Time.

Section 12.7    Indemnification Proceedings.

(a)    In the event that any claim or demand for which Seller or Purchaser (such Person, an “Indemnifying Party”) may be liable to a Purchaser Indemnified Person under Section 12.5 or to a Seller Indemnified Person under Section 12.6 (an “Indemnified Party”) is asserted against or sought to be collected from an Indemnified Party by a third party (a “Third Party Claim”), the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Third Party Claim by delivery of a Claim Notice, provided that the failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article 12, except (and solely) to the extent that the Indemnifying Party demonstrates that its defense of such Third Party Claim is actually and materially prejudiced thereby. The Indemnifying Party shall have thirty (30) days from receipt of the Claim Notice from the Indemnified Party (in this Section 12.7, the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense, to defend the Indemnified Party against such claim or demand; provided, that the Indemnified Party is hereby authorized prior to and during the Notice Period, and at the cost and expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall reasonably deem necessary to protect its interests or those of the Indemnifying Party.

(b)    The Indemnifying Party shall have the right to assume the defense of such Third Party Claim only if and for so long as the Indemnifying Party (i) notifies the Indemnified Party during the Notice Period that the Indemnifying Party is assuming the defense of such Third Party Claim, (ii) uses counsel of its own choosing that is reasonably satisfactory to the Indemnified Party, and (iii) conducts the defense of such Third Party Claim in an active and diligent manner. If the Indemnifying Party is entitled to, and does, assume the defense of any such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof; provided, however, that notwithstanding the foregoing, if the Indemnified Party’s counsel shall have reasonably opined that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party, then the Indemnifying Party shall pay the reasonable fees of counsel to the Indemnified Party (who shall not be the same as the opining counsel), it being understood and agreed, however, that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys and one local counsel to represent all of the Indemnified Parties subject to such Third Party Claim.

(c)    If the Indemnifying Party elects (and is entitled) to assume the defense of such Third Party Claim, (i) no compromise or settlement thereof or consent to any admission or the entry of any judgment with respect to such Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party (and no injunctive or other equitable relief is imposed upon the Indemnified Party) and there is an unconditional provision whereby each plaintiff or claimant in such Third Party Claim releases the Indemnified Party from all liability with respect thereto and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party elects not to assume the defense of such Third Party Claim (or fails to give notice to the Indemnified Party during the Notice Period or otherwise is not entitled to assume such defense), the Indemnified Party shall be entitled to assume the defense of such Third Party Claim with counsel of its own choice, at the expense and for the account of the Indemnifying Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)    Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any Third Party Claim (i) at the reasonable expense of the Indemnifying Party, as to which the Indemnifying Party fails to assume the defense during the Notice Period after the Indemnified Party gives a Claim Notice with respect thereto to the Indemnifying Party pursuant to this Article 12 or (ii) at the reasonable expense of the Indemnifying Party, to the extent the Third Party Claim seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, could materially adversely affect the business, condition (financial or other), capitalization, assets, liabilities, results of operations or prospects of the Indemnified Party. The Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of the Indemnifying Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(e)    In any case in which an Indemnified Party seeks indemnification hereunder and no Third Party Claim is involved, the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party within a reasonably prompt period of time after an officer of such Indemnified Party or its Affiliates has obtained knowledge of the Loss giving rise to indemnification hereunder. The failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article 12 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively mitigate the resulting Losses or otherwise prejudices the Indemnifying Party.

Section 12.8    Disclaimers.

(a)    EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, OR IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 10.2(c), OR THE SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE CONVEYANCE, PURCHASER ACKNOWLEDGES AND AGREES THAT (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

(b)    EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 6 OF THIS AGREEMENT, OR IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 10.2(c), OR THE SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE CONVEYANCE, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE ENVIRONMENTAL CONDITION OF THE ASSETS, (III) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (IV) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (V) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (VI) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR ANY THIRD PARTIES, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, OR (IX) MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY

UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT PURCHASER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE.

(c)    FOR THE AVOIDANCE OF DOUBT, PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER CANNOT RELY ON OR FORM ANY CONCLUSIONS FROM SELLER’S METHODOLOGIES FOR THE DETERMINATION AND REPORTING OF ANY ASSET TAXES THAT WERE UTILIZED FOR ANY TAX PERIOD (OR PORTION THEREOF) BEGINNING PRIOR TO THE CLOSING DATE FOR PURPOSES OF CALCULATING AND REPORTING ASSET TAXES ATTRIBUTABLE TO ANY TAX PERIOD (OR PORTION THEREOF) BEGINNING AFTER THE CLOSING DATE, IT BEING UNDERSTOOD THAT PURCHASER MUST MAKE ITS OWN DETERMINATION AS TO THE PROPER METHODOLOGIES THAT CAN OR SHOULD BE USED FOR ANY SUCH LATER TAX RETURN.

Section 12.9    Recording. As soon as practicable after Closing, Purchaser shall record the Conveyance in the appropriate counties where the Properties are located and provide Seller with copies of all recorded or approved instruments. The Conveyances in the form attached as Exhibit C are intended to convey all of the Assets being conveyed pursuant to this Agreement. Certain Assets or specific portions of the Assets that are leased from, or require the approval to transfer by, a Governmental Body are conveyed under the Conveyance and also are described and covered under separate assignments made by Seller to Purchaser on officially approved forms, or forms acceptable to such entity, in sufficient multiple originals to satisfy applicable statutory and regulatory requirements. The interests conveyed by such separate assignments are the same, and not in addition to, the interests conveyed in the Conveyances attached as Exhibit C. Further, such assignments shall be deemed to contain all of the exceptions, reservations, rights, titles, power and privileges set forth herein and in the Conveyance as fully and only to the extent as though they were set forth in each such separate assignment.

ARTICLE 13

MISCELLANEOUS

Section 13.1    Counterparts. This Agreement may be executed and delivered (including by facsimile or email transmission) in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement may be signed by facsimile signature or other electronic delivery of an image file reflecting execution hereof and, if so signed: (i) may be relied on by each party as if the document were a manually signed original and (ii) will be binding on each party for all purposes.

Section 13.2    Notice. All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by overnight courier service, by electronic mail, or by registered or certified mail, postage prepaid, as follows:

If to Seller:	VEN Bakken, LLC 3030 NW Expressway, Suite 1100 Oklahoma City, Oklahoma 73112 Attn: Jeremy R. Fitzpatrick E-mail: Jeremy.Fitzpatrick@flywheelenergy.com

With a copy to (which shall not constitute
Notice to Seller):	Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002-6760 Attn: Bryan E. Loocke Facsimile: (713) 615-5031

If to Purchaser:	Northern Oil and Gas, Inc. 601 Carlson Pkwy – Suite 990 Minnetonka, Minnesota 55305 Attn: Adam Dirlam Facsimile: (952) 476-9801

With copies to (which shall not constitute
Notice to Purchaser):	Northern Oil and Gas, Inc. 601 Carlson Pkwy – Suite 990 Minnetonka, Minnesota 55305 Attn: General Counsel Facsimile: (952) 476-9801

Kirkland & Ellis LLP 609 Main Street - Suite 4500 Houston, Texas 77002 Attn: David M. Castro Jr., P.C. Chad M. Smith Email: david.castro@kirkland.com chad.smith@kirkland.com

Each party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the party to which such notice is addressed.

Section 13.3    Sales or Use Tax; Recording Fees and Similar Taxes and Fees. All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Assets to Purchaser shall be borne by Purchaser. Purchaser and Seller shall each bear one half of any sales, use, excise, real property transfer, registration, documentary, stamp, transfer, or similar

Taxes incurred and imposed upon, or with respect to, the transactions contemplated by this Agreement (collectively “Transfer Taxes”). Seller will determine, and Purchaser will cooperate with Seller in determining the amount of any Transfer Taxes, if any, that is due in connection with the transactions contemplated by this Agreement and Purchaser agrees to pay its allocable share of any such Transfer Tax to Seller or to the appropriate Governmental Body. If any of the transactions contemplated by this Agreement are exempt from any such Transfer Taxes upon the filing of an appropriate certificate or other evidence of exemption, Purchaser will timely furnish to Seller such certificate or evidence.

Section 13.4    Expenses. Except as otherwise expressly provided in Section 13.3 or elsewhere in this Agreement, (a) all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, the Conveyance delivered hereunder and the Exhibits and Schedules hereto and thereto, the other Transaction Documents, and all other matters related to the Closing, all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and (b) all such expenses incurred by Purchaser and all other fees and expenses relating to the registration of title to the Assets after Closing shall be borne solely and entirely by Purchaser.

Section 13.5    Governing Law and Venue. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Texas without regard to principles of conflicts of laws otherwise applicable to such determinations; provided, however, that any matter related to real property shall be governed by the laws of the State of North Dakota or South Dakota, as applicable, provided, further, that any matter related solely to the Stock Consideration shall be governed by the laws of the State of Delaware. Subject to Section 4.4(k), Section 5.3(b) and Section 10.4(b), each of the parties hereby irrevocably consents and agrees that any dispute arising out of or relating to this Agreement or any related document shall exclusively be brought in the courts of the State of Texas, in Harris County or the federal courts located in Harris County, Texas. The parties agree that, after a dispute is before a court as specified in this Section 13.5 and during the pendency of such dispute before such court, all actions with respect to such dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each of the parties hereby waives, and agrees not to assert, as a defense in any legal dispute, that it is not subject thereto or that such action may not be brought or is not maintainable in such court or that its property is exempt or immune from execution, that the action is brought in an inconvenient forum or that the venue of the action is improper. Each party agrees that a final judgment in any action described in this Section 13.5 after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by laws. THE PARTIES HEREBY WAIVE IRREVOCABLY ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY DOCUMENT CONTEMPLATED HEREIN OR OTHERWISE RELATED HERETO.

Section 13.6    Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 13.7    Waivers. Any failure by any party or parties to comply with any of its or their obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the party or parties to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 13.8    Assignment. No party shall assign all or any part of this Agreement, nor shall any party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 13.9    Entire Agreement. This Agreement and the Exhibits and Schedules attached hereto, and the Transaction Documents, constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof.

Section 13.10    Amendment.

(a)    This Agreement may be amended or modified only by an agreement in writing executed by the parties hereto.

(b)    No waiver of any right under this Agreement shall be binding unless executed in writing by the party to be bound thereby.

Section 13.11    No Third-Party Beneficiaries; No Vicarious Liability.

(a)    Nothing in this Agreement shall entitle any Person other than Purchaser or Seller to any claims, remedy or right of any kind, except as to those rights expressly provided to the Seller Indemnified Persons and Purchaser Indemnified Persons (provided, however, any claim for indemnity hereunder on behalf of a Seller Indemnified Person or a Purchaser Indemnified Person must be made and administered by a party to this Agreement).

(b)    Notwithstanding anything in this Agreement to the contrary, this Agreement may only be enforced against Purchaser and Seller and each of their respective successors and permitted assigns. All disputes, controversies, claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, may be made only against Purchaser and Seller and each of their respective successors and permitted assigns, and then only with respect to the specific obligations set forth herein or therein with respect to such party. No past, present or future officer, director, member, partner, manager, equity holder, incorporator, employee, agent, attorney, representative, Affiliate or financing source of any party hereto (including any Person negotiating or executing this Agreement on behalf of a party hereto and including, without limitation, Kayne Anderson Capital Advisors, L.P. and its Affiliated funds, and the foregoing persons’ respective past, present or future officers, directors, members, partners, managers, equity holders, incorporators, employees, agents, attorneys, representatives, Affiliates (other than any of the parties to this Agreement) or financing sources) (each, a “Non-Recourse Person”), in such capacity, will have any liability or obligation with respect to this Agreement or with respect to any damage, suit, legal or administrative proceeding, claim, demand, Loss, cost, obligation, liability, interest, charge, or cause of action (whether in contract, tort or otherwise) whatsoever, in law or in equity, known or unknown, that may arise out of or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including a representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement) or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby. Each Non-Recourse Person is expressly intended as a third-party beneficiary of this Section 13.11.

Section 13.12    References. In this Agreement:

(a)    References to any gender include a reference to all other genders;

(b)    References to the singular include the plural, and vice versa;

(c)    Reference to any Article or Section means an Article or Section of this Agreement;

(d)    Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(e)    Unless expressly provided to the contrary, “hereunder”, “hereof”, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement;

(f)    “include” and “including” mean without limitation;

(g)    “Or” means and includes “and/or”; and

(h)    Capitalized terms used herein shall have the meanings ascribed to them in this Agreement as such terms are identified and/or defined in the Definitions section hereof.

Section 13.13    Construction. Seller and Purchaser have had substantial input into the drafting and preparation of this Agreement and have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transactions contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. In the event of a dispute over the meaning or application of this Agreement, it shall be construed fairly and reasonably and neither more strongly for nor against either party.

Section 13.14    Conspicuousness. The parties agree that provisions in this Agreement in “bold” and/or “ALL CAPS” type satisfy any requirements of the “express negligence rule” and any other requirements at law or in equity that provisions be conspicuously marked or highlighted.

Section 13.15    Severability. If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party; provided, however, that if any such term or provision may be made enforceable by limitation thereof, then such term or provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable Law.

Section 13.16    Time of Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 13.17    Limitation on Damages. Notwithstanding any other provision contained elsewhere in this Agreement to the contrary, the parties acknowledge that this Agreement does not authorize one party to sue for or collect from the other party its own punitive damages, or its own consequential, special, incidental or indirect damages in connection with this Agreement, the Transaction Documents, and the transactions contemplated hereby or thereby and each party expressly waives for itself and on behalf of its Affiliates, any and all claims it may have against the other party for its own such damages in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby or thereby; provided, however, in no event does any party waive any punitive, consequential, special, incidental or indirect damages suffered by any third party for which responsibility is allocated between the parties.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto as of the date first above written.

PURCHASER:

NORTHERN OIL AND GAS, INC.

By:	/s/ Erik Romslo
Name:	Erik Romslo
Title:	Executive Vice President and General Counsel

SIGNATURE PAGE TO

PURCHASE AND SALE AGREEMENT

SELLER:

VEN BAKKEN, LLC

By:	/s/ Justin W. Cope
Name:	Justin W. Cope
Title:	CEO

SIGNATURE PAGE TO

PURCHASE AND SALE AGREEMENT

EXHIBIT F

Form of Purchaser Note

THE PURCHASE AGREEMENT (AS DEFINED BELOW) CONTAINS TERMS GOVERNING THE RIGHTS OF THE ISSUER OF THIS NOTE AND THE HOLDERS OF THIS NOTE. THE ISSUER OF THIS NOTE SHALL FURNISH A COPY OF THESE PROVISIONS TO THE HOLDERS HEREOF WITHOUT CHARGE UPON WRITTEN REQUEST.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY COMPARABLE STATE SECURITIES LAW. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER THIS NOTE NOR ANY PORTION HEREOF OR INTEREST HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

SENIOR UNSECURED PROMISSORY NOTE

[July 1, 2019][1]	$[130,000,000]

NORTHERN OIL AND GAS, INC., a DELAWARE CORPORATION (the “Issuer”), hereby promises to pay to the holders listed on Annex A hereto (together with any permitted assigns hereunder, the “Holders”), the aggregate principal amount of $[130,000,000] together with interest thereon calculated from the date hereof in accordance with the provisions of this promissory note (this “Note”).

This Note was issued pursuant to that certain Purchase and Sale Agreement, dated as of [July 1, 2019] (as amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time, the “Purchase Agreement”), by and among Ven Bakken, LLC, as seller (the “Seller”) and the Issuer, as purchaser, and this Note is the Purchaser Note referred to in the Purchase Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in Section 5 or, if not so defined therein, the meanings ascribed to such terms in the Purchase Agreement.

1.    Payment of Interest. Interest shall accrue daily on the outstanding principal balance of this Note commencing on the date hereof, and shall continue accruing until repayment of all amounts due hereunder, at the rate of 6.00% per annum and, subject to the provisions of Section 2(f), payable to each of the Holders pro rata in accordance with its Holder Percentage on each April 1, July 1, October 1 and January 1 (each such due date, an “Interest Payment Date”), commencing on October 1, 2019, on the unpaid principal amount of this Note (each such amount due, an “Interest Payment”). Any accrued interest not previously paid shall be paid in full at such time as all remaining unpaid principal on this Note is paid in accordance with this Note. Interest will be computed on the basis of a 360-day year of twelve (12) 30-day months. Under no circumstances shall the rate of interest chargeable under this Note be in excess of the

[1]	Note to Draft: This form of Purchaser Note assumes a closing on July 1, 2019 but dates will be revised if the closing date occurs thereafter, as applicable.

maximum amount permitted by Applicable Laws of the State of New York. If for any reason any such excess interest is charged and paid, then the excess amount shall be promptly refunded by the Holders to the Issuer.

2.    Payment of Principal on Note; Reductions and Increases in Principal on Note.

(a)    Scheduled Payment. Subject to the provisions of Section 2(f) and the immediately following sentence, the Issuer shall pay fifty percent (50%) of the original principal amount of this Note measured as of [July 1, 2019] (before giving effect to any reductions or increases in the principal amount of this Note occurring after [July 1, 2019] pursuant to Section 2(j) below), together with all accrued but unpaid interest thereon, on or before [January 1, 2021] (the “First Scheduled Payment Date”), and the remaining unpaid principal amount of this Note, together with all accrued but unpaid interest thereon, on or before [July 1], 2022 (the “Second Scheduled Payment Date” and together with the First Scheduled Payment Date, the “Scheduled Payment Dates”) and such payment shall be made to each Holder pro rata in accordance with its Holder Percentage. Any optional or mandatory repayment made on the Note on or prior to [January 1, 2021] shall reduce on a dollar-for-dollar basis the principal amount that must be paid on or before the First Scheduled Payment Date.

(b)    Mandatory Prepayment Offer Upon a Change of Control. In the event the Issuer has not elected to voluntarily prepay the Note in connection with a Change of Control in accordance with Section 2(h) below, following the occurrence of a Change of Control, the Issuer shall make an offer (a “Change of Control Offer”) to each Holder to prepay all or any part of the Note at a price (a “Change of Control Prepayment Price”) equal to 102.500% (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, thereon to, but excluding, the date of prepayment (a “Change of Control Prepayment Date”), subject to the right of Holders to receive interest due on an Interest Payment Date that is prior to the Change of Control Prepayment Date. Such offer to prepay shall be made to each Holder pro rata in accordance with its Holder Percentage.

Within thirty (30) days following a Change of Control, the Issuer shall mail a notice of the Change of Control Offer (a “Change of Control Prepayment Notice”) to each Holder in accordance with the terms and conditions set forth in Section 12(b). The Change of Control Prepayment Notice shall identify the Note, describing the transaction or transactions that constitute the Change of Control and stating:

(i)    that the Change of Control Offer is being made pursuant to this Section 2(b) and that all tenders not validly withdrawn pursuant to the Change of Control Offer will be accepted for prepayment; and

(ii)    (a) the Change of Control Prepayment Price, (b) the Change of Control Prepayment Date, which shall be no earlier than thirty (30) days but no later than sixty (60) days from the date such notice is mailed and (c) the date and time that the Change of Control Offer will expire.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for such Change of Control at the time of making the Change of Control Offer, in which case the Change of Control Prepayment Notice shall describe the conditions to which such prepayment is subject.

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(c)    Optional Prepayment.

(i)    At any time prior to [January 1], 2021, the Issuer may, on any one or more occasions, prepay all or any portion of the unpaid principal amount of this Note, upon a prepayment notice given by the Issuer to the Holders as provided in Section 2(d) hereof (a “Prepayment Notice”), at a prepayment price (a “Prepayment Price”) equal to:

(A)    100% of the principal amount of the Note prepaid, plus

(B)    the Applicable Premium for the Note; provided, however, no Applicable Premium shall be applicable to any repayments made in the period beginning on and including the fifth (5th) Business Day prior to the 91st day preceding the First Scheduled Payment Date and running through and including the First Scheduled Payment Date (but only to the extent such repayments are made to satisfy in whole or in part the repayment requirement set forth in Section 2(a) in respect of the First Scheduled Payment Date), plus accrued and unpaid interest, if any, to, but excluding, the applicable prepayment date (a “Prepayment Date”), subject to the rights of the Holders to receive interest due on an Interest Payment Date that is prior to the applicable Prepayment Date.

(ii)    On or after [January 1], 2021, the Issuer may on any one or more occasions prepay all or any part of this Note, upon a Prepayment Notice given by the Issuer to the Holders as provided in Section 2(d) hereof, at the Prepayment Prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the portion of the principal so prepaid, to, but excluding, the applicable date of prepayment, if prepaid during the periods indicated below, subject to the rights of Holders on the Prepayment Date to receive interest due on an Interest Payment Date that is prior to the applicable Prepayment Date:

On or after	Percentage
[January 1], 2021	104.500%
[July 1], 2021	103.000%
[January 1], 2022	101.500%
[July 1], 2022	100.000%

; provided, however, the Prepayment Price (expressed as a percentage of the principal amount) shall be 100.000% in respect of any repayments made in the period beginning on and including the fifth (5th) Business Day prior to the 91st day preceding the Second Scheduled Payment Date and running through and including the Second Scheduled Payment Date (but only to the extent such repayments are made to satisfy in whole or in part the repayment requirement set forth in Section 2(a) in respect of the Second Scheduled Payment Date).

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Unless the Issuer defaults in the payment of the Prepayment Price, interest will cease to accrue on this Note or portions thereof called for prepayment on the applicable Prepayment Date. For purposes herein, any Prepayment Price payable under this Section 2(c)(ii) in excess of the principal amount and accrued and unpaid interest prepaid shall be referred to herein as the “Prepayment Premium”.

(iii)    Any prepayment pursuant to this Section 2(c) shall be made pursuant to the provisions of Sections 2(d) through 2(g) hereof.

(iv)    Any prepayment pursuant to this Section 2(c) may, at the Issuer’s discretion, be subject to one or more conditions precedent, including the completion of any related equity offering or any other corporate transaction or event.

(d)    Prepayment Notice. At least three (3) Business Days but not more than 60 days before a Prepayment Date, the Issuer will provide a Prepayment Notice to each Holder whose Note is to be prepaid, in accordance with the terms and conditions set forth in Section 12(b).

The Prepayment Notice shall identify the Note and shall state:

(i)    the Prepayment Date;

(ii)    the Applicable Premium or the Prepayment Price, as applicable and if any (in each case, if then determined and otherwise the method of determination);

(iii)    if the Note is being prepaid in part, the portion of the principal amount to be prepaid;

(iv)    the paragraph and or section of this Note pursuant to which the Note called for prepayment is being prepaid; and

(v)    if such prepayment is subject to the satisfaction of one or more conditions precedent, the related notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the Prepayment Date may be delayed until such time as any or all such conditions shall be satisfied or waived (provided that in no event shall such Prepayment Date be delayed to a date later than sixty (60) days after the date on which such Prepayment Notice was sent), or such prepayment may not occur and such Prepayment Notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the date of prepayment, or by the Prepayment Date as so delayed.

(e)    Effect of Prepayment Notice. Once a Prepayment Notice is sent in accordance with Section 2(d), the Note called for prepayment shall become irrevocably due and payable (subject to the provisions of Section 2(d) hereof) on the Prepayment Date at the Prepayment Price.

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(f)    Time of Payment. If any payment on this Note becomes due on a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, then such payment shall be made on the next Business Day, as defined in Section 13 hereof, and no additional interest will accrue solely as a result of such delay in payment.

(g)    Application of Payments. Payments under this Note shall be applied (i) first, to the payment of accrued and unpaid interest hereunder until all such interest is paid, (ii) second, to the payment of the Applicable Premium (if any), the Prepayment Premium (if any) or the Change of Control Prepayment Price above the principal amount being repaid (if any) and (iii) third, to the repayment of the unpaid principal amount of this Note in the direct order of maturity.

(h)    Prepayment upon a Change of Control. Notwithstanding anything to the contrary contained herein (including, without limitation Section 2(c) above),

(i)    At any time prior to [January 1], 2021, the Issuer may, on any one or more occasions, in connection with a Change of Control, prepay all or any portion of the unpaid principal amount of this Note to each Holder, on or promptly following the date of such Change of Control, upon a Prepayment Notice given by the Issuer to the Holders as provided in Section 2(d) hereof, at a Prepayment Price equal to:

(A)    100% of the principal amount of the Note prepaid, plus

(B)    the Applicable Premium for the Note,

plus accrued and unpaid interest, if any, to, but excluding, the applicable Prepayment Date, subject to the rights of the Holders to receive interest due on an Interest Payment Date that is on or prior to the applicable Prepayment Date.

(ii)    On or after [January 1], 2021, the Issuer may on any one or more occasions, in connection with a Change of Control, prepay all or any part of this Note, upon a Prepayment Notice given by the Issuer to the Holders as provided in Section 2(d) hereof, at the lesser of (a) the Prepayment Price (expressed as a percentage of principal amount) of 102.500%; and (b) the applicable Prepayment Price (corresponding to the Prepayment Date) set forth in Section 2(c)(ii); in each case plus accrued and unpaid interest, if any, on the portion of the principal so prepaid, to, but excluding, the applicable Prepayment Date, subject to the rights of Holders on the Prepayment Date to receive interest due on an Interest Payment Date that is prior to the applicable Prepayment Date. Unless the Issuer defaults in the payment of the Prepayment Price, interest will cease to accrue on this Note or portions thereof called for prepayment on the applicable Prepayment Date.

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(iii)    If the Issuer wishes to exercise its right to prepay this Note in accordance with Sections 2(h)(i) or 2(h)(ii) above, the Issuer must deliver irrevocable notice of its intent to exercise such right within seven (7) days following the date of the consummation of such Change of Control.

(i)    Applicable Premium Upon Acceleration. Upon any acceleration of the Note pursuant to Section 4(b)(i) (whether automatic or optional acceleration) following an Event of Default or otherwise, the Issuer shall make an additional payment to the Holders in an aggregate amount equal to the Applicable Premium or Prepayment Premium, as applicable, calculated as if the Issuer had made an optional prepayment of the entire unpaid principal amount of this Note as of the date of such acceleration; provided that any Interest Payments made in respect of the Note for any portion of the period from the date of acceleration through the date of such repayment shall be excluded in the calculation of the Applicable Premium or Prepayment Premium, as applicable.

(j)    Mandatory Reduction and Mandatory Increase in Principal Amount. The principal amount outstanding under this Note together with any accrued but unpaid interest thereon shall be automatically reduced and set-off in accordance with the provisions of Sections 3.2, 4.4(d)(iii), 4.4(k), 5.3(b), 8.6(c), 10.4(b) and 12.4(h) of the Purchase Agreement, as applicable, without further action of the Holders or the Issuer. The principal amount outstanding under this Note shall be automatically increased in accordance with the provisions of Sections Sections 3.1(a)(iii), 4.4(d)(iii), 4.4(k), 5.3(b), and 8.6(c) of the Purchase Agreement, as applicable, without further action of the Holders or the Issuer [and, on the next scheduled Interest Payment Date, any accrued but unpaid interest thereon (assuming for such purpose that such increased principal amount had been outstanding since [July 1, 2019]) shall be paid].

(k)    Limit on Increase in Principal Amount. Notwithstanding anything to the contrary in this Note or the Purchase Agreement, in no event shall the aggregate principal amount under this Note be increased to an amount greater than $150,000,000.

3.    Representations and Warranties. The Issuer hereby represents and warrants to the Holders that as of the date hereof:

(a)    Organization; Powers. The Issuer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

(b)    Authority; Enforceability. The transactions contemplated by this Note are within the Issuer’s corporate powers and have been duly authorized by all necessary corporate and, if required, shareholder action (including, without limitation, any action required to be taken by any class of directors of the Issuer or any other Person, whether interested or disinterested, in order to ensure the due authorization of such transactions). This Note has been duly executed

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and delivered by the Issuer and constitutes a legal, valid and binding obligation of the Issuer enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)    Approvals; No Conflicts. The transactions contemplated by this Note (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of this Note or the consummation of the transactions contemplated hereby, except (1) such as have been obtained or made and are in full force and effect, (2) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder or could not reasonably be expected to have a Material Adverse Effect and (3) the filing of any required documents with the SEC, (ii) will not violate any Applicable Law or regulation or the charter, by-laws or other organizational documents of the Issuer or any order of any Governmental Authority (except, with respect to Applicable Law or regulations, for such violations that would not reasonably be expected to have a Material Adverse Effect), (iii) will not violate or result in a default under any indenture, agreement or other instrument evidencing or governing Material Debt binding upon the Issuer or its properties, or give rise to a right thereunder to require any payment to be made by the Issuer and (iv) will not result in the creation or imposition of any Lien on any property of the Issuer.

(d)    No Material Adverse Effect. Except as expressly disclosed in the SEC Documents filed with the SEC prior to the date of the Purchase Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SEC Documents and excluding any information contained in any part of any such report, schedule, form, statement or other document in any section entitled “Risk Factors” or set forth in any “Forward Looking Statements” disclaimer), since December 31, 2018, there has not been any Event that, individually or in the aggregate, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as such term is defined in the Purchase Agreement).

(e)    Litigation. There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Issuer, threatened in writing against or affecting the Issuer or any of its Subsidiaries (a) not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (b) that involve this Note or the transactions contemplated hereby.

(f)    Compliance with Laws and Agreements. Each of the Issuer and each of its Subsidiaries is in compliance with all Governmental Requirements applicable to it or its property and all agreements and other instruments binding upon it or its property except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

(g)    Taxes. Each of the Issuer and each of its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed by it (taking into

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account all applicable extensions) and has paid or caused to be paid all Taxes required to have been paid by it, except (i) Taxes that are being contested in good faith by appropriate proceedings and for which the Issuer has set aside on its books adequate reserves or (ii) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect. The Issuer is treated as a corporation for U.S. federal income Tax purpose.

(h)    Disclosure; No Material Misstatements. None of the reports, financial statements, certificates or other written information furnished by or on behalf of the Issuer of its Subsidiaries to any Holder pursuant to this Note or any other document or instrument delivered by the Issuer to any Holder hereunder or under such other document or instrument (as modified or supplemented by other information so furnished or otherwise made publically available) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading on the date when furnished; provided that with respect to financial estimates, projected or forecasted financial information and other forward-looking information, the Issuer represents and warrants only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that (a) such projections and forecasts, as to future events, are not to be viewed as facts, that actual results during the period(s) covered by any such projections or forecasts may differ significantly from the projected or forecasted results and that such differences may be material and that such projections and forecasts are not a guarantee of financial performance (it being acknowledged and agreed by the Holders that certain information furnished by the Issuer for purposes of this representation and warranty may contain material non-public information which shall be expressly subject to the confidentiality provision set forth in Section 25 in all respects), and (b) no representation is made with respect to information of a general economic or general industry nature.

(i)    Insurance. Each of the Issuer and each of its Subsidiaries has (i) all insurance policies sufficient for the compliance by it with all material Governmental Requirements and all material agreements and (ii) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Issuer.

(j)    Properties; Title.

(i)    Each of the Issuer and its Subsidiaries has good and defensible title to its Oil and Gas Properties it purports to own as of the date hereof.

(ii)    All leases and agreements necessary for the conduct of the business of the Issuer and its Subsidiaries are valid and subsisting, in full force and effect, except to the extent any failure to be valid and subsisting and in full force and effect could not reasonably be expected to have a Material Adverse Effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or agreement, which could reasonably be expected to have a Material Adverse Effect.

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(iii)    The rights and properties presently owned, leased or licensed by the Issuer and its Subsidiaries including, without limitation, all easements and rights of way, include all rights and properties reasonably necessary to permit the Issuer and its Subsidiaries to conduct their business, except to the extent any failure to satisfy the foregoing could not reasonably be expected to have a Material Adverse Effect.

(iv)    All of the properties of the Issuer and its Subsidiaries (other than the Oil and Gas Properties, which are addressed in Section 3(k) below) which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards, except to the extent any failure to satisfy the foregoing could not reasonably be expected to have a Material Adverse Effect.

(v)    Each of the Issuer and its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Issuer and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Issuer and its Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

(k)    Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and properties unitized therewith) of the Issuer and its Subsidiaries have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Issuer and its Subsidiaries. Specifically in connection with the foregoing, except as could not reasonably be expected to have a Material Adverse Effect, (a) no Oil and Gas Property of the Issuer or any of its Subsidiaries is subject to having allowable production reduced below the full and regular allowable production (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (b) none of the wells comprising a part of the Oil and Gas Properties (or properties unitized therewith) of the Issuer or any of its Subsidiaries is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, such Oil and Gas Properties (or in the case of wells located on properties unitized therewith, such unitized properties). All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Issuer or any of its Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are

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operated by the Issuer, in a manner consistent with the Issuer’s or such Subsidiary’s past practices (other than those the failure of which to maintain in accordance with this Section 3(k) could not reasonably be expected to have a Material Adverse Effect).

(l)    Gas Imbalances; Prepayments. On a net basis there are no gas imbalances, take or pay or other prepayments which would require the Issuer or any of its Subsidiaries to deliver, in the aggregate, two percent (2%) or more of the monthly production from Hydrocarbons produced from the Oil and Gas Properties of the Issuer or any of its Subsidiaries at some future time without then or thereafter receiving full payment therefor.

(m)    Marketing of Production. No material agreements exist which are not cancelable on sixty (60) days’ notice or less without penalty or detriment for the sale of production from the Issuer’s or any of its Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of more than six (6) months.

(n)    Solvency. Immediately after giving effect to the transactions contemplated by this Note, (i) the Issuer is Solvent and (ii) the Issuer and its Subsidiaries, taken as a whole, are Solvent.

4.    Defaults and Remedies.

(a)    Events of Default. An “Event of Default” shall occur under this Note if:

(i)    the Issuer shall fail to make any payment of unpaid principal or accrued but unpaid interest under this Note when and as the same shall become due and payable, whether upon the occurrence of the Scheduled Payment Date or otherwise, and such failure to pay (other than in respect of principal) is not cured within three (3) Business Days after the occurrence thereof (a “Payment Default”); or

(ii)    any of the representations and warranties set forth in Section 3 of this Note shall be untrue or incorrect in any material respect as of the time made; or

(iii)    the Issuer shall fail to observe or perform the covenants contained in Section 8 or Section 14 of this Note and, in the case of Section 8, such failure shall continue unremedied for a period of fifteen (15) days after an executive officer of the Issuer becomes aware of such failure;

(iv)    an Insolvency Event shall occur in respect of the Issuer; or

(v)    any event or condition occurs that results in any Material Debt becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Debt or any trustee or agent on its or their behalf to cause any Material Debt to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Issuer or any

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Subsidiary to make an offer in respect thereof; provided, however, that, any such event or condition described in this Section 4(a)(v) shall constitute an Event of Default under this Note if and only if fifteen (15) days have elapsed since the date an executive officer of the Issuer has become aware thereof and either (x) such event or condition has not been waived by the requisite holders of the applicable Material Debt or cured or (y) the applicable Material Debt has not been repaid, refinanced or replaced, in each case, during such fifteen (15) day period.

(b)    Remedies. Upon the occurrence of an Event of Default:

(i)    each Holder may declare all or any portion of its Holder Percentage of the unpaid Obligations under this Note to be immediately due and payable; provided, however, that if an Event of Default specified in Section 4(a)(iv) above occurs, the entire unpaid principal, accrued but unpaid interest and Obligations owing under this Note shall forthwith become and be immediately due and payable without any notice, declaration or other act on the part of any Holder; and

(ii)    each Holder shall be entitled to exercise any other rights which such Holder may have pursuant to Applicable Law.

Without limiting the generality of the foregoing, it is understood and agreed that if, prior to [July 1], 2022, the amounts outstanding under this Note are accelerated or otherwise become due, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or Insolvency Event (including the acceleration of claims by operation of law) (a “Yield Maintenance Event”)), the Applicable Premium or Prepayment Premium, respectively that would have applied if, at the time of such acceleration, the Issuer had paid, refinanced, substituted or replaced any or all of the Note as contemplated in Section 2(c) will also be due and payable as though a Yield Maintenance Event had occurred (provided that any Interest Payments made in respect of the Note for any portion of the period from the date of acceleration through the date of such repayment shall be excluded in the calculation of the Applicable Premium or Prepayment Premium, as applicable) and the Applicable Premium or Prepayment Premium, as applicable, shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of the Holders’ lost profits as a result thereof. Any Applicable Premium or Prepayment Premium, as applicable, payable above shall be presumed to be the liquidated damages sustained by the Holders as the result of payment or acceleration, as applicable, prior to [July 1], 2022 and the Issuer agrees that the Applicable Premium and Prepayment Premium are reasonable under the circumstances currently existing.

THE ISSUER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREMIUM OR PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION.

The Issuer expressly agrees (to the fullest extent that it may lawfully do so) that: (1) the Applicable Premium and Prepayment Premium are reasonable and are the product of an arm’s

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length transaction between sophisticated business people, ably represented by counsel; (2) the Applicable Premium or Prepayment Premium, as applicable, shall be payable notwithstanding the then prevailing market rates at the time payment is made; (3) there has been a course of conduct between the Holders and the Issuer giving specific consideration in this transaction for such agreement to pay the Applicable Premium or Prepayment Premium, as applicable; and (4) the Issuer shall be estopped hereafter from claiming differently than as agreed to in this paragraph.

The Issuer expressly acknowledges that its agreement to pay the Applicable Premium or Prepayment Premium, as applicable, to the Holders as herein described is a material inducement to the Holders to purchase this Note.

5.    Definitions.

“Adjusted Consolidated Net Tangible Assets” means, the calculation set forth below (which shall be calculated without duplication) and which shall be calculated as of a date no earlier than thirty (30) days prior to the date of determination:

(a)    The sum of:

(i)    the estimated discounted future net revenues, discounted at 10% per annum, from Proved Reserves of the Issuer and its Subsidiaries calculated in accordance with Strip Prices (before any provincial, territorial, state, federal or foreign income taxes) as estimated by the Issuer in the “as of” date of the most recently available audited third-party reserve report or internally prepared reserve report, as increased by, as of the date of determination, the estimated discounted future net revenues, discounted at 10% per annum, from:

(A)    estimated Proved Reserves of the Issuer and its Subsidiaries acquired since the date of such reserve report and not reflected in such reserve report (or to be acquired substantially concurrently with the event or occurrence giving rise to the calculation of Adjusted Consolidated Net Tangible Assets and not reflected in such reserve report);

(B)    estimated Proved Reserves of the Issuer and its Subsidiaries attributable to extensions, discoveries and other additions and upward revisions of estimates of Proved Reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior period end) since the date of such reserve report and not reflected in the reserve report due to exploration, development or exploitation, production or other activities that would, in accordance with standard industry practice, cause such revisions; and

(C)    the estimated value of Oil and Gas Hedging Contracts in effect as of the date of determination, as determined in good faith by the Issuer, to the extent such value results in a positive amount;

and decreased by, as of the date of determination, the estimated discounted future net revenue, discounted at 10% per annum, attributable to:

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(D)    estimated Proved Reserves of the Issuer and its Subsidiaries reflected in such reserve report produced or disposed of since the date of such reserve report (or to be disposed of substantially concurrently with the event or occurrence giving rise to the calculation of Adjusted Consolidated Net Tangible Assets and reflected in such reserve report); and

(E)    reductions in estimated Proved Reserves of the Issuer and its Subsidiaries reflected in such reserve report attributable to downward revisions of estimates of Proved Reserves since the date of such reserve report due to changes in geological conditions or other factors that would, in accordance with standard industry practice, cause such revisions;

(F)    the estimated value of Oil and Gas Hedging Contracts in effect as of the date of determination, as determined in good faith by the Issuer, to the extent such value results in a negative amount;

in the case of the preceding clauses (A) through (E), calculated on a pre-tax basis and in the case of the preceding clauses (A), (B), (D) and (E) in accordance with Strip Prices and estimated by the Issuer’s internal petroleum engineers or any independent petroleum engineers engaged by the Issuer for such purpose;

(ii)    the capitalized costs that are attributable to Oil and Gas Properties of the Issuer and its Subsidiaries to which no Proved Reserves are attributable, based on the Issuer’s books and records as of a date no earlier than the last day of the Issuer’s most recent quarterly or annual period for which internal financial statements are available;

(iii)    the Consolidated Net Working Capital of the Issuer and its Subsidiaries as of a date no earlier than the last day of the Issuer’s most recent quarterly or annual period for which internal financial statements are available; and

(iv)    the greater of:

(A)    the net book value; and

(B)    the Fair Market Value;

in each case, of other tangible assets (including investments in unconsolidated Subsidiaries) of the Issuer and its Subsidiaries as of a date no earlier than the last day of the Issuer’s most recent quarterly or annual period for which internal financial statements are available; provided that the Issuer will not be required to obtain an appraisal for any such assets, minus, to the extent not otherwise taken into account in the immediately preceding clause (a),

(b)    The sum of:

(i)    minority interests;

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(ii)    any net gas balancing liabilities of the Issuer and its Subsidiaries as of the last day of the Issuer’s most recent annual or quarterly period for which internal financial statements are available;

(iii)    to the extent included in clause (a)(i) above, the estimated discounted future net revenues, discounted at 10% per annum, calculated on a pre-tax basis in accordance with Strip Prices, attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Issuer and its Subsidiaries with respect to production payment obligations recorded as deferred revenue in accordance with GAAP on the schedules specified with respect thereto;

(iv)    to the extent included in clause (a)(i) above, the estimated discounted future net revenues, discounted at 10% per annum, calculated on a pre-tax basis in accordance with Strip Prices, attributable to reserves subject to production payment obligations recorded as liabilities in accordance with GAAP that, based on the estimates of production and price assumptions included in determining the estimated discounted future net revenues specified in (a)(i) above, would be necessary to fully satisfy the payment obligations of the Issuer and its Subsidiaries with respect to production payment obligations recorded as liabilities in accordance with GAAP on the schedules specified with respect thereto.

“Adjusted Consolidated Net Tangible Assets” will be based on then current estimates of costs determined in good faith by the Issuer in light of prevailing market conditions.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person in question. For the purposes of this definition and the definitions of “Controlled Investment Affiliate” and “Subsidiary,” “control” (including “controlling,” “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” except as the context may otherwise require, means all applicable laws, rules, regulations, ordinances, judgments, decrees, injunctions, writs and orders of any court or governmental or congressional agency or authority and rules, regulations, orders, licenses and permits of any United States federal, state, municipal, regional, or other governmental body, instrumentality, agency or authority.

“Applicable Premium” means, with respect to this Note at the time of computation, as calculated by the Issuer, the excess, if any, of (a) the sum of (i) the Prepayment Price of the Note at [January 1], 2021 (such Prepayment Price being set forth in the applicable table appearing in Section 2(c)(ii), hereof) plus (ii) all required Interest Payments due on the Note through [January 1], 2021 (excluding accrued but unpaid interest to the Prepayment Date); over (b) the principal amount of the Note.

“Asset Coverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Asset Value as of such date plus (ii) the aggregate amount of all unrestricted cash

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and unrestricted cash equivalents of the Issuer and its Subsidiaries plus (iii) the market value of any Oil and Gas Hedging Contracts then in effect plus (iv) the working capital surplus as of such date, if any, minus (v) the working capital deficit as of such date, if any, to (b) all Debt, in each case, of the Issuer and its Subsidiaries as of such date. In calculating compliance with the Asset Coverage Ratio hereunder, the Asset Coverage Ratio shall be calculated on a pro forma basis for the transactions to occur on the date of determination, including, without limitation, any investments, acquisitions, dispositions, incurrences or repayments of Debt and Restricted Payments.

“Asset Value” means the net present value, discounted at 10% per annum, of the future revenues expected to accrue to the Issuer’s and its Subsidiaries’ collective interest in its Oil and Gas Properties constituting Proved Developed Producing Reserves during the remaining expected economic lives of such Oil and Gas Properties, as calculated on any date of determination as set forth in the last sentence of this definition. Each calculation of such expected future net revenues shall be made in accordance with SEC guidelines for reporting proved oil and gas reserves, provided that in any event (a) appropriate deductions shall be made for severance and ad valorem Taxes, capital expenditures and for operating, gathering, transportation and marketing costs required for the production and sale of such Oil and Gas Properties, and plugging and abandonment (and other asset retirement obligations) or any other expenses in respect of such Oil and Gas Properties (including expenses incurred after the end of the expected economic lives of such Oil and Gas Properties) in respect of such Oil and Gas Properties, (b) the pricing assumptions used in determining Asset Value for any Oil and Gas Properties shall be based upon the Strip Price and (c) the cash flows derived from the pricing assumptions set forth in clause (b) above shall be further adjusted to account for the historical basis differential. The amount of Asset Value at any time shall be calculated on a pro forma basis for divestitures and acquisitions of Oil and Gas Properties (including any acquisitions or divestitures of Oil and Gas Properties to be consummated substantially concurrently with the event or occurrence giving rise to the measurement of the Asset Coverage Ratio) consummated or to be consummated by the Issuer and its Subsidiaries following the “as of” date of the most recently available audited third-party reserve report or internally prepared reserve report; provided that, upon any Holder’s reasonable request, the Issuer shall promptly provide such Holder with a copy of the audited third-party or internally prepared reserve report (or reserve reports) relied upon in calculating the Asset Coverage Ratio for a given occurrence or event (which such delivery shall not act as a condition precedent to the occurrence thereof); provided, further, that in respect of any such request, the receiving Holder hereby expressly acknowledges and agrees that any such reserve reports may contain material non-public information which shall be expressly subject to the confidentiality provision set forth in Section 25 in all respects.

“Board of Directors” means, with respect to any Person, the board of directors or equivalent governing body of such Person or any committee thereof duly authorized to act on behalf of such board of directors or such other governing body.

“Borrowing Base” means the “Borrowing Base” as defined in, and as determined from time to time pursuant to, the Existing RBL; provided that the Borrowing Base under the Existing RBL is determined on a basis substantially consistent with customary terms for oil and gas secured reserve based loan transactions and has a lender group that includes one or more commercial financial institutions which engage in oil and gas reserve based lending in the ordinary course of their respective businesses.

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“Business Day” has the meaning assigned to such term in Section 13.

“Change of Control” means the occurrence of the following events: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests so that such Person or group owns 45% or more of the Voting Stock of the Issuer; and (b) the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Issuer by Persons who were neither (i) nominated, appointed or approved for consideration by shareholders for election by the Board of Directors of the Issuer or (ii) appointed by directors so nominated, appointed or approved.

“Change of Control Offer” has the meaning assigned to such term in Section 2(b).

“Change of Control Prepayment Date” has the meaning assigned to such term in Section 2(b).

“Change of Control Prepayment Notice” has the meaning assigned to such term in Section 2(b).

“Change of Control Prepayment Price” has the meaning assigned to such term in Section 2(b).

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between Valorem Energy, LLC and Issuer, dated as of June 21, 2018.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP and without any reduction in respect of preferred Equity Interest dividends or distributions; provided that:

(a)     all extraordinary or nonrecurring gains or losses and all gains, losses, charges or expenses realized in connection with any asset sale or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain or loss, will be excluded;

(b)    the net income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash or cash equivalents to the specified Person or a Subsidiary of the Person;

(c)    the net income (but not loss) of any Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that

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Subsidiary or its stockholders, partners or members; provided, that Consolidated Net Income of a Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash or cash equivalents (or to the extent converted into cash or cash equivalents), or the amount that could have been paid in cash or cash equivalents without violating any such restriction or requiring any such approval, to such Person or a Subsidiary thereof in respect of such period, to the extent not already included therein;

(d)    the cumulative effect of a change in accounting principles will be excluded;

(e)    any net after-tax effect of gains or losses on disposal, abandonment (including asset retirement costs) or discontinuance of disposed, abandoned or discontinued operations, as applicable will be excluded; provided that any exclusion for the discontinuance of discontinued operations held for sale shall be at the option of the Issuer pending the consummation of such sale;

(f)    the effects of adjustments (including the effects of such adjustments pushed down to such Person and its Subsidiaries) in such person’s consolidated financial statements pursuant to GAAP attributable to the application of recapitalization or purchase accounting, as the case may be, in relation to any consummated acquisition, joint venture or similar investment consummated prior to or after the date of this Note or the amortization or write-off or write-down of any amounts thereof, net of taxes, will be excluded;

(g)    any non-cash equity or phantom equity-based or non-cash compensation charge or expense, including any such charge or expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation or Accounting Standards Codification Topic No. 505-50, Equity-Based Payments to Non-Employees or arising from grants of stock appreciation rights, equity incentive programs or similar rights, stock options, restricted stock or other rights, will be excluded;

(h)    any net after-tax gains or losses from the early extinguishment or conversion of (i) Indebtedness, (ii) obligations in respect of swap and hedge agreements (including any Oil and Gas Hedging Contracts), or (iii) other derivative instruments will be excluded;

(i)    unrealized or mark to market losses and gains under derivative instruments included in the determination of Consolidated Net Income (including any Oil and Gas Hedging Contracts), including those resulting from the application of FASB ASC 815, Derivatives and Hedging, will be excluded; and

(j)    any asset impairment charges, write-offs or write-downs on Oil and Gas Properties under GAAP or SEC guidelines will be excluded.

“Consolidated Net Working Capital” of any Person as of any date of determination means the amount (shown on the balance sheet of such Person and its Subsidiaries prepared on a consolidated basis in accordance with GAAP as of the end of the most recent fiscal quarter of such Person for which internal financial statements are available) by which (a) all current assets of such Person and its Subsidiaries other than current assets from Oil and Gas Hedging Contracts, exceeds (b) all current liabilities of the Issuer and its Subsidiaries, other than (i) current liabilities included in Indebtedness, (ii) current liabilities associated with asset

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retirement obligations relating to Oil and Gas Properties and (iii) any current liabilities from Oil and Gas Hedging Contracts, in each case as set forth in the consolidated financial statements of the Issuer prepared in accordance with GAAP (excluding any adjustments made pursuant to FASB ASC 815).

“Controlled Investment Affiliates” means, as to any Person, any other Person, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Issuer and/or other companies.

“Credit Facility” means, with respect to the Issuer or any of its Subsidiaries, one or more debt facilities (including, without limitation, the Existing RBL), financing arrangements, capital markets financings, commercial paper facilities, receivable financings, letter of credit facilities or indentures, in each case, as amended, restated, amended and restated, modified, renewed, extended, refunded, replaced (whether upon or after termination or otherwise) or refinanced (in each case, without limitation as to amount), in whole or in part, from time to time.

“Debt” means, on any date of determination, all Indebtedness of the Issuer and the Subsidiaries of the type described in (i) clauses (a), (b) and (d) of the definition of “Indebtedness” and (ii) clauses (f), (g) and (k) of the definition of “Indebtedness”, but only to the extent such liabilities relate to Indebtedness described in clause (i) of this definition.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which, mandatorily or at the option of the holder, it is convertible or for which it is exchangeable) or upon the happening of any event, (a) matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or (b) is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, in either case, on or prior to the date that is ninety-one (91) days after the earlier of (i) the Second Scheduled Payment Date and (ii) the date on which there are no obligations hereunder outstanding, but excluding any customary provisions providing for a maturity, mandatory redemption, conversion or exchange in connection with a change of control (or equivalent), asset sale or casualty event.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“Event of Default” has the meaning assigned to such term in Section 4(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

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“Existing RBL” means that certain Amended and Restated Credit Agreement dated as of October 5, 2018 among the Issuer, as borrower, Royal Bank of Canada, as administrative agent and the lenders and other parties thereto, as modified by the First Amendment to Amended and Restated Credit Agreement dated as of December 31, 2018, the Second Amendment to Amended and Restated Credit Agreement dated as of January 14, 2019, the Third Amendment to Amended and Restated Credit Agreement dated as of April [●], 2019 and as otherwise amended, amended and restated, supplemented, refinanced, refunded, replaced, renewed or modified from time to time (in each case, including a definition of Borrowing Base).

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller, determined in good faith by the Board of Directors of the Issuer in the case of amounts of $50.0 million or more and otherwise by the chairman of the Board of Directors, the chief executive officer or a financial officer of the Issuer.

“Federal Bankruptcy Code” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“First Scheduled Payment Date” has the meaning assigned to such term in Section 2(a).

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies exercising such powers or functions, such as the European Union or the European Central Bank).

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect of any Governmental Authority.

“Holder Percentage” means, as to any Holder, the percentage assigned to such Holder on Annex A, as Annex A may be updated from time to time in accordance with Section 7 and Section 12 to reflect assignments and payments hereunder. For the avoidance of doubt, the Holder Percentage of a Holder is equal to, at any time, (x) the unpaid principal amount of this Note, together with all accrued but unpaid interest thereon, owed to such Holder at such time divided by (y) the entire unpaid principal amount of this Note, together with all accrued but unpaid interest thereon, at such time.

“Holders” has the meaning assigned to such term in the preamble.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. Unless otherwise indicated herein, each reference to the term “Hydrocarbon Interests” shall mean Hydrocarbon Interests of the Issuer and its Subsidiaries, as the context requires.

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“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom and all other minerals which may be produced and saved from or attributable to the Oil and Gas Properties of the Issuer and its Subsidiaries, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests of the Issuer and its Subsidiaries or other properties constituting Oil and Gas Properties of the Issuer and its Subsidiaries.

“Indebtedness” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, loan agreements, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable, accrued expenses, liabilities or other obligations of such Person, in each such case to pay the deferred purchase price of property or services (other than (i) accrued pension costs and other employee benefit and compensation obligations arising in the ordinary course of business and (ii) accounts payable incurred in the ordinary course of business which are either (A) not overdue by more than 60 days or (B) being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP); (d) the principal component of obligations under capital leases; (e) all obligations under synthetic leases; (f) all Indebtedness (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a lien on any property of such Person, whether or not such Indebtedness is assumed by such Person, provided that the amount of Indebtedness for purposes of this clause (f) shall be an amount equal to the lesser of the unpaid amount of such Indebtedness and the fair market value of the encumbered property; (g) all Indebtedness (as defined in the other clauses of this definition) of others guaranteed by such Person or with respect to which such Person otherwise assures a creditor against loss of the Indebtedness (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Indebtedness and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Indebtedness of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements, take or pay arrangements for the gathering, processing or transportation of production, or other similar arrangements, in each case in the ordinary course of business (but only to the extent of such advance payments); (j) obligations of such Person to pay for goods or services even if such goods or services are not actually received or utilized by such Person under “take or pay” or similar agreements (other than obligations under firm transportation or drilling contracts); (k) any Indebtedness of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; and (l) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Indebtedness of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

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“Information” has the meaning assigned to such term in Section 25.

“Insolvency Event” means:

(i)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (a) liquidation, reorganization or other relief in respect of the Issuer or any Subsidiary that becomes a guarantor pursuant to Section 14 or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (b) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Issuer or any Subsidiary that becomes a guarantor under Section 14 or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(ii)    the Issuer or any Subsidiary that becomes a guarantor under Section 14 shall (a) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (b) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) above, (c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Issuer or any Subsidiary that becomes a guarantor under Section 14 or for a substantial part of its assets, (d) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (e) make a general assignment for the benefit of creditors, or (f) take any action for the purpose of effecting any of the foregoing.

“Interest Payment” has the meaning assigned to such term in Section 1.

“Interest Payment Date” has the meaning assigned to such term in Section 1.

“Issuer” has the meaning assigned to such term in the preamble.

“Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a deed of trust, mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties.

“Majority Holders” means the holders of a majority of then outstanding principal amount of this Note and any additional notes issued in connection with assignments and transfers permitted by Section 7.

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“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, property or financial condition of the Issuer and its Subsidiaries, taken as a whole, (b) the ability of the Issuer and its Subsidiaries, taken as a whole, to perform their obligations under this Note (including payment obligations), (c) the validity or enforceability of this Note or any document or instrument entered into in connection herewith or (d) the rights and remedies of any Holder under this Note.

“Material Debt” means any Indebtedness of the type described in clause (a) of the definition thereof of the Issuer (or the payment of which is guaranteed by the Issuer) with a principal amount in excess of $50,000,000.

“Note” has the meaning assigned to such term in the preamble.

“NYMEX” means the New York Mercantile Exchange (or its successor).

“Obligations” means any and all principal, interest accruing thereon, premiums, penalties, fees, expenses and other amounts, regardless of whether direct or indirect, now existing or hereafter arising, absolute or contingent, secured or unsecured, or long-term or short-term.

“Oil and Gas Hedging Contracts” means any puts, cap transactions, floor transactions, collar transactions, forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement in respect of Hydrocarbons to be used, produced, processed or sold by the Issuer or any of its Subsidiaries that are customary in the oil and gas business and designed to protect such Person against fluctuation in Hydrocarbons prices and not for speculative purposes.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the lands pooled or unitized therewith, or the production, sale, purchase, exchange, treatment, processing, handling, storage, transporting or marketing of Hydrocarbons from or attributable to such Hydrocarbon Interests or the lands pooled or unitized therewith; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests or the lands pooled or unitized therewith, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests or the lands pooled or unitized therewith; (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests or the lands pooled or unitized therewith and (g) all properties, rights, titles, interests and estates, real or personal, now owned or hereafter acquired and situated upon, or used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) or the lands

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pooled or unitized therewith, or with the production, sale, purchase, exchange, treatment, processing, handling, storage, transporting or marketing of Hydrocarbons from or attributable to such Hydrocarbon Interests or the lands pooled or unitized therewith, including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, pipelines, sales and flow lines, gathering lines and systems, field gathering systems, salt water disposal facilities, tanks and tank batteries, processing plants, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, facilities, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements, servitudes, licenses and other surface and subsurface rights together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise indicated herein, each reference to the term “Oil and Gas Properties” shall mean Oil and Gas Properties of the Issuer and its Subsidiaries.

“Payment Default” has the meaning assigned to such term in Section 4(a)(i).

“Permitted Refinancing Debt” means Debt or Debt securities (whether registered or privately placed and whether convertible into Equity Interests or not), in each case whether secured or unsecured, issued or incurred by the Issuer (for purposes of this definition, “new Debt”) incurred in exchange for, or proceeds of which are used to refinance, refund, renew, replace or extend all or any portion of the Debt existing as of the date hereof (the “Refinanced Debt”) or all or any portion of any Refinanced Debt; provided that such new Debt is in an aggregate principal amount not in excess of the aggregate principal amount then outstanding of the Refinanced Debt, plus an amount necessary to pay accrued and unpaid interest and any fees and expenses, including premiums (and, for the avoidance of doubt, make-whole amounts) related to such exchange, refinancing, refunding, renewal, replacement or extension and original issue discount, related to such new Debt.

“Person” means and includes an individual, a partnership, a joint venture, a limited liability company, a corporation or trust, an unincorporated organization, a group, a government or other department or agency thereof, or any other entity.

“Prepayment Date” has the meaning assigned to such term in Section 2(c)(i).

“Prepayment Notice” has the meaning assigned to such term in Section 2(c)(i).

“Prepayment Premium” has the meaning assigned to such term in Section 2(c)(ii).

“Prepayment Price” has the meaning assigned to such term in Section 2(c)(i).

“Proved Developed Producing Reserves” means Proved Reserves which are categorized as both “Developed” and “Producing” in the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Proved Reserves” means crude oil and natural gas reserves constituting “proved oil and gas reserves” as defined in Rule 4-10 of Regulation S-X of the Securities Act.

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“Purchase Agreement” has the meaning assigned to such term in the preamble.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment or defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts), controlling Persons, holders of equity interests, partners, members, trustees, managers, administrators and other representatives of such Person and such Person’s Affiliates, and the respective successors and assigns of each of the foregoing.

“Required Holders” means the holders of at least 2/3 of the outstanding principal amount of this Note and any additional notes issued in connection with assignments and transfers permitted by Section 7.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Issuer or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Issuer or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Issuer or any of its Subsidiaries.

“Scheduled Payment Dates” has the meaning assigned to such term in Section 2(a).

“SEC” means the Securities and Exchange Commission.

“Second Lien Indenture” means the Indenture dated as of May 15, 2018 between the Issuer and Wilmington Trust, National Association, in its capacity as “Trustee” and “Collateral Agent” as modified by the First Supplemental Indenture dated as of September 18, 2018, and that certain Second Supplemental Indenture dated as of October 5, 2018 pursuant to which the Second Lien Notes are issued and as further supplemented, refinanced, replaced or otherwise modified from time to time.

“Second Lien Notes” means (a) the Issuer’s 8.50% Senior Secured Second Lien Notes due 2023 in an original aggregate principal amount of $344,279,000 and any PIK Notes issued by the Issuer in connection with such notes, (b) the Issuer’s 8.50% Senior Secured Second Lien Notes due 2023 issued in an aggregate principal amount of $350,000,000 and (c) any additional notes of the Issuer, in each case issued pursuant to the Second Lien Indenture.

“Second Scheduled Payment Date” has the meaning assigned to such term in Section 2(a).

“Securities” means any equity interests or other security of any class, any option, warrant, convertible or exchangeable security (including any membership interest, equity unit,

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partnership interest, trust interest) or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency; provided, however, “Securities” expressly exclude any real property interests or interests in any Hydrocarbon leases, fee minerals, reversionary interests, non-participating royalty interests, executive rights, non-executive rights, royalties and any other similar interests in minerals, overriding royalties, reversionary interests, net profit interests, production payments, and other royalty burdens and other interests payable out of production of Hydrocarbons.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning assigned to such term in the preamble.

“Solvent” means with respect to any Person, that (a) the aggregate assets of such Person at a fair valuation exceed the aggregate Indebtedness of such Person, (b) such Person has not incurred, and does not intend to incur, and does not believe that they will incur or have incurred Indebtedness beyond their ability to pay such Indebtedness (after taking into account the timing and amounts of cash to be received by such Person and the timing and amounts to be payable on or in respect of such Person’s liabilities) as such Indebtedness becomes absolute and matures, and (c) such Person does not have (and does not have reason to believe such Person will have at any time) unreasonably small capital for the conduct of its business.

“Strip Price” means, as of any date, (a) for the 60-month period commencing with the month in which such date occurs, as quoted on the NYMEX and published in a nationally recognized publication for such pricing as selected by the administrative agent under the Existing RBL, or if the Existing RBL ceases to exist, the Majority Holders (as such prices may be corrected or revised from time to time by the NYMEX in accordance with its rules and regulations), the corresponding monthly quoted futures contract price for months 0–60 and (b) for periods after such 60-month period, the average corresponding monthly quoted futures contract price for months 49–60; provided, however, in the event that the NYMEX no longer provides futures contract price quotes for 60-month periods, the longest period of quotes of less than sixty (60) months shall be used to determine the strip period and held constant thereafter based on the average of contract prices for the last twelve (12) months of such period, and, if the NYMEX no longer provides such futures contract quotes or has ceased to operate, the administrative agent under the Existing RBL, or if the Existing RBL ceases to exist, the Majority Holders, shall designate another nationally recognized commodities exchange to replace the NYMEX for purposes of the references to the NYMEX herein which in such Person’s reasonable opinion is the most comparable exchange to the NYMEX at such time.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company,

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partnership, association, or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes hereof, a Person shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity if such Person shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Note shall refer to a direct or indirect Subsidiary or Subsidiaries of the Issuer.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed, administered or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Voting Stock” of any Person as of any date means the Equity Interests of such Person that are at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person; provided that with respect to a limited partnership or other entity which does not have a Board of Directors, Voting Stock means the Equity Interests of the general partner of such limited partnership or other business entity with the ultimate authority to manage the business and operation of such Person.

“Yield Maintenance Event” has the meaning assigned to such term in Section 4(b).

6.    Amendment and Waiver. Except as otherwise expressly provided herein, the provisions of this Note may be amended or waived and the Issuer may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Issuer has obtained the written consent of the Majority Holders; provided that:

(a)    the provisions of Section 7(b) may not be amended or waived without the written consent of the Required Holders,

(b)    Annex A hereto may be modified by the Issuer without the written consent of the Holders in accordance with Section 7(a) and Section 12 and

(c)    the Issuer may not take the following actions without the written consent of each of the Holders to this Note:

(i)    reduce the principal of or change the fixed maturity of this Note or alter any of the provisions with respect to the prepayment of this Note (other than the provisions relating to Sections 2(b), 2(c) and 2(h) hereof);

(ii)    reduce the rate of or change the time for payment of interest on the Note;

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(iii)    waive an Event of Default in the payment of principal of, or interest, premium, if any, on, the Note (except a rescission of acceleration of the Note by the Majority Holders and a waiver of the Payment Default that resulted from such acceleration); or

(iv)    make any change in the preceding amendment, supplement and waiver provisions.

7.    Assignment and Transfer.

(a)     The Holders shall not resell, assign, or transfer or make or issue any participations in this Note or any rights under this Note, in whole or in part, to any Person; provided, however, that the Holders may make an assignment or transfer of all or any portion of such Holder’s rights and obligations under this Note to any of such Holder’s Controlled Investment Affiliates upon prior written notice by the applicable Holder to the Issuer. Such a transfer shall be recorded on the books of the Issuer, and the payment to the Issuer of all transfer Taxes and other governmental charges imposed on such transfer shall be made by the Holders. The Issuer shall update Annex A hereto to reflect such transfer, and shall deliver such updated Annex A to any Holder at its request at the cost of the Issuer. All of the stipulations, promises and agreements in this Note made by or on behalf of the Issuer shall bind the successors and assigns of the Issuer, whether so expressed or not, and inure to the benefit of the permitted successors and permitted assigns of the Holders. If a Holder participates in any transaction that includes a resale, assignment or transfer or making or issuing of any participations in this Note or any rights under this Note in breach of this Section 7(a), without the prior written consent of the Issuer, then any such transaction shall be void ab initio.

(b)    Issuer may not assign or otherwise transfer any of its obligations under this Note without the prior written consent of the Required Holders.

8.    Covenants and Agreements. Until such time as all Obligations have been indefeasibly paid in full, in cash, to the Holders, the Issuer agrees that:

(a)    Merger, Consolidation.

(i)    The Issuer will not (1) consolidate or merge with or into another Person (whether or not such Issuer is the surviving Person), or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties and assets (determined on a consolidated basis) of the Issuer and its Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

(A)    either: (A) such Issuer is the surviving Person; or (B) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(B)    the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes all the obligations of such Issuer pursuant to this Note;

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(C)    immediately after giving effect to such transaction, no Default or Event of Default exists; and

(D)    if the Person formed by or surviving any such consolidation or merger is not such Issuer or in the case of a sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the properties and assets (determined on a consolidated basis) of the Issuer and its Subsidiaries, each guarantor pursuant to Section 14 hereof shall have through an amendment to its guaranty issued in the form attached hereto as Exhibit A, confirmed that such guaranty shall apply to the successor Person’s obligations in respect of this Note and that its guaranty shall continue to be in effect.

(ii)    This Section 8(a) will not apply to (i) any statutory conversion of the Issuer to another form of entity or (ii) any sale, assignment, transfer, conveyance, lease or other disposition of properties or assets to the extent permitted by Section 8(b) below. Clause 8(a)(i)(C) of Section 8(a)(i) hereof will not apply to (i) any merger or consolidation of the Issuer with or into one of its Subsidiaries for any purpose or (ii) with or into an Affiliate solely for the purpose of reincorporating the Issuer in another jurisdiction.

(b)    Sale of Assets. The Issuer will not, and will not permit any of its Subsidiaries which are subject to asset sale restrictions under any of the Issuer’s other Material Debt to, sell, assign, transfer, convey, lease or otherwise dispose (for purposes of this clause (b), a “sale”) of any properties or assets except:

(i)    sales of Hydrocarbons in the ordinary course of business;

(ii)    sales from the Issuer to any Subsidiary of the Issuer and from any Subsidiary of the Issuer to the Issuer or any other Subsidiary of the Issuer;

(iii)    the sale or transfer of equipment that is no longer useful or necessary for the business of the Issuer or such Subsidiary or is replaced by equipment of at least comparable value or use;

(iv)     any sale of assets pursuant to (i) a condemnation, appropriation, seizure or similar taking or proceeding by a Governmental Authority, (ii) the requirement of, or at the direction of, a Governmental Authority whether under eminent domain or otherwise or (iii) a casualty event;

(v)    the termination, surrender or release of leases and subleases, in each case in the ordinary course of business to the extent the Issuer determines in good faith that such leases or subleases are not economic or the Issuer has no right to extend or renew such lease or sublease;

(vi)    farmouts, sales or other dispositions of undeveloped acreage and assignments in connection with such farmouts, in each case in the ordinary course of

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business (for purposes of this clause, farm-out means any contract whereby any Oil and Gas Property, or any interest therein, may be earned by one party, by the drilling or committing to drill one or more wells by that party, whether directly or indirectly);

(vii)    the trade or exchange of Oil and Gas Properties for Oil and Gas Properties having at least the same Fair Market Value of and reserve classification as the Oil and Gas Properties subject to such trade or exchange in the ordinary course of business;

(viii)    (a) the sale of cash and cash equivalents in the ordinary course of business and (b) the write-off, discount, sale or other disposition of defaulted or past-due receivables and similar obligations in the ordinary course of business;

(ix)    other sales if, immediately after giving effect to such sale, the Asset Coverage Ratio is greater than or equal to 0.85 to 1.00 as calculated on a pro forma basis (or, if the Asset Coverage Ratio is not greater than or equal to 0.85 to 1.00 as calculated on a pro forma basis, sales in an amount not to exceed $10,000,000 in any 12-month period).

(c)    Debt. The Issuer will not, and will not permit any of its Subsidiaries which are subject to Debt incurrence restrictions under any of the Issuer’s other Material Debt to, incur, create, or assume any Debt, except:

(i)    Debt incurred pursuant to the Existing RBL and any other Credit Facility in an aggregate principal amount at any one time outstanding under this clause (i) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer thereunder) not to exceed the greatest of (x) the Borrowing Base as in effect as of the date of such incurrence, (y) $425,000,000, and (z) the sum of (a) $100,000,000 and (b) 35% of the Issuer’s Adjusted Consolidated Net Tangible Assets determined as of the date of such incurrence;

(ii)    Permitted Refinancing Debt of any Debt in existence on the date hereof;

(iii)    Debt associated with bonds or surety obligations required by Governmental Requirements in connection with the operation of, or provision for the abandonment and remediation of, the Oil and Gas Properties;

(iv)    Guarantees of the Issuer and any Subsidiary of the Debt otherwise permitted hereunder;

(v)    other Debt if (1) such Debt is unsecured and (2) immediately after giving effect to the incurrence of such Debt, the Asset Coverage Ratio is greater than or equal to 0.85 to 1.00 calculated on a pro forma basis (or, if the Asset Coverage Ratio is not greater than or equal to 0.85 to 1.00 calculated on a pro forma basis, in an aggregate principal amount not to exceed $10,000,000 at any time outstanding).

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(d)    Oil and Gas Hedging Contracts. The Issuer will not terminate, liquidate, create off-setting positions under, or otherwise unwind any Oil and Gas Hedging Contracts listed on Schedule 1 unless required by the terms of the Existing RBL.

(e)    Restricted Payments.

(i)    The Issuer will not declare or make any Restricted Payment, return any capital to its stockholders, or make any distribution of its property to the holders of its Equity Interests, unless at the time of and immediately after giving effect to such Restricted Payment:

(A)    no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(B)    immediately after giving effect thereto, the Asset Coverage Ratio is greater than or equal to 0.85 to 1.00 calculated on a pro forma basis; and

(C)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer (other than those permitted under clause (ii) below), is less than the sum, without duplication, of:

1.    $50,000,000; plus

2.    50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the fiscal quarter ending March 31, 2019 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, plus

3.    100% of the aggregate net cash proceeds received by the Issuer after the date hereof as a contribution to its equity capital or from the issue or sale of Equity Interests of the Issuer (other than (x) Disqualified Capital Stock and (y) net cash proceeds received from an issuance or sale of such Equity Interests to a Subsidiary of the Issuer or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or guaranteed by the Issuer or any Subsidiary (unless such loans have been repaid with cash on or prior to the date of determination)).

(ii)    Notwithstanding the foregoing provisions of Section 8(e)(i):

(A)    the Issuer may declare and pay dividends with respect to Equity Interests payable solely in additional shares (or the right to acquire additional shares) of its Equity Interests;

(B)    Subsidiaries of the Issuer may declare and pay dividends ratably with respect to their Equity Interests; and

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(C)    the Issuer may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Issuer and its Subsidiaries.

(f)    Nature of Business. The Issuer will not, and will not permit any of its Subsidiaries to, allow any material change to be made in the character of its business as an independent oil and gas exploration and production company and activities reasonably incidental or related thereto. The Issuer will not, and will not permit any of its Subsidiaries to, operate its business outside the geographical boundaries of the United States.

9.    Cancellation. Immediately after all principal and accrued interest and any premium at any time owed on this Note has been paid in full, this Note shall be automatically canceled and the Holders shall immediately surrender this Note to the Issuer for cancellation.

10.    Replacement. Upon receipt of evidence reasonably satisfactory to the Issuer of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction of this Note, upon receipt of an indemnity reasonably satisfactory to the Issuer or, in the case of any such mutilation, upon the surrender and cancellation of this Note, the Issuer, at its expense, shall execute and deliver, in lieu thereof, a new Note of like tenor and dated the date of such lost, stolen, destroyed or mutilated Note. Any Note in lieu of which any such new Note has been so executed and delivered by the Issuer shall not be deemed to be an outstanding Note and shall be deemed cancelled.

11.    Registration of Note. The Issuer shall maintain a register for recording the ownership and transfer of this Note by the Holders and any principal payments of this Note made pursuant to Section 2, and shall maintain Annex A concurrently with any modifications to such register. The Issuer shall be entitled to regard the registered holder of this Note as the owner and holder of the Note so registered for all purposes until the Issuer is required to record a transfer of this Note on its register.

12.    Place of Payment; Notices.

(a)    Payments of principal and interest are to be made by the Issuer in the lawful money of the United States of America in immediately available funds either (i) by check made out to each Holder and delivered to such Holder at the applicable address on Annex B hereto or such other address as may be provided by notice hereunder or (ii) to the extent a Holder has provided wire transfer instructions in writing to the Issuer, by wire transfer in immediately available funds in accordance with such wire transfer instructions. Any payment under this Note will be deemed to have been given when so delivered.

(b) Except as otherwise provided herein, all notices and other communications required or permitted under this Note shall be in writing and shall be delivered personally by hand or by courier, mailed by United States first-class mail, postage prepaid, sent by facsimile or sent by electronic mail directed (a) if to a Holder, at such Holder’s address, facsimile number or electronic mail address on Annex B hereto, or at such other address, facsimile number or electronic mail address as such Holder may designate in writing to the Issuer or (b) if to the Issuer, at the Issuer’s address, facsimile number or electronic mail address below, or at such

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other address, facsimile number or electronic mail address as the Issuer may designate in writing to each Holder:

Northern Oil and Gas, Inc.

601 Carlson Parkway, Suite 990

Minnetonka, MN 55305

Attention: Nick O’Grady

Telephone: 952-476-9800

Facsimile: 952-885-7434

Email Address: nogrady@northernoil.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, TX 77002

Attention: Mary Kogut Brawley, P.C.

Telephone: 713-836-3650

Facsimile: 713-836-3601

Email Address: mkogut@kirkland.com

13.    Business Days. If any payment is due, or any time period for giving notice or taking action expires, on a day which is a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, the payment shall be due and payable on, and the time period shall automatically be extended to, the next business day in such State immediately following such Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed (a “Business Day”).

14.    Guarantors. In the event that any of the Issuer’s Subsidiaries guarantees other funded indebtedness for borrowed money of the Issuer with a principal amount in excess of $50,000,000, the Issuer shall promptly (and, in any event, within sixty (60) days thereafter) cause such Subsidiary to guarantee the Obligations under this Note by executing a guaranty in the form attached hereto as Exhibit A.

15.    Waiver of Presentment, Demand and Dishonor. The Issuer hereby waives presentment for payment, protest, demand, notice of protest, notice of nonpayment and diligence with respect to this Note, and waives and renounces all rights to the benefits of any statute of limitations or any moratorium, appraisement, exemption, or homestead now provided or that hereafter may be provided by any federal or applicable state statute, including but not limited to exemptions provided by or allowed under the Federal Bankruptcy Code, both as to itself and as to all of its property, whether real or personal, against the enforcement and collection of the Obligations hereunder and any and all extensions, renewals, and modifications hereof.

16.    Governing Law; Venue. All issues and questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by, and construed in

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accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Each of the Issuer and each Holder irrevocably consents and submits to the exclusive personal jurisdiction of the federal and state courts located in the state of New York, for any matter arising out of or relating to this Note, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in the state of New York, such personal jurisdiction shall be nonexclusive.

17.    Waiver of Jury Trial. Each of the Issuer and each Holder, by accepting this Note, agrees that it hereby waives, to the fullest extent permitted by law, any right to jury trial of any claim, demand, action, or cause of action (i) arising under this Note or (ii) in any way connected with or related or incidental to the dealings in respect of this Note, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each of the Issuer and each Holder, by accepting this Note, hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that each Holder and the Issuer may file an original counterpart of a copy of this Note with any court as written evidence of the consent of the Holders or the Issuer to the waiver of such Person’s right to trial by jury.

18.    Captions. The captions in this Note are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Note.

19.    No Waiver. The rights and remedies of the Holders expressly set forth in this Note are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of the Holders in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Event of Default. No course of dealing between the Issuer and the Holders or their agents or employees shall be effective to amend, modify or discharge any provision of this Note or to constitute a waiver of any Event of Default. No notice to or demand upon Issuer in any case shall entitle Issuer to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Holders to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

20.    Construction. The parties have had substantial input into the drafting and preparation of this Note and have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transactions contemplated hereby. This Note is the result of arm’s-length negotiations from equal bargaining positions. In the event of a dispute over the meaning or application of this Note, it shall be construed fairly and reasonably and neither more strongly for nor against either party.

21.    Severability. If any term or other provision of this Note is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Note shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with

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respect to either party; provided, however, that if any such term or provision may be made enforceable by limitation thereof, then such term or provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

22.    Entire Agreement. This Note, together with the Purchase Agreement, constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof.

23.    Counterparts. This Note may be executed and delivered (including by facsimile or email transmission) in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one and the same agreement. This Agreement may be signed by facsimile signature or other electronic delivery of an image file reflecting execution hereof and, if so signed: (i) may be relied on by each party as if the document were a manually signed original and (ii) will be binding on each party for all purposes.

24.    No Third Party Beneficiaries. This Note shall not confer any rights or remedies upon any person or entity other than the Issuer and each Holder hereto and their respective successors and permitted assigns.

25.    Confidentiality.

(a)    Each Holder agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Related Parties’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or self-regulatory body, (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Note, (e) in connection with the exercise of any rights and remedies hereunder or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 25, to any assignee or any prospective assignee in, any of its rights or obligations under this Note, (g) with the consent of the Issuer, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 25 or (ii) becomes available to any Holder on a nonconfidential basis from a source other than the Issuer. For the purposes of this Section 25, “Information” means all information received from the Issuer or its respective Subsidiaries relating to the Issuer or its Subsidiaries and their businesses, other than any such information that is available to the Holders on a nonconfidential basis prior to disclosure by the Issuer or its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section 25 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)    Each Holder acknowledges that information furnished to it pursuant to this Note or any other document or instrument delivered by the Issuer to any Holder hereunder may include material non-public information concerning the Issuer and its Affiliates and Related

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Parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and agrees that it will handle such material non-public information in accordance with those procedures and Applicable Law, including federal and state securities laws.

26.    Expenses; Indemnity; Damage Waiver.

(a)    After the date of this Note, the Issuer shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Holders and their respective Affiliates, including, without limitation, the reasonable and documented out-of-pocket fees, charges and disbursements of consultants and of counsel to the Holders (which, in the case of counsel, shall be limited to one primary counsel to the Holders, taken as a whole, and to the extent reasonably necessary, a single outside local counsel in each appropriate jurisdiction for all Holders, taken as a whole) and the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, in each case exclusively (i) in connection with the preparation, negotiation, execution, delivery and administration of any amendments, modifications or waivers of or consents related to the provisions hereof, (ii) incurred during any workout or restructuring in respect of the Holders or this Note or (iii) in connection with the enforcement of any rights or remedies in respect of this Note.

(b)    THE ISSUER SHALL INDEMNIFY THE ORIGINAL HOLDER OF THIS NOTE AND ITS AFFILIATES (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE AND DOCUMENTED OUT-OF-POCKET FEES, CHARGES AND DISBURSEMENTS OF ONE PRIMARY COUNSEL FOR ALL INDEMNITEES, TAKEN AS A WHOLE, AND, IF REASONABLY NECESSARY, A SINGLE OUTSIDE LOCAL COUNSEL IN EACH APPROPRIATE JURISDICTION (WHICH MAY INCLUDE A SINGLE SPECIAL COUNSEL IN MULTIPLE JURISDICTIONS) FOR ALL INDEMNITEES TAKEN AS A WHOLE (AND, IN THE CASE OF AN ACTUAL OR PERCEIVED CONFLICT OF INTEREST, AN ADDITIONAL COUNSEL FOR ALL INDEMNITEES SUBJECT TO SUCH CONFLICT TAKEN AS A WHOLE), INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER, (ii) THE FAILURE OF ISSUER OR ITS SUBSIDIARIES TO COMPLY WITH THE TERMS OF THIS AGREEMENT OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION IN ANY MATERIAL RESPECT AT THE TIME MADE OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE ISSUER OR ANY GUARANTOR SET FORTH IN THIS NOTE, (iv) THE OPERATIONS OF THE BUSINESS OF THE ISSUER OR ITS SUBSIDIARIES BY THE ISSUER OR ITS SUBSIDIARIES, (v) THE ISSUER’S OR ITS SUBSIDIARIES’, BREACH OF, OR NON-COMPLIANCE WITH, ANY ENVIRONMENTAL LAW APPLICABLE TO THE ISSUER OR ITS SUBSIDIARIES, (vi) THE USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF HAZARDOUS MATERIALS IN VIOLATION OF ENVIRONMENTAL

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LAWS BY THE ISSUER OR ITS SUBSIDIARIES, (vii) ANY ENVIRONMENTAL LIABILITY ARISING UNDER ENVIRONMENTAL LAW OF THE ISSUER OR ITS SUBSIDIARIES, OR (viii) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BROUGHT BY A THIRD PARTY, THE ISSUER OR ANY GUARANTOR, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO,; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM (I) THE BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNITEE, ANY OF ITS AFFILIATES OR CONTROLLING PERSONS OR ANY OF THE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR MEMBERS OF ANY OF THE FOREGOING AND (II) A MATERIAL BREACH OF FUNDING OBLIGATIONS UNDER THIS NOTE BY SUCH INDEMNITEE, PROVIDED FURTHER THAT THE INDEMNITY SET FORTH HEREIN SHALL NOT APPLY TO DISPUTES SOLELY BETWEEN HOLDERS UNLESS SUCH DISPUTE RESULTS FROM ANY CLAIM ARISING OUT OF ANY REQUEST, ACT OR OMISSION ON THE PART OF THE ISSUER OR ITS SUBSIDIARIES, IN EACH CASE, IN CONNECTION WITH THIS NOTE. WITH RESPECT TO THE OBLIGATION TO REIMBURSE AN INDEMNITEE FOR FEES, CHARGES AND DISBURSEMENTS OF COUNSEL, EACH INDEMNITEE AGREES THAT ALL INDEMNITEES WILL AS A GROUP UTILIZE ONE PRIMARY COUNSEL (PLUS NO MORE THAN ONE ADDITIONAL COUNSEL IN EACH JURISDICTION WHERE A PROCEEDING THAT IS THE SUBJECT MATTER OF THE INDEMNITY IS LOCATED) UNLESS (1) THERE IS A CONFLICT OF INTEREST AMONG INDEMNITEES, (2) DEFENSES OR CLAIMS EXIST WITH RESPECT TO ONE OR MORE INDEMNITEES THAT ARE NOT AVAILABLE TO ONE OR MORE OTHER INDEMNITEES OR (3) SPECIAL COUNSEL IS REQUIRED TO BE RETAINED AND THE ISSUER CONSENTS TO SUCH RETENTION (SUCH CONSENT NOT TO BE UNREASONABLY WITHHELD, CONDITIONED OR DELAYED), PROVIDED FURTHER THAT THE INDEMNITY SET FORTH HEREIN SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE AND APPLY WITH RESPECT TO ANY OF THE TRANSACTIONS RELATED TO THE CLOSING UNDER THE PURCHASE AGREEMENT, AND PROVIDED FURTHER THAT THE INDEMNITY SET FORTH HEREIN SHALL EXCLUSIVELY BE AVAILABLE AND APPLY TO THE BENEFIT OF THE ORIGINAL HOLDER OF THIS NOTE AND ITS AFFILIATES. THIS SECTION 26 SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS OR DAMAGES ARISING FROM ANY NON-TAX CLAIM.

(c)    TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO PARTY HERETO NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS SHALL ASSERT, AND EACH HEREBY WAIVES, ANY CLAIM AGAINST ANY OTHER SUCH PERSON, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS NOTE OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY

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OR THEREBY, THE TRANSACTIONS, ANY LOAN OR THE USE OF THE PROCEEDS THEREOF. NOTWITHSTANDING THE FOREGOING, NOTHING HEREIN SHALL LIMIT OR BE DEEMED TO LIMIT THE ISSUER’S OBLIGATION TO INDEMNIFY THE INDEMNITEES FOR ANY SUCH CLAIMS BROUGHT BY THIRD PARTIES.

(d)    All amounts due under this Section 26 shall be payable within thirty (30) days of written demand therefor attaching the relevant invoices and/or a certificate, in each case setting forth the basis for such demand in reasonable detail.

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IN WITNESS WHEREOF, the Issuer has executed and delivered this Note on the date first above written.

NORTHERN OIL AND GAS, INC.

By:
Name:	Nick O’Grady
Title:	Chief Financial Officer

[Signature Page to Purchaser Note]

IN WITNESS WHEREOF, the undersigned Holder has executed and delivered this Note on the date first above written.

[NAME OF HOLDER]

By:
Name:	[●]
Title:	[●]

[Signature Page to Purchaser Note]